                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-23397

                             ROIG COMMERCIAL BANK

                           NOTICE OF ANNUAL MEETING
                          To Be Held on May 8, 1997


TO THE SHAREHOLDERS OF ROIG COMMERCIAL BANK:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Roig Commercial Bank ("RCB") will be held at RCB's principal executive offices, located at 63 Carreras Street, Humacao, Puerto Rico, on May 8, 1997 at 10:00 a.m. for the following purposes, all of which are more completely set forth in the accompanying Prospectus/Proxy Statement:

     (1) To consider a proposal to adopt the Agreement and Plan of Merger dated as of December 30, 1996, by and among BanPonce Corporation, Banco Popular de Puerto Rico and RCB, providing for the merger of RCB with and into Banco Popular;

     (2) To elect 12 directors to one-year terms expiring with the 1998 Annual Meeting or until their successors have been elected and qualified;

     (3) To ratify the appointment of Price Waterhouse as RCB's independent auditors for the year ending December 31, 1997;

     (4) To approve the execution of certain indemnification agreements entered into between RCB and its directors; and

     (5) To transact such other business as may properly come before the meeting.

     Information relating to the above matters is set forth in the attached Prospectus/Proxy Statement. Shareholders of record at the close of business on April 8, 1997 are entitled to notice of and to vote at the Annual Meeting.

                               BY ORDER OF THE BOARD OF DIRECTORS



                                  J. Adalberto Roig, Jr.
                                           Chairman

April 7, 1997
Humacao, Puerto Rico

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                                   PROSPECTUS

                                       OF

                              BANPONCE CORPORATION
                   For up to 1,960,800 shares of Common Stock
                           (par value $6.00 per share)
                     (including attached rights to purchase
                     Series A Participating Preferred Stock)

                               ------------------




                                 PROXY STATEMENT

                                       OF

                              ROIG COMMERCIAL BANK


                               ------------------


     This Prospectus and Proxy Statement (hereinafter referred to as this "Prospectus/Proxy Statement") is being furnished to the shareholders of Roig Commercial Bank ("RCB"), a bank organized under the laws of the Commonwealth of Puerto Rico ("Puerto Rico"), in connection with the solicitation of proxies by the Board of Directors of RCB from its shareholders for use at the annual meeting of shareholders of RCB (including any adjournments or postponements thereof) to be held on May 8, 1997, at 10:00 a.m. at RCB's principal executive offices, located at 63 Carreras St., Humacao, Puerto Rico (the "Meeting"). Holders of the common stock, par value $10.00 per share, of RCB ("RCB Common Stock") are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 30, 1996, by and among BanPonce Corporation ("BanPonce"), a corporation organized under the laws of Puerto Rico, Banco Popular de Puerto Rico ("Banco Popular"), a bank organized under the laws of Puerto Rico and a wholly owned subsidiary of BanPonce, and RCB, providing for the merger (the "Merger") of RCB with and into Banco Popular, and to approve the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Appendix A and is incorporated herein by reference. All references to the "Merger Agreement" include all amendments and restatements thereof. RCB shareholders are also being asked to consider and vote upon the election of RCB directors, the ratification of the appointment of Price Waterhouse as RCB's independent auditors and the approval of certain indemnification agreements between RCB and its directors.

     This Prospectus/Proxy Statement and form of proxy are first being mailed to the shareholders of RCB on or about April 7, 1997.

     This Prospectus/Proxy Statement also constitutes a prospectus of BanPonce with respect to the shares of common stock, par value $6.00 per share, including attached rights to purchase Series A Participating Preferred Stock, of BanPonce ("BanPonce Common Stock"), which are issuable to certain of the shareholders of RCB upon consummation of the merger of RCB with and into Banco Popular pursuant to the terms of the Merger Agreement. Banco Popular is sometimes referred to in this Prospectus/Proxy Statement as the "Surviving Bank".

     At the effective time of the Merger (the "Effective Time"), each outstanding share of RCB Common Stock, other than shares held in RCB's treasury or directly or indirectly by BanPonce (except shares held by BanPonce in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive either BanPonce Common Stock or cash or a combination of both, subject to the conversion, election and allocation procedures and the other terms and conditions set forth in the Merger Agreement.

     The BanPonce Common Stock is listed on the Nasdaq National Market (the "NASDAQ"). The last reported sale price of BanPonce Common Stock (NASDAQ Symbol:
"BPOP") on the NASDAQ on March 31, 1997 was $35.50 per share. Based on such sale price of the BanPonce Common Stock, the Exchange Ratio (as defined herein) would result in an implied market value per share for the RCB Common Stock of $200.00. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE PER SHARE OF THE BANPONCE COMMON STOCK AT ANY TIME PRIOR TO, AT OR AFTER THE EFFECTIVE TIME. Shareholders are urged to obtain current market quotations.

                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE OFFICE OF
     THE COMMISSIONER OF FINANCIAL INSTITUTIONS OF PUERTO RICO (THE "OFFICE
      OF THE COMMISSIONER") OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION, THE OFFICE OF THE COMMISSIONER OR ANY STATE SECURITIES
                       COMMISSION PASSED UPON THE ACCURACY

       OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER
     OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
        THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION FUND
                       OR ANY OTHER GOVERNMENTAL AGENCY.
     The date of this Prospectus/Proxy Statement is April 7, 1997.



                              AVAILABLE INFORMATION

     BanPonce is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by BanPonce with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically, by means of the Commission's home page on the Internet at http://www.sec.gov.

     This Prospectus/Proxy Statement is included as part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Commission by BanPonce, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of BanPonce Common Stock offered hereby. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to BanPonce and the BanPonce Common Stock offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in all respects by such reference.

     AS INDICATED BELOW, THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO BANPONCE, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO AMILCAR JORDAN, SENIOR VICE PRESIDENT, BANPONCE CORPORATION, 209 MUNOZ RIVERA AVENUE, HATO REY, PUERTO RICO 00918, (787) 765-9800. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 1, 1997.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by BanPonce with the Commission are incorporated into this Prospectus/Proxy Statement by reference:


     1.  Annual Report on Form 10-K for the year ended December 31, 1996;

     2. The description of Common Stock and Series A Participative Cumulative Preferred Stock set forth in BanPonce's Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.


     All documents filed by BanPonce pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated herein by reference and to be part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     RCB is not subject to periodic reporting requirements under the Exchange Act, and, accordingly, no information or documents relating to RCB are incorporated herein by reference. All information contained herein relating to RCB and its business was provided by RCB specifically for inclusion herein and has been included in reliance on RCB's representations as to the truth and accuracy thereof.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

AVAILABLE INFORMATION...........................................................................................  i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................................. ii
SUMMARY.........................................................................................................  1
     The Parties  ..............................................................................................  1
     The Meeting  ..............................................................................................  2
     Effects of the Merger......................................................................................  2
     Background of the Merger; Reasons for the Merger...........................................................  2
     Recommendation of RCB's Board of Directors.................................................................  2
     Opinion of RCB's Financial Advisor.........................................................................  3
     The Merger Agreement.......................................................................................  3
     Certain Tax Consequences of the Merger.....................................................................  9
     Board of Directors, Management and Operations After the Merger............................................. 10
     Interests of Certain Persons in the Merger; Effect on Certain Key Employees................................ 10
     Appraisal Rights........................................................................................... 10
     Accounting Treatment....................................................................................... 11
     Description of BanPonce Capital Stock...................................................................... 11
     Certain Differences in Shareholders' Rights................................................................ 11
     Shareholder Agreements..................................................................................... 11
     Resale of BanPonce Common Shares........................................................................... 11
     Selected Historical Financial Information.................................................................. 13
     Comparison of Certain Unaudited Per Share Data............................................................. 16
     Historical Market Price and Dividends Declared............................................................. 18
INFORMATION ABOUT THE MEETING AND THE PROXIES................................................................... 19
THE MERGER...................................................................................................... 20
     Effects of the Merger...................................................................................... 20
     Effective Time; Effective Date............................................................................. 21
     Background of the Merger; Reasons for the Merger........................................................... 21
     Opinion of RCB's Financial Advisor......................................................................... 22
     Conversion of RCB Common Stock............................................................................. 25
     Election Procedures; Allocation Procedures................................................................. 28
     Additional Exchange Procedures............................................................................. 29
     Representations and Warranties............................................................................. 30
     Conduct of Business Pending the Merger..................................................................... 31
     No Solicitation of Other Offers............................................................................ 32
     Conditions to the Consummation of the Merger............................................................... 32
     Regulatory Approvals....................................................................................... 33
     Termination of the Merger Agreement........................................................................ 35
     Termination Fees........................................................................................... 36
     Accounting Treatment....................................................................................... 36
     Extension and Waiver....................................................................................... 36
     Amendment of the Merger Agreement.......................................................................... 36
     Board of Directors, Management and Operations After the Merger............................................. 36
     Interests of Certain Persons in the Merger................................................................. 37
     Effect on Certain Key Employees............................................................................ 37
     Effect on Employee Benefits................................................................................ 37
     Indemnification of Officers, Directors and Employees of RCB................................................ 37
     Rights of Dissenting RCB Shareholders...................................................................... 38
     Resale of BanPonce Common Shares........................................................................... 39
     Certain Tax Consequences of the Merger..................................................................... 39
SHAREHOLDER AGREEMENTS.......................................................................................... 41

CERTAIN INFORMATION REGARDING RCB............................................................................... 42
     RCB Management's Discussion and Analysis of Financial Condition and Results of Operations.................. 42
     Ownership of RCB Common Stock.............................................................................. 53
     Background of Directors and Executive Officers............................................................. 55
COMPARISON OF RIGHTS OF HOLDERS OF RCB COMMON STOCK
   AND BANPONCE COMMON STOCK.................................................................................... 55
     Issuance of Capital Stock.................................................................................. 55
     Board of Directors......................................................................................... 55
     Preemptive Rights.......................................................................................... 57
     Arbitration  .............................................................................................. 57
     Payment of Dividends....................................................................................... 57
     Indemnification of Directors and Officers.................................................................. 57
     Qualification of Directors................................................................................. 58
     Special Meetings of the Shareholders....................................................................... 58
     Shareholder Approval of Mergers and Appraisal Rights....................................................... 58
     Amendment of Certificate of Incorporation and By-laws...................................................... 58
DESCRIPTION OF BANPONCE'S CAPITAL STOCK......................................................................... 59
     Common Stock .............................................................................................. 59
     Shareholder Rights Plan.................................................................................... 60
     Dividend Reinvestment Plan................................................................................. 60
     Preferred Stock............................................................................................ 61
SUPERVISION AND REGULATION...................................................................................... 62
     General      .............................................................................................. 62
     Holding Company Structure.................................................................................. 62
     Capital Adequacy........................................................................................... 63
     FDICIA       .............................................................................................. 64
     Interstate Banking Legislation............................................................................. 65
     Dividend Restrictions...................................................................................... 65
     FDIC Insurance Assessments................................................................................. 66
     Brokered Deposits.......................................................................................... 67
     Puerto Rico Regulation..................................................................................... 67
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS....................................................................... 68
EXPERTS......................................................................................................... 68
VALIDITY OF BANPONCE COMMON STOCK............................................................................... 68
PROPOSALS OF SHAREHOLDERS....................................................................................... 69
OTHER PROPOSALS TO BE ACTED UPON AT THE MEETING................................................................. 69

APPENDIX A: AGREEMENT AND PLAN OF MERGER

APPENDIX B: OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

APPENDIX C: RIGHTS OF DISSENTING SHAREHOLDERS OF RCB --
  PUERTO RICO BANKING LAW -- SECTION 15(d)

APPENDIX D: CONSOLIDATED FINANCIAL STATEMENTS OF RCB
APPENDIX E: INDEMNIFICATION AGREEMENT OF RCB

                               ------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, BANPONCE COMMON STOCK OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANPONCE OR RCB SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

                                     SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THE PROSPECTUS/PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROSPECTUS/PROXY STATEMENT AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "BANPONCE", "BANCO POPULAR" AND "RCB" REFER TO SUCH CORPORATIONS, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, SUCH ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.


THE PARTIES

BANPONCE

     BanPonce is a bank holding company registered under the Bank Holding Company Act of 1956 and incorporated in 1984 under the laws of Puerto Rico. BanPonce is the largest financial institution in Puerto Rico, with consolidated assets of $16.8 billion, total deposits of $10.8 billion and shareholders' equity of $1.3 billion as of December 31, 1996. Based on total assets at September 30, 1996, BanPonce was the 42nd largest bank holding company in the United States. At BanPonce's annual meeting of shareholders to be held on April 25, 1997, BanPonce shareholders will vote on a proposal made by BanPonce's Board of Directors to change the name of BanPonce to Popular, Inc. BanPonce's principal executive offices are located at 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918 and its telephone number is (787) 765-9800.

     BanPonce's principal subsidiary, Banco Popular, was incorporated over 100 years ago in 1893 and is Puerto Rico's largest bank with total assets of $14.0 billion, deposits of $10.1 billion and shareholders' equity of $1.0 billion at December 31, 1996. Banco Popular accounted for 84% of the total consolidated assets of BanPonce at December 31, 1996. A consumer-oriented bank, Banco Popular has the largest retail franchise in Puerto Rico, operating 178 branches and 327 automated teller machines on the island. Banco Popular also has the largest trust operation in Puerto Rico and is a leader in the mortgage banking business. In addition, it operates the largest Hispanic bank branch network in the mainland United States with 29 branches in New York and an agency in Chicago. As of December 31, 1996, these branches had a total of approximately $1.5 billion in deposits. Banco Popular also operates seven branches in the U.S. Virgin Islands and one branch in the British Virgin Islands. Banco Popular has three subsidiaries: Popular Leasing & Rental Inc., Puerto Rico's largest vehicle leasing and daily rental company, Popular Consumer Services, Inc., a small-loan and secondary mortgage company with 35 offices in Puerto Rico operating under the name of Best Finance, and Popular Mortgage, Inc., a mortgage loan company with four offices in Puerto Rico operating under the name of Puerto Rico Home Mortgage.

     BanPonce has two other principal subsidiaries: BP Capital Markets and Popular International Bank, Inc. ("PIB"), which in turn owns all of the outstanding stock of BanPonce Financial Corp. BP Capital Markets is a direct subsidiary of BanPonce and engages in the business of a securities broker-dealer in Puerto Rico, with institutional brokerage, financial advisory, and investment and security brokerage operations.


RCB

     RCB is a full-service commercial bank which provides a wide range of financial services principally in the eastern and San Juan metropolitan regions of Puerto Rico. RCB was founded in 1922 and does business under the Puerto Rico Banking Act of 1933, as amended (the "Banking Law"). As of December 31, 1996, RCB had total assets of $888 million, deposits of $656 million and shareholders' equity of $66 million. RCB's principal executive offices are located at 63 Carreras Street, Humacao, Puerto Rico 00979 and its telephone number is (787) 852-1010.

     RCB operates 25 branches located in Humacao, San Juan, Bayamon, Caguas, Carolina, Fajardo, Rio Piedras, Rio Grande, Yabucoa, Las Piedras, Loiza, Luquillo, Maunabo, Naguabo, Juncos and Culebra. Its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") and it is subject to the supervision of the FDIC and of the Office of the Commissioner of Financial Institutions of Puerto Rico.

THE MEETING


     The Meeting will be held on May 8, 1997 at 10:00 a.m. at 63 Carreras Street, Humacao, Puerto Rico. Only holders of record of RCB Common Stock at the close of business on April 8, 1997 (the "Record Date") will be entitled to vote at the Meeting. At the close of business on the date hereof, 600,000 shares of RCB Common Stock were issued and outstanding.


     The following proposals are to be presented to shareholders of RCB for approval at the Meeting: (i) the approval of the Merger Agreement and of the transactions contemplated thereby, including the Merger; (ii) the election of the directors who shall hold office until the next General Regular Meeting of Shareholders; (iii) the ratification of the appointment of Price Waterhouse as RCB's independent auditors for the year ending December 31, 1997; and (iv) the approval of the execution of certain indemnification agreements entered into between RCB and its directors. Each share of RCB Common Stock is entitled to one vote on the proposal to adopt the Merger Agreement and to approve the transactions contemplated thereby, including the Merger, and on the other proposals to be acted upon at the Meeting.

EFFECTS OF THE MERGER

     At the Effective Time (as hereinafter defined), RCB shall merge with and into Banco Popular, and the separate existence of RCB shall cease. Banco Popular shall be the surviving bank in the Merger, and the separate corporate existence of Banco Popular, with all its rights, privileges and franchises, shall continue unaffected by the Merger. The Merger shall be pursuant to and have the effects specified in the Banking Law. The Charter and Bylaws of Banco Popular, as in effect immediately prior to the Effective Date, shall be the Charter and the Bylaws of the Surviving Bank until further amended as provided therein.

BACKGROUND OF THE MERGER; REASONS FOR THE MERGER

     For information concerning the background of the Merger and reasons for the Merger, see "THE MERGER--Background of the Merger; Reasons for the Merger".

RECOMMENDATION OF RCB'S BOARD OF DIRECTORS

     The Board of Directors of RCB has unanimously concluded that the terms of the Merger are fair to the shareholders of RCB and the Board has further concluded that consummation of the Merger would be in the best interests of RCB and RCB's shareholders. The exchange rate of RCB Common Stock into BanPonce Common Stock and/or cash was determined by the Boards of Directors of RCB and BanPonce after consideration of the advice and recommendation of Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), RCB's financial advisor. ACCORDINGLY, THE BOARD OF DIRECTORS OF RCB UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF RCB COMMON STOCK VOTE FOR THE MERGER. See "THE MERGER--Background of the Merger".

OPINION OF RCB'S FINANCIAL ADVISOR

     Sheshunoff has rendered its opinion to the Board of Directors of RCB that the consideration per share of RCB Common Stock to be received pursuant to the Merger is fair from a financial point of view to the holders of RCB Common Stock. The full text of Sheshunoff's opinion, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering the opinion, is set forth in Appendix B to this Prospectus/Proxy Statement and should be read in its entirety by RCB shareholders. See "THE MERGER--Opinion of RCB's Financial Advisor".

THE MERGER AGREEMENT

EFFECTIVE TIME; EFFECTIVE DATE

     On a date selected by BanPonce, which shall be no later than the 30th day following the satisfaction or waiver of the conditions set forth in Article 8 of the Merger Agreement, the parties shall cause the Merger Agreement to be properly filed in the office of the Secretary of State of Puerto Rico in accordance with the Banking Law. The Merger shall become effective at the time ("Effective Time") the Merger Agreement is properly filed in accordance with the Banking Law. The date on which the Effective Time shall occur is herein referred to as the "Effective Date".

CONVERSION OF RCB COMMON STOCK

     At the Effective Time, each share of RCB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of RCB and shares held directly or indirectly by BanPonce, except shares ("Excluded Shares") held by BanPonce in a fiduciary capacity or in satisfaction of a debt previously contracted) (the "Outstanding Shares") will be converted into the right to receive, at the election of the holders thereof and subject to the election and allocation procedures set forth below, either

                  (i) a number of shares of BanPonce Common Stock equal to the sum of (a) one-half of the Exchange Ratio (as defined below) and (b) the ratio of $100 to the BanPonce Average Stock Price (as defined below) (the "Per Share Stock Consideration"), or

                  (ii) cash equal to the sum of (a) $100 and (b) the product of
     (I) one-half of the Exchange Ratio and (II) the BanPonce Average Stock Price (the "Per Share Cash Consideration");

provided, that if RCB declares an extraordinary dividend as described below
(the "Extraordinary Dividend") and/or if RCB's shareholders' equity (adjusted as provided below) is less than $66,100,000 (less the amount of the Extraordinary Dividend, if any) as of the close of business on the date that is 15 calendar days preceding the Effective Date (the amount, if any, by which RCB's shareholders' equity is less than $66,100,000 (less the amount of the Extraordinary Dividend, if any), the "Equity Shortfall"), the Per Share Stock Consideration and the Per Share Cash Consideration shall be reduced as follows:

                   (X) the Per Share Cash Consideration shall be reduced by an amount equal to (I) the sum of the Extraordinary Dividend (if any) and the Equity Shortfall (if any), divided by (II) the number of Outstanding Shares (the "Per Share Cash Reduction"); and

                   (Y) the Per Share Stock Consideration shall be reduced by an amount equal to the Per Share Cash Reduction divided by the BanPonce Average Stock Price; and

provided, further, that 50% of the Outstanding Shares shall be converted into the right to receive cash (the "Cash Number") and 50% of the Outstanding Shares shall be converted into the right to receive BanPonce Common Stock (the "Stock Number").

     The "Exchange Ratio" means $200 divided by the "BanPonce Average Stock Price," subject to the Collar described below. The "BanPonce Average Stock Price" is the average of the last sale price for BanPonce Common Stock quoted on the Nasdaq National Market as reported in the Wall Street Journal (or, in the absence thereof, as reported in such other source upon which BanPonce and RCB shall agree) for each of the ten consecutive trading days on which BanPonce Common Stock is traded on the Nasdaq National Market ending on, and including, the trading day which is two Business Days prior to the Election Deadline (as defined below).

     In order to provide some protection to holders of shares of RCB Common Stock against fluctuation in the price of BanPonce Common Stock, the Merger Agreement provides that the Exchange Ratio will be $200 divided by the BanPonce Average Stock Price so long as that price falls within a specified range. This range is between $37.40 and $30.60 per share of BanPonce Common Stock, inclusive (the "Collar"). If the BanPonce Average Stock Price is above the Collar, the Exchange Ratio shall be 5.348. If the BanPonce Average Stock Price is below the Collar, the Exchange Ratio shall be 6.536.

     On or prior to the Effective Date, and subject to compliance with all laws, regulations and regulatory policies, RCB may declare and pay an extraordinary cash dividend not exceeding $20,000,000 (the "Extraordinary Dividend"); provided, however, that RCB shall not pay an Extraordinary Dividend unless RCB shall have received a ruling from the Puerto Rico Treasury Department to the effect that payment of such dividend in the amount proposed shall not disqualify the Merger as a "reorganization" within the meaning of Section 1112(g)(1) of the Puerto Rico Internal Revenue Code of 1994, as amended (the "Puerto Rico Code").

     If any Extraordinary Dividend is paid, the Stock Number and the Cash Number shall be adjusted upward and downward, respectively, by the same amount to the extent necessary so that the sum of (i) the Extraordinary Dividend and (ii) the product of the Cash Number and the Per Share Cash Consideration is not greater than the product of (x) the Stock Number, (y) the BanPonce Average
Stock Price and (z) the Per Share Stock Consideration.

     In computing RCB's shareholders' equity for purposes of calculating the conversion ratio: (1) such equity shall be defined as the sum of RCB's common stock, surplus and undivided profits, but excluding any unrealized gain or loss on securities available for sale, (2) such equity shall reflect any adjustments required as a result of the Price Waterhouse audit referred to in Section 1.4 of the Merger Agreement, (3) computations shall be made in accordance with Generally Accepted Accounting Principles as consistently applied and (4) any dividend declared between the month end preceding the Election Deadline and the Effective Date shall be deducted from such equity and any reduction in such equity resulting from any reduction after December 30, 1996 in the value of RCB's securities portfolio due to an increase in the general level of interest rates shall be excluded; provided, however, that, to the extent gains are taken on the sale of securities in RCB's securities portfolio after December 30, 1996, RCB's shareholders' equity shall be reduced to reflect unrealized losses in its securities portfolio that exceed the amount of such unrealized losses as of December 30, 1996.


ADDITIONAL AUDIT

     Pursuant to the Merger Agreement, Price Waterhouse will conduct an audit in accordance with generally accepted auditing standards of the statement of condition of RCB as of the month end immediately preceding the Election Deadline that is at least 30 days prior to the Election Deadline. Any adjustment to shareholders' equity as a result of this audit could affect the Per Share Stock Consideration and Per Share Cash Consideration if shareholders' equity is less than $66,100,000 (less the amount of any Extraordinary Dividend). See "--Conversion of RCB Common Stock".

ELECTION AND ALLOCATION OF RCB COMMON STOCK

     Subject to the allocation procedures described below, each record holder of RCB Common Stock immediately prior to the Effective Time will be entitled (i) to elect to receive BanPonce Common Stock for all or some of the shares of RCB Common Stock ("Stock Election Shares") held by such record holder, (ii) to elect to receive cash for all or some of the shares of RCB Common Stock ("Cash Election Shares") held by such record holder or (iii) to indicate that such holder makes no such election for all or some of the shares of RCB Common Stock held by such record holder ("No-Election Shares"). Each record holder's election to receive BanPonce Common Stock shall be honored by the Exchange Agent, which shall be Banco Popular, up to 50% of the RCB Common Stock owned by such record holder (the "Protected Election Shares"). Protected Election Shares shall not be subject to the allocation procedures set forth below, shall be deducted from the Stock Number and shall not be deemed Stock Election Shares.

     Any shares of RCB Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline, have properly submitted to the Exchange Agent a properly completed Election Form shall be deemed to be No-Election Shares. A record holder acting in different capacities shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

     Not later than the 10th day after the Election Deadline, BanPonce shall cause the Exchange Agent to effect the allocation among the holders of RCB Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger as follows:

     If the number of Stock Election Shares is less than the Stock Number, then
(i) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and (ii) the Exchange Agent shall select (by random selection or by lot) from among the No-Election Shares a sufficient number of No-Election Shares such that the sum of such number and the number of Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Stock-Selected No-Election Shares") shall be converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than the Stock Number, all No-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and thereby become Stock-Selected No-Election Shares.

     If the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent shall convert (by the method of pro rata conversion described below), a sufficient number of Cash Election Shares into Stock Election Shares ("Converted Cash Election Shares") such that the sum of Stock Election Shares, No-Election Shares and Converted Cash Election Shares equals as closely as practicable the Stock Number, and all Converted Cash Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and any No-Election Shares and the Cash Election Shares that are not Stock-Selected No-Election Shares or Converted Cash Election Shares (as the case may be) shall be converted into the right to receive the Per Share Cash Consideration.

     If the number of Stock Election Shares is greater than the Stock Number, then all Cash Election Shares and No-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and the Exchange Agent shall convert (by the method of pro rata conversion described below) a sufficient number of Stock Election Shares into Cash Election Shares ("Converted Stock Election Shares") such that the remainder of Stock Election Shares (before such conversion) less Converted Stock Election Shares equals as closely as practicable the Stock Number, and all Converted Stock Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares which are not Converted Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

     If the number of Stock Election Shares equals the Stock Number, then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares and No-Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

     In the event the Exchange Agent is required to convert Cash Election Shares into Stock Election Shares, the election by each holder of Cash Election Shares shall be converted on a pro rata basis into Cash Election Shares and Stock Election Shares, with the Stock Election Shares to be equal to the product of
(x) the number of such holder's Cash Election Shares before such conversion and
(y) the fraction in which the total number of Converted Cash Election Shares comprises the numerator and the total number of Cash Election Shares before such conversion comprises the denominator. In the event the Exchange Agent is required to convert Stock Election Shares into Cash Election Shares, the election by each holder of Stock Election Shares shall be converted on a pro rata basis into Stock Election Shares and Cash Election Shares, with the Cash Election Shares to be equal to the product of (x) the number of such holder's Stock Election Shares before such conversion and (y) the fraction in which the total number of Converted Stock Election Shares comprises the numerator and the total number of Stock Election Shares before such conversion comprises the denominator.

     Notwithstanding the foregoing, a person who immediately prior to the Effective Time, owned (for purposes of the Puerto Rico Code) 1% or more of the outstanding shares of RCB Common Stock and who does not elect to receive Per Share Cash Consideration for all his shares, shall deliver a written agreement, in a form reasonably acceptable to BanPonce, containing customary representations to the effect that such holder has no present intention to sell, exchange or otherwise dispose of such shares of BanPonce Common Stock to be received in exchange for such shares of RCB Common Stock, and if such holder shall not deliver such written agreement, in a form reasonably acceptable to BanPonce, at the election of BanPonce such person shall instead receive the Per Share Cash Consideration with respect to such shares, regardless of the election (or lack thereof) made by such person in its Election Form, and, if BanPonce exercises such election, the Cash Number shall be reduced by the number of shares of RCB Common Stock that were owned by such person immediately prior to the Effective Time.

     Not later than the 25th business day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), BanPonce shall mail an Election Form and a letter of transmittal to each person that was a holder of record of RCB Common Stock immediately prior to the Mailing Date. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., Puerto Rico time, on the Effective Date (which will be not earlier than the 20th day after the Mailing Date) or such later date as may be agreed by BanPonce and RCB (the "Election Deadline") and accompanied by the certificates representing all the section is being made (or an appropriate guarantee of delivery by an eligible organization).

VOTE REQUIRED

     RCB Vote Required. Under Puerto Rico law and pursuant to the terms of the Merger Agreement, the affirmative vote of the holders of 75% of the outstanding shares of RCB Common Stock is required to approve the Merger. Approval of the Merger by the requisite vote of the holders of RCB Common Stock is a condition to the consummation of the Merger. Pursuant to the Shareholder Agreements described under the caption "SUMMARY--Shareholder Agreements", RCB shareholders collectively owning 75% of RCB Common Stock have agreed to vote to adopt the Merger Agreement and to approve the transactions contemplated thereby.

     BanPonce Vote Not Required. Under Puerto Rico law, no affirmative vote of the holders of BanPonce Common Stock is necessary in order for BanPonce to enter into the Merger.

BUSINESS PENDING CONSUMMATION OF THE MERGER

     Each of BanPonce and RCB has made certain covenants in the Merger Agreement relating to the conduct of its business pending consummation of the Merger. BanPonce has agreed (except as otherwise permitted by the Merger Agreement) not to take any action that would materially and adversely affect the ability of BanPonce or RCB to obtain the Requisite Regulatory Approvals (as defined below) for the transactions contemplated by the Merger Agreement, to perform its covenants and agreements under the Merger Agreement in all material respects and to consummate the Merger. Among other things, RCB has agreed (except as otherwise permitted by the Merger Agreement) to conduct its business in the ordinary course and on an arm's-length basis, to use all reasonable efforts to preserve intact in all material respects its business organization as a whole and the goodwill of RCB and to keep available the services of its officers and employees as a group and to preserve intact material agreements.

In addition, pursuant to the Merger Agreement RCB has agreed (except as otherwise permitted by the Merger Agreement) not to, among other things, (i) issue or sell any of its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business; (ii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of RCB or other securities of RCB; (iii) declare, set aside or pay dividends except the (a) Extraordinary Dividend and (b) if the Effective Date is on or before June 30, 1997, immediately prior to the Effective Date RCB may pay a cash dividend on each share of RCB Common Stock equal to the product of $1.625 and the ratio of the number of days between December 31, 1996 and the Effective Date over 182, and if the Effective Date is after June 30, 1997 and on or before December 31, 1997, on June 30, 1997, RCB may pay a cash dividend of $1.625 on each share of RCB Common Stock and, immediately prior to the Effective Date, RCB may pay a cash dividend on each share of RCB Common Stock equal to the product of $1.625 and the ratio of the number of days between June 30, 1997 and the Effective Date over 183; provided, that such amounts do not exceed 30% of RCB's net income during the applicable period; and (iv) modify any employment, severance or similar agreements or grant any bonuses, wage, salary or compensation increases, or promote any officer, employee, group of employees or consultant or hire any employee with a title of Vice President or above, other than bonuses, increases, promotions or new hires in the ordinary course and in a manner consistent with past practice. See "THE MERGER--Conduct of Business Pending the Merger".

REGULATORY APPROVALS

     Under the Merger Agreement, the obligations of each of BanPonce, Banco Popular and RCB are conditioned upon, among other things, all regulatory approvals required to consummate the Merger (the "Requisite Regulatory Approvals") having been obtained, all statutory and regulatory waiting periods having expired and no such approval having imposed any condition or restriction that would so materially and adversely affect the economic or business benefits to BanPonce of the transaction contemplated by the Merger Agreement that, had such condition or requirement been known, BanPonce would not, in its reasonable judgment, have entered into the Merger Agreement (the "Burdensome Condition"). See "THE MERGER--Conditions to the Consummation of the Merger".

     Each of BanPonce, Banco Popular and RCB has agreed in the Merger Agreement to use all reasonable efforts and to cooperate with the other parties in taking any actions necessary to obtain the Requisite Regulatory Approvals, which include approvals from the Office of the Commissioner of Financial Institutions of Puerto Rico (the "Office of the Commissioner") and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). As described under "THE MERGER--Regulatory Approvals", applications and notices seeking Requisite Regulatory Approvals will be or have been filed.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject, among other things, to (i) approval of the Merger Agreement and the Merger by the affirmative vote of the holders of 75% of the outstanding RCB Common Stock, (ii) receipt of the Requisite Regulatory Approvals without the imposition of any Burdensome Condition, (iii) the Registration Statement having been declared effective by the Commission and not subject to a stop order of the Commission, (iv) no law, statute, rule or regulation, domestic or foreign, having been enacted or promulgated which would prohibit the consummation of the transactions contemplated by the Merger Agreement, (v) receipt by BanPonce, Banco Popular and RCB of a ruling from the Puerto Rico Treasury Department or opinions of their respective counsel as to the tax-free nature of the Merger for Puerto Rico income tax purposes, and (vi) certain other closing conditions. There can be no assurance as to when or if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "THE MERGER--Conditions to the Consummation of the Merger" and "--Regulatory Approvals".

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Date by mutual consent of BanPonce and RCB. In addition, the Merger Agreement may be terminated by either BanPonce or RCB acting individually if the Effective Date is not on or before December 31, 1997 (unless the failure to consummate the Merger by December 31, 1997 is due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations under the Merger Agreement) or if the Merger is not approved by the shareholders of RCB at the meeting (or any adjournment thereof) duly called and held for that purpose. The Merger Agreement may also be terminated by BanPonce: (a) if RCB participates in negotiations with, provides nonpublic information to, or enters into any agreement with another party regarding an Acquisition Proposal; (b) if the RCB Board fails to recommend to shareholders of RCB approval (or withdraws its recommendation of approval) of the Merger; (c) if the RCB Board modifies its recommendation of approval of the Merger in a way adverse to the interests of BanPonce; (d) if there shall have occurred any breach of either the covenant to call the Meeting as promptly as practical or of the RCB Board to recommend approval of the Merger Agreement and the Merger to the RCB shareholders and to use its best efforts to obtain such shareholder approval or the covenant not to, among other things, solicit, authorize, initiate or encourage the submission of any proposal, offer, tender offer or exchange offer from any person or entity relating to an Acquisition Proposal; or (e) if there shall have occurred any breach of any representation, warranty, covenant or agreement of RCB contained in the Merger Agreement that would result in the failure to satisfy the closing condition set forth in Section 8.3(a) of the Merger Agreement and such breach cannot be or has not been cured within 30 days after the giving of a written notice to RCB of such breach. The Merger Agreement may also be terminated by RCB if there shall have occurred any breach of any representation, warranty, covenant or agreement of BanPonce contained in the Merger Agreement that would result in the failure to satisfy the closing condition set forth in Section 8.2(a) of the Merger Agreement and such breach cannot be or has not been cured within 30 days after the giving of a written notice to BanPonce of such breach. See "THE MERGER -- Termination of the Merger Agreement".

TERMINATION FEES

     Fee Payable to BanPonce. Provided that BanPonce has not breached any of its representations, warranties, covenants and agreements contained in the Merger Agreement that would result in the failure to satisfy the closing condition set forth in Section 8.2(a) of the Merger Agreement, or, in the event of any such breach, that such breach cannot be cured within 30 days after the giving of a written notice to BanPonce of such breach, the Merger Agreement provides that RCB shall pay to BanPonce, and BanPonce shall be entitled to payment of, a fee of $6,000,000 if (a) RCB participates in negotiations with, provides nonpublic information to, or enters into any agreement with another party regarding an Acquisition Proposal, (b) RCB's Board of Directors fails to recommend to shareholders of RCB approval (or withdraws its recommendation of approval) of the Merger or (c) RCB's Board of Directors modifies its recommendation of approval of the Merger in a way adverse to the interests of BanPonce.

     Fee Payable to RCB. If RCB terminates the Merger Agreement because the Effective Date has failed to occur on or before December 31, 1997 (and the failure to consummate the Merger by December 31, 1997 is not due to its action or failure to act in breach of its obligations under the Merger Agreement), and the Requisite Regulatory Approvals have not then been obtained, or there is in place an injunction prohibiting consummation of the Merger by a Commonwealth or federal court of competent jurisdiction, BanPonce shall pay to RCB, and RCB shall be entitled to, a payment of a fee of $3,000,000, provided that such failure to obtain Requisite Regulatory Approvals or the injunction is not due in substantial part to a breach by RCB of a covenant or representation in the Merger Agreement, and that at the time BanPonce would not be entitled to terminate the Merger Agreement because of a breach by RCB of any representation, warranty, covenant or agreement in the Merger Agreement that would result in the failure to satisfy the closing condition set forth in Section 8.3(a) of the Merger Agreement or, in the event of any such breach, such breach cannot be or has not been cured within 30 days after the giving of a written notice to RCB of such breach.

     If RCB seeks to receive a fee, it shall not be entitled to terminate the Merger Agreement prior to June 30, 1998 if a denial or refusal to deliver a Requisite Regulatory Approval or the imposition of an injunction is being appealed in good faith prior to such date by BanPonce.

AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be amended, but only by an instrument in writing. Prior to the Effective Time, however, BanPonce shall be entitled to revise the structure of the Merger and related transactions; provided that each of the transactions comprising such revised structure shall (a) not subject any of the shareholders of RCB to adverse tax consequences or reduce the amount of consideration to be received by any such shareholders and (b) not result in any material delay of the consummation of the transactions contemplated by the Merger Agreement.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     The summary set forth below of certain Puerto Rico and United States Federal income tax consequences of the Merger is qualified in its entirety by the complete discussion under "THE MERGER--Certain Tax Consequences of the Merger". Because the tax consequences of the Merger may vary depending on an individual taxpayer's particular situation, shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of these transactions.

     PUERTO RICO

     It is intended that, under the income tax laws of Puerto Rico, the Merger will be, with respect to BanPonce, Banco Popular and RCB, a tax-free reorganization, with the consequence that (i) shareholders of RCB that exchange RCB Common Stock solely for BanPonce Common Stock will not recognize gain or loss as a result of the exchange, (ii) shareholders of RCB that exchange RCB Common Stock solely for cash will be required to recognize the total amount of gain realized on the exchange and (iii) the gain realized by shareholders of RCB that exchange RCB Common Stock for cash and BanPonce Common Stock will generally be required to be recognized in an amount that does not exceed the cash received. To confirm the Puerto Rico income tax consequences of these transactions, a ruling request (the "Ruling Request") was filed on March 3, 1997 with the Puerto Rico Department of the Treasury. No assurance can be given that the Ruling Request will be granted by the Puerto Rico Department of the Treasury. For a complete description of the Ruling Request and the possible tax effects if the Ruling Request is denied, see "THE MERGER--Certain Tax Consequences of the Merger--Puerto Rico Income Tax Consequences".

     UNITED STATES

     The conversion of RCB Common Stock pursuant to the Merger generally will be a taxable transaction for United States Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. In general, for United States Federal income tax purposes, a shareholder of RCB that is a U.S. Holder, (other than certain bona fide residents of Puerto Rico) as defined below under "Certain Tax Consequences of the Merger-United States Federal Income Tax Consequences", that exchanges RCB Common Stock for BanPonce Common Stock or cash will recognize gain or loss for United States Federal income tax purposes in an amount equal to the difference between the sum of the cash and fair market value of the shares of BanPonce Common Stock received and the shareholder's basis in the shares of RCB Common Stock surrendered. See "Certain Tax Consequences of the Merger -- United States Federal Income Tax Consequences".

BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Upon consummation of the Merger, Mr. Richard L. Carrion, Chairman, President and Chief Executive Officer of BanPonce and Banco Popular, will continue to serve as Chairman, President and Chief Executive Officer of BanPonce and Banco Popular. Mr. J. Adalberto Roig, Jr., President of RCB, shall become a director of BanPonce and Banco Popular and Chairman of the Investment Committee of Banco Popular. See "THE MERGER--Board of Directors, Management and Operations After the Merger". But for the addition of Mr. Roig, the directors and officers of BanPonce and Banco Popular immediately prior to the Effective Date shall be the directors and officers of BanPonce and the Surviving Bank until their successors are elected and qualify.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; EFFECT ON CERTAIN KEY EMPLOYEES


     As of February 28, 1997, RCB's directors, executive officers and their affiliates beneficially owned 302,955 shares of RCB Common Stock representing 50.5% of the outstanding shares of RCB Common Stock. It is expected that all of the 302,955 shares of RCB Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of RCB and their affiliates at the close of business on the Record Date will be voted for approval of the Merger. For information with respect to the benefits payable to key employees of RCB as a result of the Merger, see "THE MERGER--Effect on Certain Key Employees".

     As of February 28, 1997, none of BanPonce's directors, executive officers or their affiliates beneficially owned any shares of RCB Common Stock.


APPRAISAL RIGHTS

     Each holder of RCB Common Stock who dissents from the Merger and has neither effectively withdrawn nor lost his right to the appraisal of his shares may be entitled to the appraisal rights of dissenting shareholders under Section 15(d) of the Banking Law. A copy of Section 15(d) of the Banking Law is attached hereto as Appendix C, and a summary of such section is included under "THE MERGER--Rights of Dissenting RCB Shareholders".

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting.

DESCRIPTION OF BANPONCE CAPITAL STOCK

     The authorized capital stock of BanPonce consists of 90,000,000 shares of BanPonce Common Stock, par value $6.00 per share, including attached rights to purchase Series A Participating Cumulative Preferred Stock ("Series A Participating Preferred Stock"), and 10,000,000 shares of Preferred Stock ("BanPonce Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the BanPonce Board of Directors determines. As of February 28, 1997, there were 66,121,855 shares of BanPonce Common Stock issued and outstanding and 4,000,000 of BanPonce Preferred Stock designated as 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A (Liquidation Preference $25 per share) ("8.35% Series A Preferred Stock") issued and outstanding. Rights to purchase Series A Participating Preferred Stock are not currently separable from the shares of BanPonce Common Stock and are not currently exercisable. At BanPonce's annual meeting of shareholders to be held on April 25, 1997, BanPonce shareholders will vote on a proposal made by BanPonce's Board of Directors to increase the authorized number of shares of BanPonce Common Stock from 90,000,000 to 180,000,000.

     The holders of BanPonce Common Stock are entitled to one vote per share for each share held. Subject to the rights of holders of any outstanding shares of BanPonce Preferred Stock in the event of liquidation, dissolution or distribution of assets of BanPonce, the holders of BanPonce Common Stock are entitled to share ratably in the assets of BanPonce legally available for distribution to shareholders.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

     The rights of RCB shareholders are governed by the Banking Law whereas their rights as shareholders of BanPonce will be governed by the Puerto Rico General Corporation Law (the "Puerto Rico GCL"). This change in applicable law will in itself cause some changes in RCB shareholders' rights. See "COMPARISON OF RIGHTS OF HOLDERS OF RCB COMMON STOCK AND BANPONCE COMMON STOCK".

SHAREHOLDER AGREEMENTS

     On December 30, 1996, certain RCB shareholders (the "Signatory Shareholders") signed shareholder agreements (the "Shareholder Agreements") with BanPonce, in which each Signatory Shareholder agreed, among other things, to vote all shares of RCB Common Stock owned by him, or otherwise in his control, in favor of the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Shareholder Agreements require each Signatory Shareholder to take all reasonable actions and make all reasonable efforts to consummate the Merger and other transactions contemplated by the Merger Agreement, and not to exercise any dissenter's rights. The Signatory Shareholders collectively own 75% of the outstanding shares of RCB Common Stock.

RESALE OF BANPONCE COMMON SHARES

     The BanPonce Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of RCB Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act) of RCB or BanPonce. It is a condition to consummation of the Merger that each holder of RCB Common Stock who is deemed by RCB to be an "affiliate" of RCB shall enter into an agreement with BanPonce (an "Affiliate's Agreement") providing, among other things, that such affiliate will not transfer any BanPonce Common Shares received by such affiliate in the Merger, except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of BanPonce Common Shares received by "affiliates" of RCB.

SELECTED HISTORICAL FINANCIAL INFORMATION

BANPONCE CORPORATION AND SUBSIDIARIES

The following table sets forth selected historical financial information for BanPonce. This information should be read in conjunction with the historical financial statements of BanPonce, including the notes thereto, incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                                                                         Year Ended December 31,
                                        ------------------------------------------------------------------------------------
                                               1996              1995              1994              1993           1992
                                               ----              ----              ----              ----           ----
SUMMARY INCOME STATEMENT
     (in thousands except per share
     amounts)
Interest income                            $  1,272,853     $  1,105,807      $    887,141        $   772,136   $    740,354
Interest expense                                591,540          521,624           351,633            280,008        300,135
Net interest income                             681,313          584,183           535,508            492,128        440,219
Provision for credit losses                      88,839           64,558            53,788             72,892         97,633
Net interest income after
 provision for credit losses                    592,474          519,625           481,720            419,236        342,586
Noninterest income                              205,472          173,338           141,303            125,180        124,504
Noninterest expense                             541,919          486,833           448,231            413,046        367,715
Income before income taxes                      256,027          206,130           174,792            131,370         99,375
Applicable income taxes                          70,877           59,769            50,043             28,151         14,259
Cumulative effect of accounting
 changes                                             --               --                --              6,185             --
Net income                                 $    185,150     $    146,361      $    124,749       $    109,404   $     85,116
Net income per common share(1)             $       2.68     $       2.10      $       1.84       $       1.67   $       1.40
Cash dividends per common
 share(1)                                  $       0.69     $       0.58      $       0.50       $       0.45   $       0.40

ELECTED PERIOD-END BALANCES
     (in thousands except per share
     amounts)
Total assets                               $ 16,764,103     $ 15,675,451      $ 12,778,358       $ 11,513,368   $ 10,002,327
Total loans and loans held-for-sale           9,779,028        8,677,484         7,781,329          6,346,922      5,252,053
Investment and trading securities             4,905,150        5,191,992         3,796,807          4,048,380      3,698,850
Earning assets                               15,484,454       14,668,195        11,843,806         10,657,994      9,236,024
Deposits                                     10,763,275        9,876,662         9,012,435          8,522,658      8,038,711
Term borrowings(2)                            2,545,719        1,390,135         1,113,365          1,010,028        400,944
Shareholders' equity                          1,262,532        1,141,697         1,002,423            834,195        752,119
Book value per share                              17.39            15.81             13.74              12.75          11.52

SELECTED FINANCIAL RATIOS
Return on average common equity                   16.15%           14.22%            13.80%             13.80%         12.72%
Return on average assets                           1.14             1.04              1.02               1.02           0.89
Net interest margin(3)                             4.77             4.74              5.06               5.50           6.11
Allowance for credit losses to
 period-end loans and loans                        1.90             1.94              1.98               2.10           2.11
 held-for-sale
Nonperforming assets as a
 percentage of period-end loans                    1.58             1.79              1.38               1.75           2.52
 and loans held-for-sale

                                                                         Year Ended December 31,
                                        ------------------------------------------------------------------------------------
                                               1996              1995              1994              1993           1992
                                               ----              ----              ----              ----           ----
Net charge-offs to average loans and
 loans held-for-sale                           0.78%             0.61%             0.52%             0.91%          1.58%
Average equity to average assets               7.33              7.58              7.57              7.42           7.02
Ratio of earnings to fixed charges
 (excluding interest on deposits)               2.0               2.0               2.6               3.0            2.9
Ratio of earnings to fixed charges
 (including interest on deposits)               1.4               1.4               1.5               1.5            1.3

----------------------
(1) Adjusted to reflect the stock split effected in the form of a dividend on July 1, 1996.
(2)  Excludes Federal Funds that must be repaid in one day.
(3)  On a taxable equivalent basis.

ROIG COMMERCIAL BANK

The following table sets forth selected historical financial information for RCB. This information should be read in conjunction with the historical financial statements of RCB, including the notes thereto, appearing elsewhere in this Prospectus/Proxy Statement. See Appendix D.

                                                                                Year ended December 31,
                                                      -------------------------------------------------------------------------
                                                          1996            1995           1994          1993           1992
                                                          ----            ----           ----          ----           ----
SUMMARY INCOME STATEMENT
(in thousands except per share amounts)
Interest income                                        $  66,962      $  62,758      $  55,681     $  53,534      $  55,656
Interest expense                                          32,675         31,009         24,148        22,458         25,910
Net interest income                                       34,287         31,749         31,533        31,076         29,746
Provision for credit losses                                3,180          1,006          1,437         3,769          6,026
Net interest income after provision for credit
 losses                                                   31,107         30,743         30,096        27,307         23,720
Noninterest income                                         6,592          5,812          4,295         5,457          5,752
Noninterest expense                                       31,369         28,855         26,776        24,411         23,307
Income before income taxes                                 6,330          7,701          7,616         8,354          6,165
Income taxes                                                (702)           426            359         1,150          1,094
Cumulative effect of accounting changes                        -              -              -           818              -
Net income (loss)                                          7,032          7,275          7,256         8,022          5,071
Net income per common share                                11.72          12.12          12.09         13.37           8.45
Cash dividends per common share                             3.50           3.25           3.10          3.20           2.40

SELECTED PERIOD-END BALANCES
(in thousands except per share
amounts)
Total assets                                           $ 888,443      $ 814,522      $ 759,742     $ 716,468      $ 672,197
Total loans and loans held-for-sale                      349,115        301,378        282,262       242,019        260,192
Investment and trading securities                        459,076        453,031        418,587       402,315        333,089
Earning assets                                           841,401        764,619        709,649       676,384        629,581
Deposits                                                 656,291        642,360        623,859       609,500        605,476
Term borrowings                                          156,850         97,000         78,926        52,000         18,000
Shareholders' equity                                      66,493         64,497         51,666        50,470         44,368
Book value per share                                      110.82         107.50          86.11         84.12          73.95

SELECTED FINANCIAL RATIOS
Return on average common equity                            10.48%         12.46%         13.99%        15.07%         11.96%
Return on average assets                                    0.81           0.92           0.99          1.04           0.79
Net interest margin                                         3.92           3.97           4.29          4.51           4.53
Allowance for credit losses to period-end
 loans and loans held-for-sale                              1.62           1.70           2.05          2.04           1.47
Nonperforming assets as a percentage of
   average assets                                           1.38           1.47            .87          1.35           1.44
Net charge-offs to average loans and leases                 0.80           0.57           0.34          1.02           2.10
Average equity to average assets                            7.67           7.31           7.07          6.93           6.46
Ratio of earnings to fixed charges (including
   interest on deposits)                                    1.19           1.25           1.31          1.37           1.23
Ratio of earnings to fixed charges (excluding               1.80           2.49           3.43          7.58           6.48
   interest on deposits)
Dividend payout                                            29.90          26.80          25.60         23.90          28.40

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA


     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for BanPonce and RCB; (ii) on a pro forma combined basis per share of BanPonce Common Stock; and (iii) on an equivalent pro forma basis per share of RCB Common Stock. Such pro forma information has been prepared assuming
(a) a 5.92593 Exchange Ratio for the book value per share, cash dividends per share and net income per shares amounts; (b) a 5.92593 Exchange Ratio for the market value per share amount on December 30, 1996, (c) a 5.63380 Exchange Ratio for the market value per share amount on March 31, 1997 and (d) consummation of the Merger on a purchase accounting basis as of January 1, 1996.



     The 5.92593 Exchange Ratio used in the pro forma information for book value per share, cash dividends per share and net income per share is based on $33.75, the last reported sale price per share of BanPonce Common Stock on the Nasdaq National Market on December 31, 1996. The 5.92593 Exchange Ratio used in the pro forma information for market value per share on December 30, 1996 is based on $33.75, the last reported sale price per share of BanPonce Common Stock on the Nasdaq National Market on December 30, 1996, the date preceding the public announcement of the Merger Agreement. The 5.63380 Exchange Ratio used in the pro forma information for market value per share on March 31, 1997 is based on $35.50, the last reported sale price per share of BanPonce Common Stock on the Nasdaq National Market on March 31, 1997. The actual Exchange Ratio will depend on the BanPonce Average Stock Price (which will not be known until shortly before the Effective Date) and may be higher or lower than $33.75 or $35.50. The pro forma information would be different if the BanPonce Average Stock Price results in a different Exchange Ratio. Shareholders are urged to obtain current quotations of the market price per share of BanPonce Common Stock.


     Since purchase accounting does not require restatement of results for prior periods following consummation of the Merger, consummation of the Merger will not affect BanPonce's historical results for the periods indicated. Pro forma financial information is intended to show how the Merger might have affected historical financial statements if the Merger had been consummated at an earlier time. The pro forma financial information does not purport to be indicative of the results that actually would have been realized had the Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods.

     The information shown below should be read in conjunction with the historical financial statements of BanPonce and RCB, including the respective notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", and Appendix D.

                                                                                    DECEMBER 31, 1996
                                                                                    -----------------
BOOK VALUE PER SHARE:
  Historical per share of:
    BanPonce Common Stock.......................................................              $ 17.59
    RCB Common Stock............................................................               110.82
  Pro forma combined per share of BanPonce Common Stock (1).....................                19.48
  Equivalent pro forma per share of RCB Common Stock (2)........................               115.44

------------
(1) The pro forma combined book value per share of BanPonce Common Stock amount represents the sum of the pro forma combined shareholders' equity amounts, divided by pro forma combined period-end number of shares outstanding.

(2) The equivalent pro forma book value per share of RCB Common Stock amount represents the pro forma combined book value per share of BanPonce Common Stock amounts multiplied by a 5.92593 Exchange Ratio.

                         ---------------------------

                                                                                       YEAR ENDED
                                                                                    DECEMBER 31, 1996
                                                                                    -----------------
CASH DIVIDENDS PAID PER SHARE:
  Historical per share of:
      BanPonce Common Stock...............................................                $  .69
      RCB Common Stock....................................................                  3.50
 Pro forma combined per share of BanPonce Common Stock (3).................                  .70
 Equivalent pro forma per share of RCB Common Stock (4)....................                 4.15

------------
(3) The pro forma combined cash dividends paid per share of BanPonce Common Stock amount represents pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average number of common shares outstanding, rounded to the nearest cent.

(4) The equivalent pro forma cash dividends paid per share of RCB Common Stock amount represents pro forma combined per share of BanPonce Common Stock amounts multiplied by a 5.92593 Exchange Ratio, rounded up to the nearest cent. The current annualized dividend rate per share of BanPonce Common Stock, based upon the most recent quarterly dividend rate of $.18 per share payable on April 1, 1997, would be $.72. On an equivalent pro forma basis, such current annualized BanPonce dividend per share of RCB Common Stock would be $4.27, based on a 5.92593 Exchange Ratio, rounded to the nearest cent. Any future BanPonce and RCB dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors.

                         ---------------------------

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                             -----------------
NET INCOME APPLICABLE TO COMMON
SHAREHOLDERS:
  Historical per share of:
      BanPonce Common Stock...........................................              $ 2.68
      RCB Common Stock................................................               11.72
  Pro forma combined per share of BanPonce Common Stock (5)...........                2.75
  Equivalent pro forma per share of RCB Common Stock (6)..............               16.30

------------
(5) The pro forma combined income per share of BanPonce Common Stock amount represents pro forma combined net income applicable to holders of BanPonce Common Stock, divided by pro forma combined average number of shares of BanPonce Common Stock outstanding.

(6) The equivalent pro forma income per share of RCB Common Stock amount represents pro forma combined income per share of BanPonce Common Stock amounts multiplied by a 5.92593 Exchange Ratio.


                              ------------------

MARKET VALUE PER SHARE(7):                                        DECEMBER 30, 1996         MARCH 31, 1997
                                                                  -----------------         --------------
  Historical per share of:
     BanPonce Common Stock................................            $ 33.75                  $ 35.50

  Equivalent pro forma per share of RCB Common                         200.00                   200.00
      Stock...............................................


------------

(7) The equivalent pro forma market value per share of RCB Common Stock December 30, 1996 represents the historical market value per share of BanPonce Common Stock multiplied by a 5.92593 Exchange Ratio, rounded down to the nearest one-eighth. The equivalent pro forma market value per share of RCB Common Stock on March 31, 1997 represents the historical market value per share of BanPonce Common Stock multiplied by a 5.63380
     Exchange Ratio, rounded down to the nearest one-eighth. The BanPonce historical market values per share represent the last reported sales price per share of BanPonce Common Stock on the Nasdaq National Market: (i) on December 30, 1996, the last business day preceding public announcement of the execution of the Merger Agreement; and (ii) on March 31, 1997. There is no established trading market for RCB Common Stock.

     Because the market price of BanPonce Common Stock is subject to fluctuation, the market value of the BanPonce Common Shares that holders of RCB Common Stock will receive upon consummation of the Merger may increase or decrease prior to and after the receipt of such shares. RCB shareholders are urged to obtain current market quotations for BanPonce Common Stock.

HISTORICAL MARKET PRICE AND DIVIDENDS DECLARED

ROIG COMMERCIAL BANK

     On February 28, 1997, RCB had approximately 261 shareholders of record. There is no established trading market for RCB Common Stock and it has been subject to only limited trading. The shares are not listed on any exchange or quoted on any automated quotation system and no institution makes a market in the stock. The only sources of information available to RCB management relating to sales of RCB Common Stock are (i) requests for registration of transfers of shares of RCB Common Stock on the RCB stock register (which does not provide any information as to the price at which the shares were sold); and (ii) statements made by RCB shareholders to members of RCB's management (which by their nature cannot be independently corroborated). During the period from January 1, 1995 to February 28, 1997, there were 10 transfers of RCB Common Stock on the stock registry books of RCB (other than transfers which RCB management knows to be the result of gifts or inheritance), as follows:

                                                     Number of
                     Date                       Shares Transferred
                     ----                       ------------------
            January 26, 1995                          1,000
            June 12, 1995                             3,960
            November 8, 1995                            200
            December 26, 1995                            37
            December 26, 1996                         6,401
            January 10, 1996                              3
            March 28, 1996                               39
            May 2, 1996                                 119
            May 16, 1996                                 80
            February 3, 1997                            164


This table may not reflect all trades. Based on statements made by RCB shareholders to members of RCB management relating to some of these transfers, RCB management believes that the price range at which some of these transfers took place is between $45 and $60 per share. These prices are not necessarily indicative of the fair market value of the stock of the time of the trade.

     The Merger Agreement was publicly announced on December 31, 1996. The most recent sale of RCB Common Stock prior to the announcement of the Merger Agreement occurred on May 16, 1996 for 80 shares. Subsequent to the announcement of the Merger Agreement, there was one sale of RCB Common Stock on February 3, 1997, wherein 164 shares were sold.

     RCB normally pays dividends on its common stock in June and December of each year. The amount of the cash dividends paid during the two fiscal years ended December 31, 1995 and 1996, was as follows:

                                     DIVIDEND               AGGREGATE
     DATE                            PER SHARE          AMOUNT OF DIVIDEND
     ----                            ---------          ------------------
June 1995                              $1.25              $   750,000
December 1995                           2.00                1,200,000
June 1996                               1.25                  750,000
December 1996                           2.25                1,350,000

                INFORMATION ABOUT THE MEETING AND THE PROXIES

GENERAL


     This Prospectus/Proxy Statement is being furnished to holders of RCB Common Stock in connection with the solicitation of proxies on behalf of the Board of Directors of RCB, to be used at the Meeting to be held on May 8, 1997, at 10:00 a.m. at 63 Carreras Street, Humacao, Puerto Rico, and at any adjournment thereof, to consider and take action upon the following proposals:


                  (i) the approval of the Merger Agreement and of the transactions contemplated thereby, including the Merger;

                  (ii) the election of the directors who shall hold office until the next General Regular Meeting of Shareholders;

                  (iii) the ratification of the appointment of Price Waterhouse as RCB's independent auditors for the year ending December 31, 1997; and

                  (iv) the approval of the execution of certain indemnification agreements entered into between RCB and its directors.

     Each proxy solicited hereby, if properly signed and returned to RCB and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the matters described below. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Secretary of the Board of Directors of RCB written notice thereof (Pedro Rodriguez, 63 Carreras Street, Humacao, Puerto Rico 00979), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing in person at the Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Meeting and any adjournment thereof and will not be used for any other meeting.

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of RCB to vote the proxy with respect to the approval of the minutes of the last meeting of shareholders of RCB, the election of any person as director if any nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and such other matters as may properly come before the Meeting. Management of RCB is not aware of any business that may properly come before the Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by RCB. RCB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of shares of RCB Common Stock. In addition to solicitations by mail, directors, officers and employees of RCB may solicit proxies personally or by telephone without additional compensation.

SHARES OF RCB COMMON STOCK OUTSTANDING AND VOTE REQUIRED FOR APPROVAL


     Only holders of record of RCB Common Stock at the close of business on April 8 (the "Record Date") may be permitted to vote at the Meeting. On the Record Date, there were 600,000 shares of RCB Common Stock outstanding, and RCB had no other class of equity securities outstanding.


     The presence, either in person or by proxy, of at least a majority of the issued and outstanding shares of RCB Common Stock is necessary to constitute a quorum at the Meeting. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by RCB as election judges for the Meeting. As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote for the election of the nominee proposed by the Board, or to withhold authority to vote for one of the nominees being proposed. For purposes of determining a quorum, the election judges will treat "broker non-votes" as shares that are present and entitled to vote. A "broker non-vote" results when a broker or other nominee has expressly indicated in the proxy that it does not have discretionary authority to vote on a particular matter. Directors will be elected, the selection of the independent accountants will be ratified and the indemnification agreements will be approved, by a majority of the vote. There is no cumulative voting. Therefore, abstentions and broker non-votes will not have an effect on the election of directors, the ratification of the selection of the independent accountants of RCB or the approval of the indemnification agreements.

     Each share of RCB Common Stock is entitled to one vote on each of the proposals to be considered at the Meeting. Action (other than action with respect to the Merger Agreement) shall be taken by a majority vote of the total votes present, either in person or by proxy. The affirmative vote of at least three-quarters of the issued and outstanding shares of Common Stock is required for approval of the Merger Agreement and the transactions contemplated thereunder, including the Merger, pursuant to the Banking Law. The failure of a holder of shares of RCB Common Stock to vote against the proposal to approve the Merger Agreement will constitute a waiver of his appraisal rights. Each holder of RCB Common Stock who dissents from the Merger by voting against the proposal and has neither effectively withdrawn nor lost his right to the appraisal of his shares may be entitled to the appraisal rights of dissenting shareholders under
Section 15(d) of the Banking Law. A copy of Section 15(d) of the Banking Law is attached hereto as Appendix C, and a summary of such section is included under "THE MERGER-Rights of Dissenting RCB Shareholders".


                                  THE MERGER

     The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto, and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the exhibits and schedules thereto) is set forth in Appendix A to this Prospectus/Proxy Statement and reference is made thereto for the complete terms of the Merger. Shareholders are urged to read the Merger Agreement and each of the other appendices hereto carefully.

EFFECTS OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement, at the Effective Time, RCB shall merge with and into Banco Popular, and the separate existence of RCB shall cease. Banco Popular shall be the surviving bank in the Merger (sometimes hereinafter referred to as the "Surviving Bank"), and the separate corporate existence of Banco Popular, with all its rights, privileges and franchises, shall continue unaffected by the Merger. The Merger shall be pursuant to and have the effects specified in the Banking Law. The Charter and Bylaws of Banco Popular, as in effect immediately prior to the Effective Date, shall be the Charter and the Bylaws of the Surviving Bank until further amended as provided therein.

EFFECTIVE TIME; EFFECTIVE DATE

     On a date selected by BanPonce, which shall be no later than the 30th day following the satisfaction or waiver of the conditions set forth in Article 8 of the Merger Agreement, the parties shall cause the Merger Agreement to be properly filed in the office of the Secretary of State of Puerto Rico in accordance with the Banking Law. The Merger shall become effective at the time (the "Effective Time") the Merger Agreement is properly filed in accordance with the Banking Law. The date on which the Effective Time shall occur is herein referred to as the "Effective Date".

BACKGROUND OF THE MERGER; REASONS FOR THE MERGER

     The Puerto Rico banking market is highly competitive, with some of the largest United States and Canadian banks having significant presences. In addition, in recent years, a number of Puerto Rican banks and other depository institutions have been acquired by large banking organizations headquartered in Spain. These outside organizations are many times larger than the Puerto Rico-based depository institutions. As a consequence, such outside banking organizations have become extremely influential in Puerto Rico and have exerted significant competitive pressure in the banking industry. Moreover, several years ago, most of the savings associations in Puerto Rico converted to banks. In addition, a variety of economic, legislative and regulatory changes have placed substantial pressure on operating margins in the banking industry generally. Accordingly, in order to compete more effectively with these foreign financial institutions and converted thrifts and to realize certain efficiencies of scale, BanPonce and RCB recognized that there were potential benefits that would result from a combination of Banco Popular, BanPonce's wholly owned subsidiary, and RCB.

     On a number of occasions in the past, BanPonce has indicated to RCB its potential interest in merging with RCB. During 1996 BanPonce had informal conversations with RCB regarding the possibility of a merger. Also during 1996, RCB engaged in a substantial reorganization in order to improve earnings. To assist RCB in the reorganization efforts, RCB engaged Alex Sheshunoff Management Services as a consultant.

     On November 4, 1996, BanPonce delivered a letter to Mr. J. Adalberto Roig, Jr., the President of RCB, outlining a proposal for the merger of BanPonce and RCB. The letter proposed a price of $166.66 per share of RCB, part in cash and part in stock. The letter assumed RCB had 600,000 shares outstanding.
The proposal contemplated that all the employees of RCB would be retained by Banco Popular, and that Mr. J. Adalberto Roig, Jr. would be elected to BanPonce's and Banco Popular's Board of Directors, and would preside over Banco Popular's Investment Committee.

Shortly after receipt of BanPonce's letter, RCB retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") in order to assist the Board of Directors of RCB to evaluate BanPonce's proposal and RCB's strategic alternatives. RCB also retained the law firm of McConnell Valdes in order to advise the Board of Directors of RCB as to its fiduciary obligations to RCB's shareholders in the context of the BanPonce proposal. On December 2, 1996, the Board of Directors of RCB met to discuss BanPonce's proposal and the advice of its financial and legal advisors. On December 3, 1996, RCB sent a letter to BanPonce indicating that it was considering BanPonce's proposal.

     On December 13, 1996, the RCB Board of Directors met again to continue its consideration of BanPonce's proposal and the advice of its financial and legal advisors. At such meeting, the RCB Board of Directors authorized Mr. J. Adalberto Roig, Jr. and its financial and legal advisors to enter into conversations with BanPonce with a view to reaching agreement as to a higher price and certain terms of the proposed transaction. Several meetings and telephone conferences were held between Mr. Roig and RCB's financial and legal advisors and BanPonce's senior executives and legal advisors during the period from December 13 to December 27, 1996.

     The discussions led to approval of the terms of the Merger at meetings of the Boards of Directors of BanPonce and Banco Popular and of the Board of Directors of RCB, all on December 27, 1996. At such meeting, the RCB Board of Directors authorized Mr. J. Adalberto Roig, Jr. to negotiate and execute on behalf of RCB a merger agreement reflecting the terms of the Merger approved at such meeting. Further negotiation of the Merger Agreement resulted in the execution of the Merger Agreement on December 30, 1996, a copy of which is attached as Appendix

A to this Prospectus/Proxy Statement. On January 16, 1997, the Board of Directors of RCB ratified the execution of the Merger Agreement by Mr. Roig.

     Also on December 30, 1996, certain RCB shareholders (the "Signatory Shareholders") signed shareholder agreements (the "Shareholder Agreements") with BanPonce, in which each Signatory Shareholder agreed, among other things, to vote all shares of RCB Common Stock owned by him, or otherwise in his control, in favor of the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Shareholder Agreements require each Signatory Shareholder to take all reasonable actions and make all reasonable efforts to consummate the Merger and other transactions contemplated by the Merger Agreement, and not to exercise any dissenter's rights. The Signatory Shareholders collectively own 75% of the outstanding shares of RCB Common Stock.

     The Boards of Directors of BanPonce and RCB have unanimously concluded that the terms of the Merger are fair to the shareholders of their respective companies and the Boards further concluded that consummation of the Merger would be in the best interests of their respective companies and shareholders. The exchange ratio of RCB Common Stock into BanPonce Common Stock and/or cash was determined by the Boards of Directors of BanPonce, Banco Popular and RCB, and, in the case of RCB, after consideration of the advice and recommendations of Sheshunoff. All members of the Board of Directors of RCB have stated that they intend to vote all shares of RCB Common Stock which they personally own in favor of the Merger.

Numerous factors were considered by the Boards in approving and recommending the terms of the Merger. These factors included information concerning the financial structure, results of operations and prospects of Banco Popular and RCB, the financial structure and prospects of the Surviving Bank, the composition of the business of the two organizations, the outlook for both organizations in the rapidly changing banking and financial services industry, the historical and current market prices of BanPonce's common stock and such data with respect to certain other financial institutions and certain other companies whose securities are publicly traded, the relationship of the consideration to be paid in the Merger to such market prices and the book value and earnings per share of BanPonce and RCB, the financial terms of certain other recent business combinations in the banking industry, the tax consequences of the Merger to shareholders of RCB, and the views of their legal advisors as to the likelihood of regulatory approval.

     The Boards of Directors believe that the Merger will enable the Surviving Bank to realize certain efficiencies of scale and to provide a wider and improved array of financial services to customers. Additionally, the Boards of Directors believe that the Merger will provide the Surviving Bank with the market position and financial resources it needs to meet the competitive challenges arising from recent and expected additional changes in the banking and financial services industry.

     THE BOARD OF DIRECTORS OF RCB UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT SHAREHOLDERS OF RCB VOTE FOR THE MERGER.

OPINION OF RCB'S FINANCIAL ADVISOR

     GENERAL

     RCB retained Sheshunoff based upon its qualifications, expertise and reputation to provide its opinion of fairness of the consideration to be received by RCB's shareholders in connection with the Merger. At the December 27, 1996 meeting of the Board of Directors of RCB, Sheshunoff rendered its oral opinion to the Board that, as of such date, the consideration to be received in the Merger Agreement was fair from a financial point of view to the holders of RCB's common stock.

     The full text of Sheshunoff's opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this Prospectus/Proxy Statement. RCB's shareholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to RCB's Board and does not constitute a recommendation to any shareholder of RCB as to how such shareholder should vote at the RCB Meeting.

     In connection with rendering its written opinion dated as of the date of this Prospectus/Proxy Statement, Sheshunoff, among other things: (1) analyzed certain internal financial statements and other financial and operating data concerning RCB prepared by the management of RCB; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of BanPonce and RCB, including those included in their annual reports for the years ended December 31, 1996 and 1995, quarterly reports for the period ended September 30, 1996;
(iii) analyzed certain internal financial statements and other financial and operating data concerning RCB prepared by the management of RCB; (iv) analyzed certain financial projections of RCB prepared by Sheshunoff in coordination with the management of RCB; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of RCB with certain members of its management; (vi) reviewed reported market prices and historical trading activity of BanPonce's common stock; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (viii) reviewed the Merger Agreement; and (ix) performed such other analyses as Sheshunoff deemed appropriate.

     In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff has not assumed any responsibility for independent verification of such information. With respect to the financial projections, Sheshunoff assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of RCB. However, the assumptions used to make projections of future performance are not certain to become reality. If the projections do not become reality, actual performance may vary substantially from the projected results. Sheshunoff has not made any independent evaluation or appraisal of the assets or liabilities of RCB, nor has Sheshunoff been furnished with any such appraisals, and Sheshunoff has not examined any individual loan files of RCB. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate adequate to cover such losses. Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of, the date of the opinion.

     In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of RCB based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of RCB.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of RCB. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of RCB's Board of Directors' or management's opinion with respect to the value of RCB.

     The following is a summary of the analyses performed by Sheshunoff in connection with its oral and written opinions:

     ANALYSIS OF SELECTED TRANSACTIONS

     Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in the nation which sold for cash, a combination of cash and stock, or common stock with comparable characteristics to the RCB and BanPonce transaction. Three sets of comparable transactions were analyzed to ensure a thorough comparison.

     The first set of guideline transactions specifically consisted of 11 mergers and acquisitions of banking organizations in the nation from January 1, 1996 to February 28, 1997 with the seller's total assets being less than $1.250 billion and greater than $750 million. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.69 times to 2.82 times with an average of 2.15 times and a median of 2.01 times (compared with RCB's reported 1.91 times book value and 1.81 times book value at December 31, 1996); (ii) last 12 months earnings ranging from 12.7 times to 24.4 times with an average of 17.3 times and a median of 16.6 times (compared with RCB's reported 17.9 times earnings and 17.1 times earnings for the year ended December 31, 1996); and (iii) total assets ranging between 16.30% and 30.63% with an average of 20.08% and a median of 17.82% (compared with RCB's reported 13.78% of total assets).

     The second set of guideline transactions specifically consisted of 80 mergers and acquisitions of banking organizations in the Southeast Region from January 1, 1996 to February 28, 1997, without regard to asset size. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.01 times to 3.07 times with an average of 1.99 times and a median of 1.98 times (compared with RCB's reported 1.91 times book value and 1.81 times book value at December 31, 1996); (ii) last 12 months earnings ranging from 8.8 times to 24.8 times with an average of 17.3 times and a median of 17.7 times (compared with RCB's reported of 17.9 times earnings and 17.1 times earnings for the year ended December 31, 1996); and (iii) total assets ranging between 9.51% and 35.08% with an average of 19.47% and a median of 18.70% (compared with RCB's reported 13.78% of total assets.)

     The third set of guideline transactions specifically consisted of 205 mergers and acquisitions of banking organizations in the nation from January 1, 1996 to February 28, 1997, without regard to asset size. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.14 times to 3.04 times with an average of 1.91 times and a median of 1.89 times (compared with RCB's reported 1.91 times book value and 1.81 times book value at December 31, 1996); (ii) last 12 months earnings ranging from 6.8 times to 24.8 times with an average of 16.2 times and a median of 16.2 times (compared with RCB's reported 17.9 times earnings and 17.1 times earnings for the year ended December 31, 1996); and (iii) total assets ranging between 7.32% and 35.08% with an average of 18.03% and a median of 17.50% (compared with RCB's reported 13.78% of total assets).

     DISCOUNTED CASH FLOW ANALYSIS

     Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flows that RCB could produce through the year 2001, under various circumstances, assuming that RCB performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for RCB at the end of the period by applying multiples of earnings ranging from 10 times to 14 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.5% are paid out in dividends) and terminal value using discount rates ranging from 12.0% to 16.0% chosen to reflect different assumptions regarding the required rates of return of RCB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $153.58 per share to $213.11 per share.

     Sheshunoff also performed a cash flow analysis using an estimated terminal value for RCB at the end of the period by applying multiples of book value ranging from 1.75 times to 2.00 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.5% are paid out in dividends) and terminal value using discount rates ranging from

12.0% to 16.0% chosen to reflect different assumptions regarding the required rates of return of RCB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $156.79 per share to $192.25 per share.

     No company or transaction used in the comparable transaction analyses is identical to RCB or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of RCB and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. RCB's Board of Directors retained Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

     In addition, Sheshunoff was engaged by RCB on December 2, 1996 to serve as RCB's exclusive financial advisor to undertake the following: (a) analyze the value of RCB on a long term stand alone basis; (b) analyze the value of RCB in a merger or acquisition transaction; (c) analyze strategies available to RCB to enhance shareholder value under both stand alone and acquisition strategies; (d) present to the Board of Directors of RCB its conclusions; (e) consult with the Board of Directors during the course of this engagement with respect to the strategies to enhance shareholder value of RCB; (f) assist in the structuring and concluding of a sale of RCB; and (g) provide its opinion of the fairness, from a financial point of view, of the consideration to be received in a transaction. As compensation for its services in connection with the Merger, RCB will pay Sheshunoff a retainer fee of $50,000 and a fee payable upon consummation of the Merger determined as a percentage of the consideration received by the RCB shareholders in excess of $100,000,000 as follows: (i) 2% of any excess from $1 to $10,000,000, (ii) 3% of any excess from $10,000,001 to $20,000,000 and (iii) 4% of any excess over $20,000,000. For example, in the case of a $120,000,000 transaction, this fee would equal $500,000. RCB has also agreed to reimburse Sheshunoff for its expenses.

     In addition, since March 1995 Alex Sheshunoff Management Services has provided professional services to RCB, including earnings assessments, product profitability analysis, management change analysis, profit improvement analysis, trust analysis and educational programs. For these services, from March 1995 to November 1996, Alex Sheshunoff Management Services was paid total professional fees of $1,555,868. Alex Sheshunoff Management Services is currently on a 3-year retainer for $120,000 with RCB.

CONVERSION OF RCB COMMON STOCK

     At the Effective Time, each share of RCB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of RCB and shares held directly or indirectly by BanPonce, except shares ("Excluded Shares") held by BanPonce in a fiduciary capacity or in satisfaction of a debt previously contracted) ("Outstanding Shares") shall become and be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures described below, either:

                  (A) a number of shares of BanPonce Common Stock equal to the sum of (x) one-half of the Exchange Ratio (as defined below) and (y) the ratio of $100 to the BanPonce Average Stock Price (as defined below) (the "Per Share Stock Consideration"), or

                  (B) cash equal to the sum of (x) $100 and (y) the product of
     (I) one-half of the Exchange Ratio and (II) the BanPonce Average Stock Price (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Consideration"),
provided that if RCB declares an "Extraordinary Dividend" (as defined below) and/or if RCB's shareholders' equity (adjusted as provided below) is less than $66,100,000 (less the amount of the Extraordinary Dividend, if any) as of the close of business on the date that is 15 calendar days preceding the Effective Date (the amount, if any, by which RCB's shareholders' equity is less than $66,100,000 (less the amount of the Extraordinary Dividend, if any), the "Equity Shortfall"), the Per Share Stock Consideration and the Per Share Cash Consideration shall be reduced as follows:

                  (X) the Per Share Cash Consideration shall be reduced by an amount equal to (I) the sum of the Extraordinary Dividend (if any) and the Equity Shortfall (if any), divided by (II) the number of Outstanding Shares (the "Per Share Cash Reduction"); and

                  (Y) the Per Share Stock Consideration shall be reduced by an amount equal to the Per Share Cash Reduction divided by the BanPonce Average Stock Price.

     All of the foregoing is subject to the proviso that (X) 50% of the Outstanding Shares shall be converted into the right to receive the Per Share Cash Consideration (such number of shares of RCB Common Stock, the "Cash Number"); and (Y) 50% of the Outstanding Shares shall be converted into the right to receive the Per Share Stock Consideration (such number of shares of RCB Common Stock, the "Stock Number"). At the Effective Time, each share of RCB Common Stock that, immediately prior to the Effective Time, is held as treasury stock of RCB or held directly or indirectly by BanPonce, other than Excluded Shares, shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

     The term "Exchange Ratio" means $200 divided by the BanPonce Average Stock Price provided that (x) if the BanPonce Average Stock Price is greater than $37.40, the Exchange Ratio shall be 5.348 and (y) if the BanPonce Average Stock Price is less than $30.60, the Exchange Ratio shall be 6.536. If BanPonce effects a stock dividend, extraordinary dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, after the date hereof and before the Effective Time, the Exchange Ratio shall be appropriately adjusted.

     The term "BanPonce Average Stock Price" means the average of the last sale price for BanPonce Common Stock quoted on the Nasdaq National Market as reported in the Wall Street Journal (or, in the absence thereof, as reported in such other source upon which BanPonce and RCB shall agree) for each of the ten consecutive trading days on which BanPonce Common Stock is traded on the Nasdaq National Market ending on, and including, the trading day which is two Business Days prior to the Election Deadline (as defined below). The term "Business Day" means any day on which depository institutions are generally open for business in Puerto Rico and the Nasdaq National Market is generally open for business.

     EXTRAORDINARY DIVIDEND

     On or prior to the Effective Date, and subject to compliance with all laws, regulations and regulatory policies, RCB may declare and pay an extraordinary cash dividend not exceeding $20,000,000 (the "Extraordinary Dividend"); provided, however, that RCB shall not pay an Extraordinary Dividend unless RCB shall have received a ruling from the Puerto Rico Treasury Department to the effect that payment of such dividend in the amount proposed shall not disqualify the Merger as a "reorganization" within the meaning of Section 1112(g)(1) of the Puerto Rico Internal Revenue Code of 1944, as amended (the "Puerto Rico Code").

     If any Extraordinary Dividend is paid, the Stock Number and the Cash Number shall be adjusted upward and downward, respectively, by the same amount to the extent necessary so that the sum of (i) the Extraordinary Dividend and (ii) the product of the Cash Number and the Per Share Cash Consideration is not greater than the product of (x) the Stock Number, (y) the BanPonce Average Stock Price and (z) the Per Share Stock Consideration.

     SHAREHOLDERS' EQUITY

     In computing RCB's shareholders' equity for purposes of conversion, (a) RCB's shareholders' equity shall be defined as the sum of its common stock, surplus and undivided profits, but excluding any unrealized gain or loss on securities available for sale, (b) RCB's shareholders' equity shall reflect any adjustments required as a result of the Price Waterhouse audit referred to in
Section 1.4 of the Merger Agreement, (c) computations shall be made in accordance with Generally Accepted Accounting Principles as consistently applied, (d) any dividend declared between the month end preceding the Election Deadline and the Effective Date shall be deducted from RCB's shareholders' equity and (e) any reduction in RCB's shareholders' equity resulting from any reduction after December 30, 1996 in the value of RCB's securities portfolio due to an increase in the general level of interest rates shall be excluded; provided, however, that, to the extent that gains are taken on the sale of securities in RCB's securities portfolio after December 30, 1996, RCB's shareholders' equity shall be reduced to reflect unrealized losses in its securities portfolio that exceed the amount of such unrealized losses as of December 30, 1996.

     ADDITIONAL AUDIT

     Pursuant to the Merger Agreement, Price Waterhouse will conduct an audit in accordance with generally accepted auditing standards of the statement of condition of RCB as of the month end immediately preceding the Election Deadline that is at least 30 days prior to the Election Deadline. Any adjustment to shareholders' equity as a result of this audit could affect the Per Share Stock Consideration and Per Share Cash Consideration if shareholders' equity is less than $66,100,000 (less the amount of any Extraordinary Dividend). See "--Conversion of RCB Common Stock".

     FRACTIONAL SHARES

     No fractional interests in shares of BanPonce Common Stock, and no certificates representing such fractional interests, shall be issued upon the surrender for exchange of certificates representing RCB Common Stock. In lieu of any fractional share, BanPonce shall pay to each former holder of RCB Common Stock who otherwise would be entitled to receive a fractional interest in a share of BanPonce Common Stock an amount of cash (without interest) determined by multiplying (i) the last sale price per share of BanPonce Common Stock on the date of the Effective Time quoted on the Nasdaq National Market as reported in the Wall Street Journal multiplied by (ii) the fractional interest to which such holder would otherwise be entitled.

     DISSENTING SHARES

     If holders of shares of RCB Common Stock are entitled to demand appraisal for their shares under the Banking Law, any shares of RCB Common Stock held by a holder who has demanded appraisal of his shares and as of the Effective Date has neither effectively withdrawn nor lost his right to such appraisal (the "Dissenting Shares") shall not be converted in the manner set forth in "--Conversion of RCB Common Stock", but the holder thereof shall only be entitled to such rights as are granted by the Banking Law.

     If after the Effective Date any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then 50% of such Dissenting Shares shall be converted into the Per Share Stock Consideration and 50% of such Dissenting Shares shall be converted into the Per Share Cash Consideration.

ELECTION PROCEDURES; ALLOCATION PROCEDURES

         Subject to the allocation procedures described below, each record holder of RCB Common Stock immediately prior to the Effective Time will be entitled (i) to elect to receive BanPonce Common Stock for all or some of the shares of RCB Common Stock ("Stock Election Shares") held by such record holder,
(ii) to elect to receive cash for all or some of the shares of RCB Common Stock ("Cash Election Shares") held by such record holder or (iii) to indicate that such holder makes no such election for all or some of the shares of RCB Common Stock ("No-Election

Shares") held by such record holder; provided, that each record holder's election to receive BanPonce Common Stock shall be honored by the Exchange Agent, which shall be Banco Popular, up to 50% of the RCB Common Stock owned by such record holder (such number of shares for which the election is so honored are referred to as "Protected Election Shares"). Protected Election Shares shall not be subject to the allocation procedures set forth below, shall be deducted from the Stock Number and shall not be deemed Stock Election Shares. All such elections (each, an "Election") shall be made on a form designed for that purpose by BanPonce and reasonably acceptable to RCB (an "Election Form"). Any shares of RCB Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined below), have properly submitted to the Exchange Agent a properly completed Election Form shall be deemed to be No-Election Shares. A record holder acting in different capacities shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

         Not later than the 10th day after the Election Deadline, BanPonce shall cause the Exchange Agent to effect the allocation among the holders of RCB Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger as follows:

         If the number of Stock Election Shares is less than the Stock Number, then (i) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and (ii) the Exchange Agent shall select (by random selection or by lot) from among the No-Election Shares a sufficient number of No-Election Shares such that the sum of such number and the number of Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Stock-Selected No-Election Shares") shall be converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than the Stock Number, all No-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and thereby become StockSelected No-Election Shares.

         If the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent shall convert (by the method of pro rata conversion described below), a sufficient number of Cash Election Shares into Stock Election Shares ("Converted Cash Election Shares") such that the sum of Stock Election Shares, No-Election Shares and Converted Cash Election Shares equals as closely as practicable the Stock Number, and all Converted Cash Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and any No-Election Shares and the Cash Election Shares that are not Stock-Selected No-Election Shares or Converted Cash Election Shares (as the case may be) shall be converted into the right to receive the Per Share Cash Consideration.

         If the number of Stock Election Shares is greater than the Stock Number, then all Cash Election Shares and No-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and the Exchange Agent shall convert (by the method of pro rata conversion described below) a sufficient number of Stock Election Shares into Cash Election Shares ("Converted Stock Election Shares") such that the remainder of Stock Election Shares (before such conversion) less Converted Stock Election Shares equals as closely as practicable the Stock Number, and all Converted Stock Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares which are not Converted Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

         If the number of Stock Election Shares equals the Stock Number, then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares and No-Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

         In the event the Exchange Agent is required to convert Cash Election Shares into Stock Election Shares, the election by each holder of Cash Election Shares shall be converted on a pro rata basis into Cash Election Shares and Stock Election Shares, with the Stock Election Shares to be equal to the product of (x) the number of such holder's Cash Election Shares before such conversion and (y) the fraction in which the total number of Converted Cash Election Shares comprises the numerator and the total number of Cash Election Shares before such conversion comprises the denominator. In the event the Exchange Agent is required to convert Stock Election Shares into Cash Election Shares, the election by each holder of Stock Election Shares shall be converted on a pro rata basis into Stock Election Shares and Cash Election Shares, with the Cash Election Shares to be equal to the product of (x) the number of such holder's Stock Election Shares before such conversion and (y) the fraction in which the total number of Converted Stock Election Shares comprises the numerator and the total number of Stock Election Shares before such conversion comprises the denominator.

         Notwithstanding the foregoing, a person who immediately prior to the Effective Time, owned (for purposes of the Puerto Rico Code), 1% or more of the outstanding shares of RCB Common Stock and who does not elect to receive Per Share Cash Consideration for all his shares, shall deliver a written agreement, in a form reasonably acceptable to BanPonce, containing customary representations to the effect that such holder has no present intention to sell, exchange or otherwise dispose of such shares of BanPonce Common Stock to be received in exchange for such shares of RCB Common Stock, and if such holder shall not deliver such a written agreement, in a form reasonably acceptable to BanPonce, at the election of BanPonce such person shall instead receive the Per Share Cash Consideration with respect to such shares, regardless of the election (or lack thereof) made by such person in its Election Form, and, if BanPonce exercises such election, the Cash Number shall be reduced by the number of shares of RCB Common Stock that were owned by such person immediately prior to the Effective Time.

         Not later than the 25th business day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), BanPonce shall mail an Election Form and a letter of transmittal to each person that was a holder of record of RCB Common Stock immediately prior to the Mailing Date. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., Commonwealth time, on the Effective Date (which will be not earlier than the 20th day after the Mailing Date) or such later date as may be agreed by BanPonce and RCB (the "Election Deadline") and accompanied by the certificates formerly representing all the shares of RCB Common Stock ("Old Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). BanPonce shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of BanPonce (or of the Exchange Agent) shall be conclusive and binding. Neither BanPonce nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and BanPonce shall also make all conversion election and allocation computations.

ADDITIONAL EXCHANGE PROCEDURES

         An "Affiliate" of RCB (as that term is used in Rule 145 under the Securities Act of 1933, as amended) shall not be entitled to receive any Consideration until such Affiliate shall have duly executed and delivered an appropriate agreement described in Section 7.10 of the Merger Agreement.

         At and after the Effective Time, each Old Certificate, and each share of RCB Common Stock represented thereby, shall represent for all purposes only the right to receive Consideration as provided in the Merger Agreement, and nothing else. If any Consideration is to be issued to a person other than the registered holder of the shares of RCB Common Stock formerly represented by the Old Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Old Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such shares of RCB Common Stock or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         At and after the Effective Time, there shall be no further registration or transfers of shares of RCB Common Stock, and the stock ledgers of RCB shall be closed. After the Effective Time, Old Certificates presented to the

Surviving Bank for transfer shall be canceled and exchanged for the Consideration provided for, and in accordance with the procedures set forth, in Article 1 of the Merger Agreement.

         After the first anniversary of the date of the Effective Time, any former holders of RCB Common Stock who have not delivered Old Certificates to the Exchange Agent prior to that time shall thereafter look only to BanPonce for the Consideration in respect of any shares of RCB Common Stock formerly represented by such Old Certificates.

         None of the Surviving Bank, BanPonce and the Exchange Agent shall be liable to any former holder of RCB Common Stock for any securities delivered or any cash paid to a public official pursuant to applicable escheat or abandoned property laws or for any securities or cash retained by any of them as permitted by any such law.

         No dividends or other distributions with respect to Consideration shall be paid to the holder of any unsurrendered Old Certificates until such Old Certificates are surrendered. Upon such surrender, there shall be paid, without interest, to the person in whose name any Per Share Stock Consideration is registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time. No interest will be paid or accrued on the Per Share Cash Consideration or the cash paid in lieu of fractional shares.

         In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Consideration as may be provided pursuant to this Agreement; provided, however, that BanPonce may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against BanPonce, Banco Popular, RCB, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

REPRESENTATIONS AND WARRANTIES

         In the Merger Agreement each of BanPonce and RCB makes representations and warranties to the other regarding, among other things, (i) its corporate organization and existence; (ii) its capitalization; (iii) its corporate power and authority to enter into, and its due authorization, execution and delivery of, the Merger Agreement; (iv) the Merger Agreement not violating its charter and bylaws, applicable law and any agreements; (v) required governmental approvals; (vi) timely filing of required regulatory reports; (vii) its financial statements; (viii) the absence of any event since September 30, 1996 having or reasonably likely to have a Material Adverse Effect; (ix) its compliance with applicable law; and (x) the information relating to it contained in this Prospectus/Proxy Statement. In the case of RCB only, it makes representations and warranties to BanPonce regarding, among other things, (i) absence of undisclosed liabilities; (ii) environmental matters; (iii) employee benefit plans and related matters; and (iv) certain interest rate risk management instruments.

         Certain of the representations and warranties contained in the Merger Agreement are subject to the condition that no party will be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, condition, circumstance or event if such fact, condition, circumstance or event (and/or the absence thereof), individually or taken together with all other such facts, conditions, circumstances or events (and/or the absence thereof), would not, or is not reasonably likely to, have a "Material Adverse Effect". The term "Material Adverse Effect" means any fact, condition, circumstance or event, the effect of which, individually or when taken together with all other facts, conditions, circumstances or events (i) is materially adverse to the business, financial condition, results of operations or prospects of such party and its respective subsidiaries taken as a whole,
(ii) significantly and adversely affects the ability of either party to consummate the transactions contemplated hereby or to perform its material obligations hereunder, or (iii) enables any person to prevent the consummation of the transactions contemplated hereby. Notwithstanding the above, no change in the value of the investment portfolio of RCB caused by an increase in the general level of interest rates or payments made pursuant to the terms of the



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

severance agreements referred to in Section 7.19 of the Merger Agreement due to death or incapacitation shall be deemed to be or to cause a Material Adverse Effect.

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, prior to the Effective Date, unless BanPonce shall otherwise agree in writing or as otherwise expressly permitted by the Merger Agreement, RCB has agreed, among other things, to (i) conduct its business in the ordinary course on an arm's-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and past practices, (ii) use all reasonable efforts to preserve intact in all material respects its business organization as a whole and the goodwill of RCB and to keep available the services of its officers and employees as a group and preserve intact material agreements, and (iii) confer on a regular and frequent basis with representatives of BanPonce, as reasonably requested by BanPonce, to report on operational matters and the general status of ongoing operations. Pursuant to the Merger Agreement, prior to the Effective Date, unless RCB shall otherwise agree in writing, or as otherwise expressly permitted by the Merger Agreement, BanPonce has agreed to refrain from taking any action that would materially and adversely affect the ability of either BanPonce or RCB to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under the Merger Agreement in all material respects and to consummate the Merger.

         In addition, prior to the Effective Date, unless BanPonce shall otherwise agree in writing or as otherwise permitted by the Merger Agreement, RCB has agreed in the Merger Agreement that it will not, among other things, directly or indirectly (i) amend or propose to amend its Charter or Bylaws; (ii) issue or sell any of its equity securities, Voting Debt, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;
(iii) redeem, purchase, acquire or offer to acquire any shares of capital stock of RCB or other securities of RCB; (iv) split, combine or reclassify any outstanding shares of capital stock of RCB, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of RCB, except (A) the Extraordinary Dividend and (B)(x) if the Effective Date is on or before June 30, 1997, immediately prior to the Effective Date RCB may pay a cash dividend on each share of RCB Common Stock equal to the product of $1.625 and the ratio of the number of days between December 31, 1996 and the Effective Date over 182 and (y) if the Effective Date is after June 30, 1997 and on or before December 31, 1997, on June 30, 1997 RCB may pay a cash dividend of $1.625 on each share of RCB Common Stock and, immediately prior to the Effective Date, RCB may pay a cash dividend on each share of RCB Common Stock equal to the product of $1.625 and the ratio of the number of days between June 30, 1997 and the Effective Date over 183; provided that, such amounts shall not exceed 30% of RCB's net income during the applicable period; (v) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business, but in no event will RCB enter into any long-term borrowings with a term greater than one year, without prior consultation with BanPonce;
(vi) discharge or satisfy any material lien or encumbrance on the properties or assets of RCB or pay any material liability, except in the ordinary course of business; (vii) sell, assign, transfer, mortgage, pledge or subject to or permit to be subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $50,000, except (x) in the ordinary course of business, (y) liens and encumbrances for current property taxes not yet due and payable and (z) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby; (viii) cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business; (ix) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets or deposits thereof, or assets or deposits, except in satisfaction of a debt previously contracted in good faith; or (x) other than as set forth on Schedule 3.10 of the Merger Agreement, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate.

         Pursuant to the Merger Agreement RCB has agreed that it will not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with a title of Vice President or above, other than bonuses, increases, promotions or new hires in the ordinary course and in a manner consistent with past practices. Furthermore, except as provided in Section 7.12 of the Merger Agreement, RCB has agreed that it will not adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law and RCB will not grant any stock options or restricted stock or similar equity awards.

         Pursuant to the Merger Agreement RCB has agreed that it will not take any action with respect to investment securities held or controlled by it inconsistent with past practices, alter its investment portfolio duration or practices as heretofore in effect or, without prior consultation with BanPonce, take any action that (i) would be inconsistent with its past practices with respect to purchasing or holding interest rate risk management instruments, derivatives or other securities described in Section 3.19(a) of the Merger Agreement or (ii) would have or could reasonably be expected to have a material effect on RCB's asset/liability or interest sensitivity position.

NO SOLICITATION OF OTHER OFFERS

         Pursuant to the Merger Agreement RCB has agreed that it will not, and will cause its officers, directors, employees, representatives, agents and affiliates not to solicit, authorize, initiate or encourage the submission of any proposal, offer, tender offer or exchange offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, RCB or other similar transaction or business combination involving RCB (any of the foregoing, an "Acquisition Proposal"), or, unless RCB shall have determined, after receipt of a written opinion of counsel to RCB (a copy of which opinion shall be delivered to BanPonce), that under the laws of Puerto Rico the Board of Directors of RCB has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than BanPonce and its representatives to have any access to the facilities of, or furnish to any person other than BanPonce and its representatives any non-public information with respect to, RCB in connection with or in furtherance of any of the foregoing. RCB has agreed promptly to notify BanPonce if any Acquisition Proposal, or any inquiry from or contact with any person with respect thereto, is made, and to keep BanPonce informed on a timely basis as to the status of such Acquisition Proposal, inquiry or contact.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         Each party's obligation to effect the Merger is subject, among other things, to the satisfaction, at or prior to the Effective Date of the following conditions: (i) the Merger Agreement and the Merger shall have been approved by the affirmative vote of the holders of 75% of the outstanding shares of RCB Common Stock entitled to vote thereon; (ii) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and all statutory and regulatory waiting periods shall have expired (all such approvals being referred to herein as the "Requisite Regulatory Approvals"), and no Requisite Regulatory Approval shall have contained any condition or restriction that would so materially and adversely affect the economic or business benefits to BanPonce of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, BanPonce would not, in its reasonable judgment, have entered into the Merger Agreement; (iii) no injunction or other order entered by a Commonwealth or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit the consummation of the transactions contemplated in the Merger Agreement; (iv) there shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit the consummation of the transactions contemplated in the Merger Agreement; (v) the Registration Statement shall have been declared effective and shall not be subject to a stop order of the Commission, and, if the offer and sale of BanPonce Common Stock in the Merger pursuant to the Merger Agreement is required to be registered under any Commonwealth or state Blue Sky laws, the Registration Statement shall not be subject to a stop order of a securities commission in any relevant jurisdiction.

         RCB's obligation to effect the Merger is also subject to the following conditions: (i) the representations and warranties ofof the Merger Agreement shall have been true and correct as of the date of the Merger Agreement, and shall be true and correct as of the Effective Date as if made at and as of the Effective Date, subject to Article 5 of the Merger Agreement; and BanPonce shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time; (ii) BanPonce shall have furnished to RCB a certificate of the Chief Executive Officer and Chief Financial Officer of BanPonce, dated as of the Effective Date, certifying the truth and correctness of BanPonce's representations and warranties set forth in Articles 2 and 4 of the Merger Agreement; (iii) RCB shall have received either (a) a ruling from the Puerto Rico Treasury Department or (b) the opinion of McConnell Valdes, dated the Effective Date, to the effect that the Merger will be treated for Puerto Rican income tax purposes as a reorganization within the meaning of Section 1112(g)(1) of the Puerto Rico Code, and that each of BanPonce, Banco Popular and RCB will be a party to that reorganization within the meaning of Section 1112(g)(3) of the Puerto Rico Code; and (iv) RCB shall have received an opinion letter, dated as of the Effective Date, addressed to RCB from counsel to BanPonce, in customary form and subject to customary qualifications, as to the validity of the BanPonce Common Stock being issued in the Merger.

         The obligation of BanPonce and Banco Popular to effect the Merger is also subject to the following conditions: (i) the representations and warranties of RCB set forth in Articles 3 and 4 of the Merger Agreement shall have been true and correct as of the date of the Merger Agreement, and such representations and warranties shall be true and correct as of the Effective Date as if made at and as of the Effective Date, subject to Article 5 of the Merger Agreement, and RCB shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Date; (ii) RCB shall have furnished to BanPonce a certificate of the Chief Executive Officer and Chief Financial Officer of RCB, dated as of the Effective Date, certifying the truth and correctness of RCB's representations and warranties set forth in Articles 3 and 4 of the Merger Agreement; (iii) RCB shall have furnished to BanPonce certain corporate documents as set forth in
Article 8.3(c) of the Merger Agreement; (iv) BanPonce shall have received an opinion letter, dated as of the Effective Date, addressed to BanPonce from McConnell Valdes, counsel to RCB, in customary form and subject to customary qualifications, to the effect that, among other things, RCB has the corporate power to consummate the transactions on its part contemplated by, and has taken all requisite corporate action to authorize, the Merger Agreement; and (v) BanPonce shall have received either (a) a ruling from the Puerto Rico Treasury Department or (b) the opinion of Pietrantoni, Mendez & Alvarez, dated the Effective Date, to the effect that the Merger will be treated for Puerto Rican income tax purposes as a reorganization within the meaning of Section 1112(g)(1) of the Puerto Rico Code, and that each of BanPonce, Banco Popular and RCB will be a party to that reorganization within the meaning of Section 1112(g)(3) of the Puerto Rico Code.

REGULATORY APPROVALS

Puerto Rico

         Under the Banking Law, the Commissioner has all the supervisory powers over commercial banks to carry out the policies contained in the Banking Law. These powers include the issuance of rules and regulations, issuance of branch and other permits, annual inspections and examinations, the levying and collection of fines, the filing of certain reports by the banks and the approval of certain actions and transactions.

         1. Change of Control. Section 12 of the Banking Law requires the prior approval of the Commissioner to obtain control of any bank organized under the Banking Law.

         In any transfer of voting and outstanding capital stock of any bank organized under the laws of Puerto Rico to any person or entity that, upon consummation of the transfer, will become the owner, directly or indirectly, of more than 5% of the voting and outstanding capital stock of said bank, the parties to the transfer shall inform the Commissioner of the details thereof at least 60 days prior to the date said transfer is to be effected. The Banking Law does not contain any provision allowing for the extension of such 60-day time period. The transfer requires the approval of the Commissioner if it results in a change of control of the bank. For the purposes of Section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the norms of the bank.

         Pursuant to Section 12(d) of the Banking Law, as soon as the Commissioner receives notice of a proposed transaction that may result in the control or in a change of control of a bank, the Commissioner shall have the duty to make the necessary investigations with respect to (1) the experience and moral and financial responsibility of the person or entity that is acquiring the control, (2) whether such experience and moral and financial responsibility warrant the efficient functioning of the bank, and (3) whether the transfer of the control of the bank jeopardizes the interests of the depositors, creditors or shareholders of the bank.

         The Commissioner shall issue authorization for the transfer of control of the bank if the results of his investigations are in his judgment satisfactory. The resolution of the Commissioner shall be final and unreviewable.

         2. Approval of the Merger. Section 15(b) of the Banking Law provides that once the Merger Agreement is approved by seventy-five percent (75%) of the shares of capital stock issued by each of the banking corporations to be merged, the Merger Agreement shall be submitted to the Commissioner for approval or disapproval. In making the determination, the Commissioner shall consider, among other factors, the public interest.

         The Commissioner shall serve notice of his determination by registered mail within the term of 90 days from the date the Merger Agreement is submitted to him for the appropriate determination if he disapproves the Merger. The Banking Law does not contain any provision allowing for the extension of such 90-day time period. The Merger shall become effective upon filing the Merger Agreement in accordance with the provisions of the Banking Law and the Puerto Rico GCL. See "THE MERGER--The Effective Time".

         BanPonce, Banco Popular and RCB will file an application with the Commissioner under Sections 12 and 15(b) of the Banking Law for approval of the Merger.

Federal Reserve

         The Merger also requires the prior approval of the Federal Reserve under Section 18(c) of the Federal Deposit Insurance Act, which is also known as the Bank Merger Act (the "Bank Merger Act"). The Bank Merger Act requires that the Federal Reserve take into consideration the financial and managerial resources and future prospects of Banco Popular and RCB and the convenience and needs of the communities to be served. The Bank Merger Act prohibits the Federal Reserve from approving the Merger if such would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if the effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if the Merger would in any other manner be in restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, the Federal Reserve must take into account the record of performance of Banco Popular in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by Banco Popular.

         Under the Bank Merger Act, the Merger may not be consummated until the 30th calendar day following the date of Federal Reserve approval (during which time the United States Department of Justice may challenge the Merger on antitrust grounds), unless the Department of Justice agrees to a shorter period of time, which in no event shall be less than 15 calendar days after the date of Federal Reserve approval. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise. In any such action, the court would review de novo the issues presented.

         The Bank Merger Act provides for the publication of notice and public comment on the application and interested parties may comment on or request a hearing on the application. The granting of a hearing or the comments of third parties could delay the Federal Reserve approval required for consummation of the Merger. In addition, court challenges to the Federal Reserve approval could delay consummation of the Merger.

         On March 5, 1997, BanPonce filed an application with the Federal Reserve pursuant to the Bank Merger Act. See "REGULATION AND SUPERVISION" for a discussion of certain issues relating to the Federal Reserve application. There can be no assurance that such regulatory agencies will approve the Merger, that any such approvals will be received in a timely fashion or that such approvals will not contain unacceptable conditions. There can also be no assurance that the Department of Justice will not challenge the Merger, or if such a challenge is made, as to the result thereof.

         None of BanPonce, Banco Popular or RCB is aware of any other governmental approvals or actions that are required for consummation of the Merger (as currently structured), except as described above and except for the tax ruling request filed with the Puerto Rico Department of the Treasury on March 3, 1997. See "THE MERGER -- Certain Tax Consequences of the Merger". A restructuring of the Merger could result in different approval requirements being applicable. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated by mutual agreement of BanPonce and RCB. The Merger Agreement may also be terminated by either BanPonce or RCB:
(a) if the Effective Date is not on or before December 31, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations under the Merger Agreement) or (b) if the Merger Agreement and the Merger are not duly approved by the shareholders of RCB at the meeting (or any adjournment thereof) duly called and held for that purpose. The Merger Agreement may also be terminated by BanPonce: (a) if RCB participates in negotiations with, provides nonpublic information to, or enters into any agreement with another party regarding an Acquisition Proposal; (b) if the RCB Board of Directors fails to recommend to shareholders of RCB approval (or withdraws its recommendation of approval) of the Merger; (c) if the RCB Board modifies its recommendation of approval of the Merger in a way adverse to the interests of BanPonce; (d) if there shall have occurred any breach of either the covenant to call the Meeting as promptly as practicable or of the RCB Board to recommend approval of the Merger Agreement and the Merger to the RCB shareholders and to use its best efforts to obtain such shareholder approval or the covenant not to, among other things, solicit, authorize, initiate or encourage the submission of any proposal, offer, tender offer or exchange offer from any person or entity relating to an Acquisition Proposal; or (e) if there shall have occurred any breach of any representation, warranty, covenant or agreement of RCB contained in the Merger Agreement that would result in the failure to satisfy the closing condition set forth in Section 8.3(a) of the Merger Agreement and such breach cannot be or has not been cured within 30 days after the giving of a written notice to RCB of such breach. The Merger Agreement may also be terminated by RCB if there shall have occurred any breach of any representation, warranty, covenant or agreement of BanPonce contained in the Merger Agreement that would result in the failure to satisfy the closing condition set forth in Section 8.2(a) of the Merger Agreement and such breach cannot be or has not been cured within 30 days after the giving of a written notice to BanPonce of such breach.

TERMINATION FEES

         Fee Payable to BanPonce. Provided that BanPonce has not breached any of its representations, warranties, covenants and agreements contained in the Merger Agreement that would result in the failure to satisfy the closing condition set forth in Section 8.2(a) of the Merger Agreement or, in the event of any such breach, that such breach cannot be cured within 30 days after the giving of a written notice to BanPonce of such breach, the Merger Agreement provides that RCB shall pay to BanPonce, and BanPonce shall be entitled to payment of, a fee of $6,000,000 if (a) RCB participates in negotiations with, provides nonpublic information to, or enters into any agreement with another party regarding an Acquisition Proposal, (b) RCB's Board fails to recommend to shareholders of RCB approval (or withdraws its recommendation of approval) of the Merger or (c) RCB's Board modifies its recommendation of approval of the Merger in a way adverse to the interests of BanPonce.

         Fee Payable to RCB. If RCB terminates the Merger Agreement because the Effective Date has failed to occur on or before December 31, 1997 (and the failure to consummate the Merger by December 31, 1997 is not due to its action or failure to act in breach of its obligations under the Merger Agreement), and the Requisite Regulatory Approvals have not then been obtained, or there is in place an injunction prohibiting consummation of the Merger by a Commonwealth or federal court of competent jurisdiction, BanPonce shall pay to RCB, and RCB shall be entitled to, a payment of a fee of $3,000,000, provided that such failure to obtain Requisite Regulatory Approvals or the injunction is not due in substantial part to a breach by RCB of a covenant or representation in the Merger Agreement, and that at the time BanPonce would not be entitled to terminate the Merger Agreement because of a breach by RCB of any representation, warranty, covenant or agreement in the Merger Agreement that would result in the failure to satisfy the closing condition set forth in Section 8.3(a) of the Merger Agreement or, in the event of any such breach, such breach cannot be or has not been cured within 30 days after the giving of a written notice to RCB of such breach.

         If RCB seeks to receive a fee, it shall not be entitled to terminate the Merger Agreement prior to June 30, 1998 if a denial or refusal to deliver a Requisite Regulatory Approval or the imposition of an injunction is being appealed in good faith prior to such date by BanPonce.

ACCOUNTING TREATMENT

         Upon consummation of the Merger, BanPonce will account for the acquisition of RCB using the purchase method of accounting.

EXTENSION AND WAIVER

         At any time prior to the Effective Time and only by an instrument in writing signed by it, any party to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

AMENDMENT OF THE MERGER AGREEMENT

         The Merger Agreement may be amended, but only by an instrument in writing. Prior to the Effective Time, however, BanPonce shall be entitled to revise the structure of the Merger and related transactions; provided that each of the transactions comprising such revised structure shall (a) not subject any of the shareholders of RCB to adverse tax consequences or reduce the amount of consideration to be received by any such shareholders and (b) not result in any material delay of the consummation of the transactions contemplated by the Merger Agreement.

BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Upon consummation of the Merger, Mr. Richard L. Carrion, Chairman, President and Chief Executive Officer of BanPonce and Banco Popular, will continue to serve as Chairman, President and Chief Executive Officer of BanPonce and Banco Popular. Mr. J. Adalberto Roig, Jr., President of RCB, shall become a director of BanPonce and Banco Popular and Chairman of the Investment Committee of Banco Popular. But for the addition of Mr. Roig, the directors and officers of BanPonce and Banco Popular immediately prior to the Effective Date shall be the directors and officers of BanPonce and the Surviving Bank until their successors are elected and qualify.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         As of February 28, 1997, RCB's directors, executive officers and their affiliates beneficially owned 302,955 shares of RCB Common Stock representing 50.5% of the outstanding shares of RCB Common Stock. It is expected that all of the 302,955 shares of RCB Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of RCB and their affiliates at the close of business on the Record Date will be voted for approval of the Merger.

         As of February 28, 1997, none of BanPonce's directors, executive officers or their affiliates beneficially owned any shares of RCB Common Stock.


EFFECT ON CERTAIN KEY EMPLOYEES

         The Merger Agreement provides that with respect to certain key employees identified in the Merger Agreement (the "Key Employees"), BanPonce shall offer to enter into arrangements with the Key Employees to which, among other things, (i) the Key Employees shall be employed by Banco Popular as consultants with salaries consistent with their current salaries as set forth in the Merger Agreement, pro rated for the number of months of service as consultants, for the purpose of assisting with the integration of the business of RCB following the Effective Date for such period of time as BanPonce deems necessary or advisable up to a period of six months and (ii) such Key Employees shall be entitled to a one-time severance payment as follows: Mr.
J. Adalberto Roig, Jr., $600,000; Mr. Julio Pietrantoni Blasini, $420,000; Mr. Antonio Roig, $150,000; Mr. Eugenio Fontanes, $260,000; Mr. Felix Leon, $360,000; and Mr. Miguel Morales, $93,000.

EFFECT ON EMPLOYEE BENEFITS

         The Merger Agreement provides that as soon as is administratively practicable after the Effective Date, BanPonce will take all reasonable action so that employees of RCB will be generally eligible to participate in the pension, medical, life insurance, severance, vacation, sick pay and similar plans of Banco Popular on substantially the same terms and conditions as employees of Banco Popular, and until such time, the applicable plans of RCB shall remain in effect; provided, however, that for a period of two years from the Effective Date, each employee of RCB will receive benefits under plans of RCB or Banco Popular that in the aggregate are no less favorable than the benefits currently provided to the employees of RCB. For the purpose of determining eligibility to participate in such plans of Banco Popular, and the vesting of benefits under such plans, but not for benefit accrual purposes, Banco Popular shall cause such plans to give effect to years of service with RCB, as if they were with Banco Popular.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES OF RCB

         The Merger Agreement provides that from and after the Effective Date BanPonce will indemnify, defend and hold harmless each person who is, or has been or becomes prior to the Effective Date, an officer, director or employee of RCB (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BanPonce, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of RCB if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by the Merger Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the full extent permitted with respect to officers, directors and employees of BanPonce under applicable Puerto Rico law as of December 30, 1996 or as amended prior to the Effective Date and under RCB's Charter and Bylaws as in effect on December 30, 1996 (and BanPonce shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted with respect to officers, directors and employees of BanPonce under such law and under such Charter or Bylaws, upon receipt of any undertaking required by such Charter, Bylaws or applicable law). The obligations of BanPonce shall continue in full force and effect, without any amendment thereto, for a period of five years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

         From and after the Effective Date, the directors, officers and employees of RCB who become directors, officers or employees of BanPonce or any of its subsidiaries, except for the indemnification rights set forth above, will have indemnification rights only with respect to events occurring after the Effective Date and only to the extent that other directors, officers and employees of BanPonce are entitled to indemnification for similar events under the provisions of the Charter or similar governing documents of BanPonce and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

         For a period of three years after the Effective Date, BanPonce will use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of RCB with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Date of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by RCB; provided, however, that the annual premiums for such coverage will not exceed 150% of the annual premiums currently paid by RCB for such coverage; provided, further, that officers and directors of RCB may be required to make application and provide customary representations and warranties to BanPonce's insurance carrier for the purpose of obtaining such insurance.

RIGHTS OF DISSENTING RCB SHAREHOLDERS

         Pursuant to the Banking Law, holders of shares of RCB Common Stock may demand payment from the Surviving Bank of the value of their shares instead of receiving shares of BanPonce Common Stock. The appraisal rights of dissenting shareholders are contained in Section 15(d) of the Banking Law, which is attached hereto as Appendix C. A shareholder electing to make such a demand must
(i) not vote in favor of the Merger Agreement; (ii) record his opposition to the Merger at the time of the Meeting or within twenty days thereafter; and (iii) demand payment of the value of his shares. Such written objection or written demand may be filed with the Secretary of RCB.

         If the Merger is carried out, each dissenting shareholder of RCB will be notified by mail of the Effective Date of the Merger Agreement. Such shareholder shall within 60 days after the Effective Date and upon ten days' written notice to RCB, petition the Superior Court of the Commonwealth of Puerto Rico for the appointment of three appraisers who shall estimate and determine the value of the shareholder's shares. Upon due appointment and the completion of their valuation, the appraisers shall deliver to RCB and to such shareholder if he demands it, a copy of their report. RCB shall pay the determined value and the shareholder shall cease to be a shareholder of RCB, or to have any interest therein. RCB will establish with its own funds an escrow account (the "Escrow Account") with an amount sufficient to pay all claims of dissenting holders of RCB Common Stock. Upon satisfaction of all claims of dissenting holders of RCB Common Stock, any remaining amount held in escrow, together with any investment income thereon and reduced by the amount of fees and expenses, if any, will be transferred to the Surviving Bank. Expenses incurred in determining the value of the shares of RCB Common Stock under these procedures will be paid from the Escrow Account.

RESALE OF BANPONCE COMMON SHARES

         The BanPonce Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of RCB Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act) of RCB or BanPonce. It is a condition to consummation of the Merger that each holder of RCB Common Stock who is deemed by RCB to be an "affiliate" of RCB shall enter into an agreement with BanPonce (an "Affiliate's Agreement") providing, among other things, that such affiliate will not transfer any BanPonce Common Shares received by such affiliate in the Merger, except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of BanPonce Common Shares received by "affiliates" of RCB.

CERTAIN TAX CONSEQUENCES OF THE MERGER

         The following is a general summary of certain Puerto Rico and United States Federal income tax consequences of the Merger and does not discuss all possible tax consequences that may be relevant to the shareholders of RCB in light of each shareholder's particular circumstances and the special rules that may be applicable to such shareholders. All shareholders should consult their own tax advisors to determine the particular tax consequences to them of these transactions.

         In general (except as set forth below), individuals who are bona fide residents of Puerto Rico during the entire taxable year in which the Merger occurs and Puerto Rico corporations, partnerships, trusts and estates will not be subject to U.S. Federal income tax on income or gain, if any, realized as a result of the Merger and should therefore consult the discussion below under "Puerto Rico Income Tax Consequences". Except as set forth in the next sentence, U.S. citizens (other than bona fide residents of Puerto Rico during the entire taxable year in which the Merger occurs) and U.S. corporations, partnerships, trusts and estates generally will not be subject to Puerto Rico income tax on income or gain, if any, realized as a result of the Merger and should therefore consult the discussion below under "United States Federal Income Tax Consequences". Aliens residing in Puerto Rico, as well as Puerto Rico corporations, partnerships, trusts or estates, that hold shares of RCB in connection with a U.S. trade or business should also consult the discussion below under "United States Federal Income Tax Consequences", and aliens not resident in Puerto Rico, U.S. corporations, partnerships, trusts or estates engaged in a trade or business in Puerto Rico should also consult the discussion below under "Puerto Rico Income Tax Consequences". All shareholders should consult the discussions below under "U.S. Backup Withholding Requirements".

        The discussion below is based, in the case of Puerto Rico income tax consequences, on the Puerto Rico Internal Revenue Code of 1994, as amended (the "Puerto Rico Code"), as interpreted by regulations and rulings issued by the Puerto Rico Department of the Treasury and by judicial decisions, and, in the case of United States Federal income tax consequences, on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be retroactively applied in a manner that could adversely affect holders of RCB Common Stock. The discussion may not be applicable to RCB Common Stock acquired as compensation (including stock acquired upon the exercise of options to acquire such stock). As discussed under "Puerto Rico Income Tax Consequences" below, a ruling request was filed on March 3, 1997 with the Puerto Rico Department of the Treasury relating to the Puerto Rico income tax consequences of the Merger. With respect to the discussion under "U.S. Federal Income Tax Consequences" below, shareholders should note that this summary is not binding on the Internal Revenue Service or the courts and that no ruling has been or will be sought from the Internal Revenue Service as to the U.S. Federal income tax consequences of the Merger.

         PUERTO RICO INCOME TAX CONSEQUENCES

         It is intended that, under the income tax laws of Puerto Rico, the Merger will be, with respect to BanPonce, Banco Popular and RCB, a tax-free reorganization. To confirm the Puerto Rico income tax consequences of this transaction, a ruling request was filed with the Puerto Rico Department of the Treasury on March 3, 1997 (the "Ruling Request"). The Ruling Request requests a ruling that BanPonce, Banco Popular and RCB will not recognize gain or loss as a result of the Merger. With respect to the RCB shareholders that exchange RCB Common Stock for BanPonce Common Stock and cash, the Ruling Request also requests, among other things, rulings that:

         a. No gain or loss will be recognized by the RCB shareholders upon the transfer of their shares of RCB Common Stock in exchange for shares of BanPonce Common Stock.

         b. Except as noted below, the RCB shareholders who receive cash and BanPonce Common Stock in exchange for shares of RCB
                  Common Stock will recognize any gain realized in the exchange, but not in excess of the amount of the cash received. Unless the shares of RCB Common Stock were held primarily for sale to customers in the ordinary course of the RCB shareholder's trade or business, the gain recognized will constitute a capital gain. In such case, if the shares of RCB Common Stock were held by the RCB shareholder for more than six months prior to the effective date of the Merger, the gain recognized will be subject to a maximum tax of 20% in cases of RCB shareholders who are individuals, estates or trusts, or of 25% if the RCB shareholder is a corporation or partnership.

         c. RCB shareholders who are individuals, estates or trusts, not residents of Puerto Rico, or that are non-Puerto Rico corporations or partnerships, will not be subject to Puerto Rico taxes on any gain realized on the transfer of their shares of RCB Common Stock provided they deliver their RCB stock certificates to a New York office of Banco Popular, unless the shareholder is an alien or a non-Puerto Rico corporation or partnership and the gain is effectively connected with the conduct of a Puerto Rico trade or business by such shareholder.

         d. The shares of BanPonce Common Stock received by the RCB shareholders in connection with the Merger will have a tax basis in the hands of each such shareholder equal to his or her tax basis in the shares of RCB Common Stock exchanged therefor, reduced by the amount of cash received and increased by the amount of gain recognized in the exchange.

         e. The holding period of the RCB shareholders in the shares of BanPonce Common Stock received in connection with the Merger will include the period during which they held their shares of RCB Common Stock exchanged therefor.

Except as provided above, RCB shareholders that exchange RCB Common Stock solely for cash will recognize the total amount of gain realized in the exchange.

         No assurance can be given that the Ruling Request will be granted by the Puerto Rico Department of the Treasury. If the Ruling Request is granted, it will be subject to the fulfillment of various representations made, such as that the shareholders of RCB receive RCB Common Stock representing in value at least 50% of the value of all the outstanding stock of RCB on the date the reorganization takes place. If the Ruling Request were to be denied by the Puerto Rico Department of the Treasury, among other consequences, the Merger may fail to qualify as a tax-free reorganization under Puerto Rico income tax laws. If the Merger fails to qualify as a tax-free reorganization, a shareholder of RCB would recognize gain or loss for Puerto Rico tax purposes equal to the difference between the sum of the cash and the fair market value of the shares of BanPonce Common Stock received and the basis of the shares of RCB Common Stock surrendered. Such gain or loss would be a capital gain or loss if the shares of RCB Common Stock were held as a capital asset. In addition, if the Merger fails to qualify as a tax-free reorganization, RCB would be subject to Puerto Rico income tax on any appreciation in the value of its assets.

         In addition to the above, the Puerto Rico Department of the Treasury has the prerogative of granting the rulings sought in the Ruling Request relating to the qualification of the transaction contemplated by the Merger Agreement as a tax-free reorganization but denying other related rulings requested in the Ruling Request.

         UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain United States Federal income tax consequences of the conversion of RCB Common Stock pursuant to the Merger. The summary does not address the Federal income tax consequences of the Merger to individuals who hold RCB Common Stock who are bona fide residents of Puerto Rico during the entire taxable year in which the Merger occurs. Such holders should consult the discussion above under "--Puerto Rico Income Tax Consequences".

         The conversion of RCB Common Stock pursuant to the Merger generally will be a taxable transaction for United States Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. In general, for United States Federal income tax purposes, a shareholder of RCB that is a U.S. Holder, as defined below, that exchanges RCB Common Stock for BanPonce Common Stock or cash or a combination thereof will recognize gain or loss for United States Federal income tax purposes an amount equal to the difference between the sum of the cash and fair market value of the shares of BanPonce Common Stock received and the shareholder's basis in the shares of RCB Common Stock surrendered. Generally such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the shares of RCB Common Stock surrendered exceeds one year and the U.S. Holder holds such shares as a capital asset. For purposes of this discussion, a "U.S. Holder" is any beneficial owner of RCB Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any State or (iii) otherwise subject to United States Federal income taxation on a net income basis in respect of a share of RCB Common Stock, and a "Non-U.S. Holder" is any beneficial owner of RCB Common Stock that is not a United States person for United States Federal income tax purposes.

         A Non-U.S. Holder will generally not be subject to United States Federal income tax in respect of gain recognized on the conversion of RCB Common Stock pursuant to the Merger unless, in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for 183 or more days in the taxable year of the conversion and certain other conditions apply.

         UNITED STATES BACKUP WITHHOLDING AND INFORMATION REPORTING

         The exchange of RCB Common Stock for BanPonce Common Stock or cash pursuant to the Merger by a New York office of Banco Popular may be subject to both United States backup withholding at a 31% rate and information reporting unless the holder or beneficial owner certifies its non-United States status under penalties of perjury, provides a taxpayer identification number in the manner required by United States law and applicable regulations or otherwise establishes an exemption. United States information reporting and backup withholding generally will not apply to the exchange of RCB Common Stock for BanPonce Common Stock or cash pursuant to the Merger outside the United States.

                            SHAREHOLDER AGREEMENTS

         On December 30, 1996, certain RCB shareholders (the "Signatory Shareholders") signed Shareholder Agreements with BanPonce, in which each Signatory Shareholder agreed, among other things, to vote all shares of RCB Common Stock owned by him, or otherwise in his control, in favor of the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Shareholder Agreements require each Signatory Shareholder to take all reasonable actions and make all reasonable efforts to consummate the Merger and other transactions contemplated by the Merger Agreement, and not to exercise any dissenter's rights. The Signatory Shareholders collectively own 75% of the outstanding shares of RCB Common Stock.

                      CERTAIN INFORMATION REGARDING RCB

RCB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         SUMMARY

         During 1996, the Federal Reserve Board maintained its monetary policy of monitoring any sign of inflation. Economic indicators (jobless claims, gross national product and the consumer price index) remained at reasonable levels and the Federal Reserve Board's discount rate remained at 5.00% for most of 1996. (The rate was 5.25% between February 1995 and January 1996.) RCB's prime rate, which follows that of the fifty largest banks in the United States, remained at 8.25% since February 1996, when it dropped from 8.50%.

         In 1995 RCB adopted a five-year strategic plan. In accordance with this plan, RCB was restructured in 1996 into six major areas: Commercial Lending, Retail Banking, Operations, Finance, Human Resources and Credit Administration. As part of the restructuring process, RCB offered its employees an early retirement program in 1996, which had a cost of approximately $3.2 million, and incurred technological and consulting expenses of approximately $700,000 during the year.

         The new structure permitted a more efficient response to customer needs, resulting in an increase of $47.7 million, or 16%, in RCB's loan portfolio during 1996. The loan categories that grew at the highest rates were consumer loans, which increased by $25.5 million from $77.5 million in 1995 to $103 million at December 31, 1996, and commercial loans, which increased by $23.5 million from $143.5 million in 1995 to $167.0 million at December 31, 1996. This resulted in an increase in loan interest income of approximately $2.7 million in 1996.

         Excess funds not lent to customers were mainly invested in U.S. Government Agency Securities.

         Net income for 1996 was $7.0 million. The provision for loan losses increased from $1.0 million in 1995 to $3.2 million in 1996 as a result of a larger loan portfolio and more charge-offs in a year where delinquency rates registered record levels in Puerto Rico.

         An income tax benefit of $702,000 was recorded in 1996. As a result of changes in the Puerto Rico tax code, effective in 1996, RCB recognized a deferred tax asset for the tax effect of the recapture of the allowance for loan losses. The offsetting impact of the recapture on the current tax liability was mitigated by a loss, for tax purposes, caused primarily by tax exempt income, which resulted in a tax benefit for the year.

         Total assets of RCB reached $888 million at December 31, 1996, an increase of 9% over the 1995 level of $814 million. Most of the growth is related to an increase in loans of $48 million and in money market investments of $23 million.

         Non-performing assets at December 31, 1996 increased to $12.1 million from $11.7 million at December 31, 1995. On the other hand, the ratio of non-performing assets to total assets declined from 1.44% at the end of 1995 to 1.36% at the end of 1996.

         Net loan charge-offs during 1996 were $2.6 million, or 0.79% of average loans, compared with $1.6 million, or 0.54% of average loans in 1995. As a result of the growth in the loan portfolio and the increase in net charge-offs, the provision for loan losses increased by $2.2 million, from $1.0 million in 1995 to $3.2 million in 1996. The allowance for loan losses also rose from $5.2 million at December 31, 1995 to $5.7 million at December 31, 1996. The allowance for loan losses represented 1.70% of loans and 44% of non-performing assets at December 31, 1995, compared with 1.62% of loans and 47% of non-performing assets, respectively, at December 31, 1996.

         Total deposits were $656 million at December 31, 1996, compared with $642 million at December 31, 1995. The most significant increase occurred in non-interest bearing demand deposits, which increased by $14 million.

         At December 31, 1996, shareholders' equity of RCB was $66.5 million, compared with $64.5 million at December 31, 1995. This growth was attributable to the retention of earnings generated during the year. RCB's capital ratios continue to exceed by a wide margin the regulatory guidelines for well capitalized banks. At December 31, 1996, RCB's Tier 1 capital ratio was 14.89%, compared with 16.64% at December 31, 1995. RCB's total risk-based capital ratio was 16.14% in 1996, compared with 17.33% in 1995. RCB's leverage ratio was 7.61% at December 31, 1996, compared with 7.94% at December 31, 1995.

         RCB paid annual dividends of $3.50 per share on its common stock during 1996, compared with $3.25 in 1995 and $3.10 in 1994, respectively. The dividend pay out ratio for 1996 was 29.9%, compared with 26.8% in 1995 and 25.6% in 1994.

         The Federal Deposit Insurance Corporation ("FDIC") reduced the minimum assessment rate in 1995 from 23 to 4 basis points when the Bank Insurance Fund reached its statutory level. Effective on January 1, 1996, the FDIC assessment rate was further reduced from 4 basis points to a minimum of $2,000 per year. On the other hand, legislation in the U.S. Congress effective in January 1997 will result in an additional insurance premium of approximately $100,000 for 1997. See "SUPERVISION AND REGULATION -- FDIC Insurance Assessments".

         In 1996, the U.S. Congress repealed Section 936 of the U.S. Internal Revenue Code of 1986 ("Section 936"). Under Section 936, certain U.S. companies operating in Puerto Rico were entitled to claim a credit against their federal income taxes on account of interest income received from Puerto Rico banks, including RCB, provided certain conditions were met. The terms of some of the instruments pursuant to which Section 936 companies invest in RCB would permit these Section 936 companies to request a prospective increase in the interest rate of these instruments, in which case RCB would have the option to prepay the instrument.

         While the final impact of the repeal of Section 936 cannot be determined at this time, the repeal could have an adverse effect on the general economic condition of Puerto Rico. The repeal of Section 936 could also make it necessary for RCB to consider using alternate sources of funding that, assuming no change in general interest rate levels, would be more expensive than the current cost of so-called "936 funds". RCB believes it would be able to replace 936 funds as a source of funds at an incremental cost, and that any such cost would be unlikely to have a material adverse effect on its liquidity or the results of its operations. In recent years, RCB has taken some steps to reduce any potential adverse impact of the repeal of Section 936, such as obtaining long-term Section 936 deposits and borrowings, diversifying its sources of funding and increasing its available lines of credit with the Federal Home Loan Bank and correspondent banks, as well as maintaining sufficient liquid assets to cover potential prepayments of Section 936 deposits by RCB. RCB's total financing from Section 936 sources, including both deposits and borrowings, totaled $232 million, or 28% of total liabilities as of December 31, 1996.

         EARNINGS ANALYSIS

         RCB's net earnings for 1996 amounted to $7.0 million, compared with $7.3 million in 1995 and $7.3 million in 1994. The reduction in net income in 1996 resulted from the following:

         - RCB's reorganization cost of $3.9 million. This includes $3.2 million for the early retirement program and approximately $700,000 in technological and consulting expenses.

         - An increase in loan interest income of approximately $2.7 million as a result of a $48 million increase in loans.

         - An increase in the loan loss provision of approximately $2.2 million due to the growth in the loan portfolio and an increase in charge-offs. The latter was due to an increase in bankruptcies and overall delinquency in Puerto Rico.

         - An income tax benefit of $702,000 in 1996 compared to an expense of $426,000 in 1995.

         - A revision of the service fee income structure in 1996 which resulted in additional income of approximately $1.7 million.

                                     TABLE A
                 INTEREST INCOME / EXPENSE AND AVERAGE BALANCES
                                 (IN THOUSANDS)

<Capiton>
                                                 1996                           1995                            1994
                                    ----------------------------   ----------------------------    ------------------------------

                                    Income /    Average              Income /   Average             Income /    Average
                                    Expense     Balance     Yield    Expense    Balance    Yield    Expense     Balance    Yield
                                    ---------  ---------  --------- ---------  --------- ---------  ---------  ---------  -------
INTEREST INCOME :
Loans                               $  36,385  $ 328,234   11.09%   $  33,732  $ 296,644   11.37%   $  30,264  $ 266,442  11.36%
Investment Securities                  28,782    470,276    6.12%      27,562    439,890    6.27%      23,756    403,464   5.89%
Interest Bearing Deposits in Other
 Banks                                     42      1,438    2.92%         207      3,055    6.78%         798      9,742   8.19%
Securities Purchased with
 Agreements to Resell                   1,692     32,532    5.20%       1,106     18,596    5.95%         728     17,845   4.08%
Trading Securities                         61        984    6.20%         151      1,163   12.98%         135      1,129  11.96%
                                    ---------  ---------  ------    ---------  --------- -------    ---------  ---------  -----
     TOTAL                          $  66,962  $ 833,464    8.03%   $  62,758  $ 759,348    8.26%   $  55,681  $ 698,622   7.97%
                                    ---------  ---------  ------    ---------  --------- -------    ---------  ---------  -----

INTEREST EXPENSE :
Non-interest bearing deposits           -----  $  62,260   -----        -----  $  56.765    ----        ----   $  50,630   ----
Savings Deposits                    $  10,722    316,353    3.39%   $  11,210    313,852    3.57%   $  10,756    324,838   3.31%
Time Deposits                          14,410    271,253    5.31%      14,943    271,150    5.51%      10,664    241,194   4.42%
Repurchase Agreements                   2,666     55,077    4.84%       1,087     20,165    5.39%         384     10,271   3.74%
Other Borrowings                        4,877     94,628    5.15%       3,769     72,909    5.17%       2,344     51,030   4.59%
                                    ---------  ---------  ------    ---------  ---------  ------    ---------  ---------  -----
      TOTAL                         $  32,675  $ 799,571    4.09%    $ 31,009  $ 734,841    4.22%   $  24,148  $ 677,963   3.56%
                                    ---------  ---------  ------    ---------  ---------  ------     --------    -------  -----

NET INTEREST SPREAD                                         3.94%                           4.04%                          4.41%
                                                           =====                            ====                           ====

NET INTEREST INCOME                 $  34,287                       $  31,749                       $  31,533
                                    =========                       =========                       =========



         NET INTEREST INCOME

         Net interest income is the main source of earnings for RCB. Net interest income results from the interaction of changes in the balance and rates earned on earning assets and paid on interest bearing liabilities. As further discussed in the Asset/Liability Management section below, RCB's Funds Management Committee closely monitors and manages the mix and maturity structure of its assets and liabilities in order to maximize net interest income and minimize interest rate risk.

         For the year ended December 31, 1996, net interest income reached $34.3 million, $2.5 million higher than the $31.7 million reported in 1995, as shown in Table A. In 1994, net interest income totaled $31.5 million. The increase in net interest income in 1996 was a result of an increase in the loan portfolio, which was possible due to the adoption of more efficient means to attract and process customer applications. Period-end total loans increased by $48 million in 1996 and $19 million in 1995. Loans, which provide a better yield than that of the investment portfolio, represented 39% of total assets in 1996 versus 37% in 1995 and 1994.

         Average loans for the year ended December 31, 1996 were $328 million, compared with $297 million in 1995 and $266 million in 1994. The increase in loans was mainly in the areas of consumer lending, which increased by $25.5 million in 1996, and commercial lending, which increased by $23.5 million in 1996.

         The average yield on loans decreased to 11.09% for the year ended December 31, 1996, compared with 11.37% in 1995 and 11.36% in 1994. This decrease is mainly due to a decrease in the prime rate of 0.25% at the beginning of 1996, a more competitive market and changes in the loan portfolio composition. Motor vehicle loans, which have a yield of 12.5%, decreased by $6 million from 1995 to 1996, while commercial loans, which have a lower yield, increased by $23.5 million.

         Investment securities, the largest component of earning assets, increased $6 million in 1996, reaching $459 million in 1996, compared to $453 million in 1995 and $419 million in 1994.

         The average yield on investment securities during 1996 was 6.12%, compared with 6.27% in 1995 and 5.89% in 1994. The decrease from 1995 in the average yield relates primarily to the repayment at maturity during 1995 of higher yielding investment securities, the proceeds of which were reinvested during a lower interest rate scenario. Average money market investment securities increased $12 million during 1996. The increase relates to RCB's preparation for the possible effects of the repeal of Section 936 discussed above.

         The yield on interest bearing deposits with other banks decreased to 2.92% in 1996, from 6.78% in 1995 and 8.19% in 1994, a 3.86% reduction for 1996.
This is a result of the repayment at maturity during 1995 and 1994 of long-term deposits with yields in excess of 9.00%.

                                     TABLE B
                           INTEREST VARIANCE ANALYSIS
                           FOR THE YEARS 1994 TO 1996

                                                               1996 Vs. 1995                           1995 Vs. 1994
                                                  Increase (Decrease) Due to Change In:     Increase (Decrease) Due to Change In:
                                                  -------------------------------------     -------------------------------------
                                                        Volume         Rate       Total           Volume        Rate        Total
                                                  ------------ ------------ -----------     ------------ -----------  -----------
Interest Income:

  Securities purchased under agreements to resell      $   829      $  (244)     $  585           $   31      $   347      $  378

  Time deposits with other banks...................       (110)         (55)       (165)            (547)         (43)       (590)

  Investment securities............................      1,905         (685)      1,220            2,145        1,661       3,806

  Trading securities...............................        (23)         (67)        (90)               4           12          16

  Loans............................................      3,592         (939)      2,653            3,431           36       3,467
                                                       -------      -------      ------          -------      -------      ------
     TOTAL INTEREST INCOME.........................      6,193       (1,990)      4,203            5,064        2,013       7,077
                                                       -------      -------      ------           ------      -------      ------

Interest Expenses:

  Savings and Other interest-bearing deposits......         89         (577)       (488)            (364)         818         454

  Time deposits....................................          6         (540)       (534)           1,324        2,955       4,279

  Repurchase agreements............................      1,882         (302)      1,580              370          332         702

  Notes payable....................................      1,125          (17)      1,108            1,004          421       1,425

     TOTAL INTEREST EXPENSES.......................      3,102       (1,436)      1,666            2,334        4,526       6,860
                                                       -------      -------      ------           ------      -------      ------
NINTEREST INCOME...................................    $ 3,091      $  (554)     $2,537          $ 2,730     $ (2,513)    $   217
                                                       =======      =======      ======          =======     ========     =======


         On the liability side, average interest bearing liabilities increased $59 million to $737 million in 1996, from $678 million in 1995 and $627 million in 1994. The increase was due to a higher volume of repurchase agreements and notes payable.

         Average deposits reached $650 million in 1996, compared with $642 million in 1995 and $617 million in 1994. The category that contributed the most to the $8 million increase in 1996 was non-interest bearing deposits, which rose $5.5 million, averaging $62 million for 1996 due to a restructuring of deposit products and new services added to commercial accounts.

         The average cost of time deposits decreased 20 basis points, from 5.51% in 1995 to 5.31% in 1996. Also, the average cost of other interest bearing deposits decreased from 3.57% in 1995 to 3.39% in 1996. As a result of the change in the deposit pricing structure, the average cost of interest bearing deposits decreased 19 basis points to 4.28% in 1996, as compared with 4.47% in 1995 and 3.78% in 1994. The increase in 1995 was the result of general increases in interest rates during the year. The Federal Reserve Bank's discount rate was 5.25% during February to December 1995 compared to 3.00% to 4.75% in 1994.

         Due to the better rates in the market in 1996, RCB increased its repurchase agreements and notes payable by $60 million, to $157 million in 1996, compared with $97 million in 1995 and $60 million in 1994. The cost of funds of these liabilities was 4.84% and 5.15% in 1996, compared to 5.39% and 5.17%, respectively, in 1995.

         SECURITIES AND TRADING GAINS

         During 1996, RCB sold $119 million in investment securities available for sale for a net gain of $554,000. In 1995, investment securities available for sale of $111 million were sold, with a net gain of $1.2 million. In 1994, such sales amounted to $25 million on which a gain of $836,000 was recognized.

         Trading account activities for the year ended December 31, 1996 resulted in profits of $153,000, compared with profits of $454,000 in 1995 and a loss of $24,000 in 1994. The reduction in profits in 1996 in both trading account activities and investment securities available for sale is mainly due to a less volatile economic environment in 1996 than in 1995.

         OTHER OPERATING REVENUES

Other operating revenues, which consist primarily of service charges on deposit accounts, credit card fees, other fee-based services and other operating income, grew to $5.9 million in 1996 from $4.2 million in 1995, a 40% increase. Other operating revenues increased $700,000 from $3.5 million in 1994 to $4.2 million in 1995, a 20% increase. The increase in 1996 was a result of a revision of the fee structure on RCB's deposit products, and of new services provided to customers, while the increase from 1994 to 1995 was due to a larger deposit base.

         OPERATING EXPENSES

         Operating expenses for 1996 increased $2.5 million, or 8.7%, reaching $31.4 million, compared with $28.9 million in 1995 and $26.8 million in 1994. However, as a percentage of average assets, operating expenses decreased to 3.58% in 1996 from 3.61% in 1995 and 3.65% in 1994. Operating expense captions are detailed on the statement of income.

         Personnel costs, which represented 53% of total operating expenses for 1996, increased $2.8 million, or 20.3%, reaching $16.6 million in 1996, compared with $13.8 million in 1995 and $12.4 million in 1994.

         Salaries, the principal component of personnel costs, remained at the same level in 1996 as in 1995. The severance payment included in the early retirement program was for a maximum amount equivalent to six months of salary. Most of the early retirements occurred during the second quarter of 1996, and the retiring employees received six months of working salary plus six months of severance. As a result, total expense for the year remained at the same level.

         As part of the early retirement program, RCB fully funded its supplemental plan for key employees at an additional expense of $2.0 million. An early retirement incentive for the health plan added $402,000 to the 1996 expense. Also, an incentive based on number of years of service increased other employee benefits by approximately $195,000 in 1996.

         All other operating expenses reflected an aggregate reduction of $362,000 for 1996 ($14.7 million in 1996 versus $15.1 million in 1995, and
$14.4 million in 1994). This was mainly due to a reduction on the FDIC insurance assessment for well capitalized banks in 1996, resulting in a $730,000 savings. Net occupancy expenses, equipment rentals and taxes other than income taxes remained at the same level as in the previous year.

         BALANCE SHEET COMMENTS

         RCB's total assets at December 31, 1996 reached $888 million, reflecting an increase of 9% as compared with $814 million at December 31, 1995. Total assets at the end of 1994 amounted to $760 million. Average total assets for 1996 amounted to $875 million, compared with $799 million in 1995 and $734 million in 1994. Most of the growth in 1996 relates to an increase in loans of $48 million and in money market investments of $23 million.

         Earning assets at December 31, 1996 amounted to $841 million, compared with $765 million at December 31, 1995 and $709 million at December 31, 1994. Total loans reached $349 million at December 31, 1996, compared with $301 million at the end of 1995 and $282 million at the end of 1994. All loan categories showed increases except for motor vehicle loans. Commercial loans increased by $23 million, or 16%, to $167 million at December 31, 1996; the consumer loan portfolio grew by $25 million, or 33%, to $103 million at December 31, 1996; mortgage loans increased by $2 million, or 4%, to $53 million at December 31, 1996. On the other hand, motor vehicle loans decreased by $6 million, or 24%, since no significant effort was made during 1996 to attract this type of business.

         Money market investments totaled $33.2 million at December 31, 1996, compared with $10.2 million at the same date last year. The increase of $23 million was part of RCB's strategy to remain highly liquid to cover possible loss of 936 funds.

         Total investments as of December 31, 1996 totaled $459 million, compared with $453 million at December 31, 1995. During 1996, most maturing U.S. Treasury obligations were reinvested at better yields in U.S. Government Agency securities, principally Federal Home Loan Bank obligations.

        Total deposits at December 31, 1996 amounted to $656 million, compared with $642 million at December 31, 1995, an increase of $14 million. The increase was attributable primarily to increases in non-interest bearing demand deposits.

         Borrowings increased $60 million, from $97 million at the end of 1995 to $157 million at December 31, 1996. The rise was mainly due to an increase of $40 million in securities sold under agreements to repurchase. Meanwhile, notes payable increased to $109 million at December 31, 1996, from $89 million at December 31, 1995. The increase relates to a note with a Section 936 corporation maturing in 2001.

         LOANS

         Net loans at December 31, 1996 amounted to $349 million, an increase of $48 million, or 16%, over the $301 million reported at the end of 1995. Net loans at December 31, 1994 were $282 million. As set forth in Table C, all loan categories except motor vehicle loans showed increases in 1996. The commercial loan portfolio accounted for $23.5 million of the total increase while the consumer loan portfolio accounted for $25.5 million of the increase.

                                   TABLE C
                            LOANS BY CATEGORY (1)


                                                                            At Dec 31,
                                                                          (In thousands)
                                         ------------------------------------------------------------------------------

                                              1996             1995            1994            1993            1992
                                         --------------- --------------- ---------------  --------------- ---------------
    Commercial and agricultural             $167,025         $143,536        $130,353        $107,091        $102,440
    Consumer                                 103,081           77,544          66,314          42,086          49,554
    Mortgage                                  52,844           50,610          48,236          42,848          35,761
    Construction                                 869              794           2,329           2,965          10,404
    Motor vehicles                            19,094           25,290          33,167          44,868          54,928
    Others                                    11,944            8,807           7,757           7,199          10,988
                                            --------         --------        --------        --------        --------
    Total loans                             $354,857         $306,581        $288,156        $247,057        $264,075
                                            ========         ========        ========        ========        ========
    Allowance for loan losses                  5,742            5,203           5,894           5,038           3,883
                                            --------         --------        --------        ---------       --------
    Net loans                               $349,115         $301,378        $282,262        $242,019        $260,192
                                            ========         ========        ========        ========        ========

    (1) Loans net of unearned income.


         The commercial loan portfolio consists primarily of commercial and industrial loans, including commercial loans secured by real estate. This portfolio increased from $144 million at December 31, 1995 to $167 million at the same date in 1996. Commercial loans totaled $130 million at December 31, 1994.

         Consumer loans, which include personal loans, credit cards, overdraft protection lines and student loans, amounted to $103 million at December 31, 1996, compared with $78 million at year-end 1995 and $66 million as of December 31, 1994.

         During the latter part of 1996 RCB implemented a new organizational structure for processing consumer loan credit applications which provides a faster and more efficient service at potentially reduced costs. This new structure reduced the time to process a loan, thus providing the opportunity for new business.

                                   TABLE D
                            NON-PERFORMING ASSETS

                                                                              At Dec 31,
                                                                            (in thousands)
                                           ------------------------------------------------------------------------------

                                                1996            1995             1994            1993            1992
                                           --------------- --------------- --------------- ---------------  ---------------
Non-accrual loans*                              $10,278         $ 9,075         $ 4,267         $ 6,600        $ 7,590
Other real estate                                 1,807           2,664           2,088           2,738          1,897
                                                -------         -------         -------         -------        -------
Total non-performing                            $12,085         $11,739         $ 6,355         $ 9,338        $ 9,487
                                                =======         =======         =======         =======        =======
Accruing loans past due 90 days and more        $   375         $   102         $ 4,432         $ 5,520        $ 4,753
                                                -------         -------         -------         -------        -------
Interest lost                                   $ 1,378         $   958         $   482         $   595        $   703
                                                -------         -------         -------         -------        -------
Non-performing assets to total loans               3.41%           3.83%           2.21%           3.78%          3.59%
                                                -------         -------         -------         -------        -------
Non-performing assets to total assets              1.36%           1.44%           0.84%           1.30%          1.41%
                                                -------         -------         -------         -------        -------

* Prior to 1995, RCB accrued interest on Real Estate loans up to 365 days, following the Banking Law. Since 1995, RCB has followed a policy of placing all loans other than consumer loans on non-accrual status once interest is past due for 90 days, unless the loan is well-secured and in the process of collection.



         Non-performing Assets. As shown on Table D, as of December 31, 1996, non-performing assets, which consist of past-due loans on which no interest income is being accrued and other real estate, amounted to $12.1 million, or 3.41% of total loans, compared with $11.7 million, or 3.83% of total loans, and $6.4 million, or 2.21% of total loans, at the end of 1995 and 1994, respectively.

         RCB's policy is to place commercial loans on non-accrual status if payments of principal or interest are delinquent 90 days, following the standard industry practice. Conventional mortgages and close-end consumer loans are also placed on non-accrual status if payments are delinquent 90 days. Close-end consumer loans are charged-off against the allowance when delinquent for 120 days. Open-end (revolving credit) consumer loans are charged-off when payments are delinquent 180 days. Certain loans which would be treated as non-accrual loans pursuant to the foregoing policy are treated as accruing loans if they are considered well-secured and in the process of collection.

         Accruing loans that are contractually past-due 90 days or more as to principal or interest but are well secured and in the process of collection as of December 31, 1996, amounted to $375,000, as compared with $102,000 in 1995 and $4.4 million in 1994. Before January 1995, RCB's policy was to accrue interest on past due loans up to 365 days, following the Banking Law. This policy was changed to the standard industry practice described above in 1995. The interest income that would have been realized had these loans been performing in accordance with their original terms amounted to $1.4 million in 1996, compared with $958,000 in 1995 and $482,000 in 1994.

         Provision and Allowance for Loan Losses. The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on the evaluation of known and inherent risks in the loan portfolio. RCB's management evaluates the adequacy of the allowance for loan losses on a quarterly basis. In determining the allowance, management considers the portfolio risk characteristics, prior loss experience and prevailing and projected economic conditions.

                                   TABLE E
                          ALLOWANCE FOR LOAN LOSSES

                                         1996            1995           1994            1993             1992
                                   --------------- --------------- -------------- ---------------  ----------------
Balance at beginning of year         $5,202,839       $5,893,519     $5,038,187      $3,882,689       $3,751,699
Allowance purchased                     ----             ----           325,000         ----             ----
Provision for loan losses             3,180,000        1,006,000      1,437,306       3,769,000        6,026,000
                                     ----------       ----------     ----------      ----------       ----------
                                      8,382,839        6,899,519      6,800,493       7,651,689        9,777,699
                                     ----------       ----------     ----------      ----------       ----------

Losses charged to the allowance
  Commercial                             75,026          187,519        445,773       1,062,000        1,001,777
  Mortgage                              396,563          423,497         66,880          91,000           90,827
  Consumer                            2,983,654        1,981,957      1,507,895       2,503,940        5,846,499
                                     ----------       ----------     ----------      ----------       ----------
                                      3,455,243        2,592,973      2,020,485       3,656,940        6,939,103
                                     ----------       ----------     ----------      ----------       ----------
Recoveries
  Commercial                            187,986          137,069        144,805         135,000           30,225
  Mortgage                               14,375           13,000            753           ----             ----
  Consumer                              612,196          746,224        968,016         908,438        1,013,868
                                     ----------       ----------     ----------      ----------       ----------
                                        814,557          896,293      1,113,574       1,043,483        1,044,093
                                     ----------       ----------     ----------      ----------       ----------
Net loans charged-off                 2,640,686        1,696,680        906,974       2,613,502        5,895,010
                                     ----------       ----------     ----------      ----------       ----------
Balance at year end                  $5,742,153       $5,202,839     $5,893,519      $5,038,187       $3,882,689
                                     ==========       ==========     ==========      ==========       ==========

         The analysis of the allowance for loan losses set forth in Table E reflects that the provision for loan losses was $3.2 million for 1996, compared with $1.0 million in 1995, an increase of $2.2 million. The provision for loan losses for 1994 was $1.4 million. The increase in the provision for 1996 is the result of a rise in RCB's loan portfolio and increases in net charge-offs and non-performing loans. Net charge-offs for the year 1996 totaled $2.6 million, or 0.79% of average loans, compared with $1.7 million, or 0.57% of average loans, in 1995, and $907,000, or 0.34% of average loans, in 1994.

         The major component of the increase in net charge-offs for 1996 was consumer loans, which increased by $1.1 million ($2.3 million in 1996 versus $1.2 million in 1995). This category includes credit cards, student loans and motor vehicle loans. These losses follow the increasing number of personal bankruptcies in 1996 in Puerto Rico.

         Given a potential slowdown in the economy, the uncertainty over the impact of the repeal of Section 936 and the increased level of bankruptcies, RCB expects the level of loan losses to increase moderately at the beginning of 1997.

         Based on the general economic conditions described above, RCB does not plan to market loans aggressively in early 1997.

         At December 31, 1996, the allowance for loan losses was $5.7 million, representing 1.62% of loans, as compared with $5.2 million, representing 1.70% of loans for 1995. At December 31, 1994, the allowance was $5.9 million, representing 2.05% of loans. Based on current and expected economic conditions, the expected level of net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the allowance for loan losses is adequate.


         ASSET/LIABILITY MANAGEMENT

         RCB's net interest income is affected primarily by the impact of interest rate volatility on the repricing of its assets and liabilities. Timing differences between the repricing of assets and liabilities can change future net interest income, depending on the size of the differences and the degree of interest rate changes. Other factors which can influence RCB's net interest income are the current yields and costs of earning assets and interest bearing liabilities, the sensitivity of these to changes in market rates and the correlation or spread between different interest rates.

         RCB's Funds Management Committee is responsible for implementing interest rate risk management policies and risk management strategies approved by RCB's Board of Directors. The main objective of the Funds Management Committee is to protect the stability of RCB's net interest income in changing interest rate scenarios, although at times it may decide to position RCB for anticipated changes in the interest rate cycle. Such positions are monitored closely and are structured to be adjusted quickly in the case of adverse or unexpected market movements. The Funds Management Committee is comprised of a group of senior officers of RCB.

                                     TABLE F

              MATURITY OF SECURITIES AND LOANS AT DECEMBER 31, 1996


                                              After one year through five years       After five years
                                              ---------------------------------  ---------------------------
                                                    Fixed           Variable         Fixed        Variable
                                 One Year         interest          interest        interest      interest
                                  or Less           rate             rates            rate          rates         Total
                             ---------------- ----------------  ---------------- -------------- ------------- --------------
Money Market Securities        $  33,200,000    $      10,000         $  ----      $    ----      $   ----     $  33,210,000
Investment and Trading(1)        120,119,081      287,853,833            ----        48,632,788       ----       456,605,702
                               -------------    -------------                      ------------                -------------
     Total Securities          $ 153,319,081    $ 287,863,833            ----      $ 48,632,788       ----     $ 489,815,702
                               -------------    -------------                      ------------                -------------
Consumer                       $   9,510,986    $ 101,347,152            ----      $ 23,259,867       ----     $ 134,118,005
Commercial                        27,561,148       12,502,820            ----           976,789       ----        41,040,757
Mortgage                          51,112,039      100,127,595            ----        28,458,733       ----       179,698,367

     Total Loans                  88,184,173      213,977,567            ----        52,695,389       ----       354,857,129
                               -------------    -------------                      ------------                -------------
     Grand Total               $ 241,503,254    $ 501,841,400         $  ----      $101,328,177   $   ----     $ 844,672,831
                               =============    =============         =======      ============   ========     =============

(1) Excludes stock of Federal Home Loan Bank.

         LIQUIDITY RISK

         The financing of RCB's business activities gives rise to liquidity risk. The objective of RCB's liquidity management is to ensure sufficient cash flow to fund the origination and acquisition of assets, to repay deposit withdrawals and wholesale borrowing maturities, to meet operating expenses and to provide a cushion for reasonable unexpected contingencies.

         Substantial liquidity is available in RCB's assets. The investment portfolio consists primarily of securities issued by the U.S. Treasury and U.S. Government Agencies, while the loan portfolio is relatively short-term. Funding sources include a large, stable base of retail deposits.

         The major source of liquidity among RCB's assets is the investment portfolio. As of December 31, 1996, RCB's investment portfolio totaled $459 million and had an average maturity of 3 years. Cash and money market instruments amounted to $52 million, while U.S. Treasury and U.S. Government Agency obligations totaled $429 million, or 93% of the total portfolio, with an average maturity of 2.82 years.

         Securities classified as held-to-maturity amounted to $200 million, or 44% of the total portfolio as of December 31, 1996. Securities classified as available-for-sale amounted to $259 million, or 56% of the total portfolio, with an unrealized gain of $370,000. The investment portfolio can be sold in the secondary market with minimal transaction costs and can be borrowed against in the money markets at competitive rates.

         The net loan portfolio as of December 31, 1996 amounted to $349 million, of which $87 million, or 25%, was due within one year. Repayments of principal and interest from the portfolio provide a stable source of cash flow to RCB.

         The operations of RCB are funded primarily by the deposit base of its retail branches. This source of funds is much less volatile than institutional borrowings and its cost is less sensitive to changes in market rates. The core deposit base includes consumer and commercial demand deposits, savings, NOW and money market accounts and time deposits in denominations below $100,000. As of December 31, 1996, RCB's core deposits amounted to $515 million, or 79% of total deposits, an increase of $34 million, or 7.13%, from the previous year. Certificates of deposit with denominations of $100,000 or more as of December 31, 1996 totaled $141 million, or 21% of total deposits. Their distribution by maturity was as follows:


                                                           (in thousands)
                  3 months or less....................        $ 79,586
                  3 to 12 months .....................        $ 24,314
                  1 to 5 years........................        $ 37,155
                  Total CDs over $100,000.............        $141,055


         RCB also obtains financing through repurchase agreements and promissory notes. These obligations are customarily issued with five year terms at a lower rate than would otherwise be available.

         RCB's deposit base includes Section 936 deposits, which amounted to $85 million as of December 31, 1996, or 13% of total deposits. Also, Section 936 borrowings, including repurchase agreements and promissory notes, were $147 million, or 18% of total liabilities, as of the same date. RCB's total financing from Section 936 sources, including both deposits and borrowings, totaled $232 million, or 28% of total liabilities as of December 31, 1996.

         Internal guidelines are used by RCB to limit the maximum exposure to 936 funds that may be assumed, thereby maintaining their volume within prudent levels. An important objective of RCB's liquidity management is to ensure that alternative sources of financing are readily available to replace 936 funds completely in a cost efficient manner.

         RCB's management is confident that sufficient liquidity is available in the investment portfolio to repay on short notice the entire balance of 936 funds maturing within one year, which amounts to $88 million, or 38% of the total balance of Section 936 borrowings and certificates of deposit at December 31, 1996. RCB has available a substantial amount of credit lines totaling $10 million. Furthermore, RCB has available approximately $25 million in additional lines of credit from the Federal Home Loan Bank of New York.

         SHAREHOLDERS' EQUITY

         At December 31, 1996, shareholders' equity amounted to $66.4 million, an increase of $2.0 million or 3% compared with the balance of $64.4 million at year-end 1995. This increase is mainly due to earnings retention, offset by a $3 million reduction in unrealized gain on securities available for sale. RCB's shareholders' equity at December 31, 1996 included an allowance of $370,000, net of deferred taxes, in unrealized holding gains on securities available-for-sale, compared with unrealized holding gains of $3.3 million a year ago.

         RCB comfortably exceeds the regulatory risk-based capital requirements for well-capitalized institutions, due to the high level of capital and the large portion of low risk-rated assets. Tier 1 capital to risk-adjusted assets and total capital ratios at December 31, 1996 were 14.89% and 16.14%, compared with 16.64% and 17.33%, respectively, at year-end 1995. RCB's leverage ratio was 7.61% at December 31, 1996, compared with 7.94% for the previous year. Banks and bank holding companies which meet or exceed a Tier 1 ratio of 6%, a total capital ratio of 10% and a leverage ratio of 5% are considered well-capitalized by regulatory standards. Note 17 to RCB's financial statements shows the regulatory capital information for 1996 and 1995. See Appendix D.

         DIVIDENDS

         Dividends declared on common stock during 1996 totaled $2,100,000, compared with $1,950,000 in 1995 and $1,860,000 in 1994. The annual dividend per common share declared for 1996 was $3.50, compared with $3.25 in 1995 and $3.10 in 1994. The dividend pay out ratio to common shareholders for 1996 was 29.9% compared with 26.8% in 1995 and 25.6% in 1994.

OWNERSHIP OF RCB COMMON STOCK

  RCB

         The following table sets forth the equity securities of RCB beneficially owned by all directors and nominees as of February 28, 1997, naming them individually and directors and officers of RCB, as a group.


                                                                                   AMOUNT AND NATURE OF          PERCENT
NAME                                        TITLE OF CLASS                       BENEFICIAL OWNERSHIP (1)      OF CLASS(2)
----                                        --------------                       ------------------------      -----------
J. Adalberto Roig, Jr.,                        Common                                      87,461                  14.6%
  President and Director
Antonio Roig Ferre.                            Common                                      56,725                   9.5
  Director
Agustin Cabrer, Jr.                            Common                                     129,849(3)               21.6
  Director
Francisco J. Fernandez,                        Common                                       2,484                    *
  Director
Juan L. Balaguer,                              Common                                         204                    *
  Director
Jose D. Targa,                                 Common                                       2,201                    *
  Director
Dinorah J. Colon,                              Common                                         979                    *
  Director
Andres R. Nevares Gonzalez,                    Common                                       1,846                    *
  Director
Saturnino Pena Flores,                         Common                                         248                    *
  Director
Julio Pietrantoni Blasini,                     Common                                       1,500                    *
  Executive Vice President and Director
Francisco M. Sueiro,                           Common                                       4,132                    *
  Director
Jesus E. Amaral,                               Common                                         290                    *
  Director
Felix M. Leon,                                 Common                                         227                    *
  First Vice President
Fernando Pagan,                                Common                                          25                    *
  Senior Vice President
Eugenio M. Fontanes,                           Common                                          17                    *
  Vice President
All directors and executive officers           Common                                     288,188(3)               48.0
  as a group (15
persons)

------------------------

*Less than 1%.

 (1) Each director has, included in those listed above, 100 shares required by the Banking Law to qualify as a director.
 (2)   Based on 600,000 shares outstanding as of February 28, 1997.

 (3) Includes 4,250 shares owned by Mr. Cabrer and 125,599 shares as to which Mr. Cabrer has sole voting power pursuant to certain powers of attorney granted to Mr. Cabrer by Gladys Roig Cabrer, Andres A. Nevares Cabrer, Maria G. Nevares Cabrer, Anthony D. Duke, Jr., Olga Cabrer Duke, Cristina H. King Cabrer, Spencer F. King Cabrer and Milena Duke Cabrer.

       The following table presents the information indicated as of February 28, 1997, with respect to any person known to RCB to be the beneficial owner of more than 5% of the equity securities of RCB.

                                                                            AMOUNT AND NATURE
                                                                             OF BENEFICIAL                 PERCENT
NAME AND ADDRESS                          TITLE OF CLASS                       OWNERSHIP                  OF CLASS(1)
----------------                          --------------                       ---------                  -----------
Gladys Roig Cabrer                           Common                            117,040(2)                    19.5%
PO Box 8569
Humacao, Puerto Rico 00792

Aileen Roig Ferre                            Common                             95,134                       15.9
PO Box 458
Humacao, Puerto Rico 00792

J. Adalberto Roig, Jr.                       Common                             87,461                       14.6
PO Box 457
Humacao, Puerto Rico 00792

Emma R. Roig Pietri                          Common                             83,899(3)                    13.2
42 Plymouth Road
Plandome, New York 11020

Antonio Roig Ferre                           Common                             56,725                        9.5
PO Box 458
Humacao, Puerto Rico 00792

Agustin Cabrer, Jr.                          Common                            129,849(4)                    21.6
Starlight Housing
Development Group
Caribe Building, Suite 1001
San Juan, Puerto Rico 00901

----------------------
(1)    Based on 600,000 shares outstanding as of February 28, 1997.
(2) Mr. Agustin Cabrer, Jr. has a power of attorney giving him the exclusive right to vote the shares owned by Ms. Gladys Roig Cabrer, who is his mother.
(3) Includes 4,617 shares owned by Ms. Roig Pietri and 79,282 shares of the estate of Ms. Roig Pietri's mother, for which Ms. Roig Pietri acts as executor.
(4) Includes 4,250 shares owned by Mr. Cabrer and 125,599 shares as to which Mr. Cabrer has sole voting power pursuant to certain powers of attorney granted to Mr. Cabrer by Gladys Roig Cabrer, Andres A. Nevares Cabrer, Maria G. Nevares Cabrer, Anthony D. Duke, Jr., Olga Cabrer Duke, Cristina H. King Cabrer, Spencer F. King Cabrer and Milena Duke Cabrer.


BANPONCE AND BANCO POPULAR

         As of February 28, 1997, none of BanPonce's directors, executive officers or their affiliates beneficially owned any shares of RCB Common Stock.


BACKGROUND OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the name of each director or executive officer of RCB who will serve as a director or executive officer of BanPonce, his age, a brief description of his recent business experience including present occupation and employment, the year in which he first became a director of RCB and the year in which his term as director of RCB expires and his remuneration.



Name, Age, Principal                               Director               Expiration of
Occupation, Business Experience for Five Years     Since                  Current Term         Remuneration
----------------------------------------------     -----                  ------------         ------------

J. Adalberto Roig, Jr.                             1973                   1997                    $300,000
Age 65; President and Chief Executive
Officer of RCB since 1977.  Mr. Roig
has been an employee of RCB since 1973.


                COMPARISON OF RIGHTS OF HOLDERS OF RCB COMMON
                       STOCK AND BANPONCE COMMON STOCK


As a result of the Merger, holders of RCB Common Stock, whose rights are currently governed by the Banking Law and the Articles of Incorporation and By-laws of RCB, will become shareholders of BanPonce. Accordingly, their rights will be governed by the provisions of the Puerto Rico GCL and the Restated Certificate of Incorporation and By-laws of BanPonce. Certain differences arise from this change of governing law, as well as from distinctions between the Articles of Incorporation and By-laws of RCB and the Restated Certificate of Incorporation and By-laws of BanPonce. The following discussion is not intended to be an exhaustive statement of the differences affecting the rights of RCB shareholders, but summarizes certain significant differences.

ISSUANCE OF CAPITAL STOCK

         Under the Articles of Incorporation of RCB, the authorized capital stock of RCB is 2,500,000 shares of common stock, par value $10.00 per share. Under the Restated Certificate of Incorporation of BanPonce, the authorized capital stock of BanPonce is 90,000,000 shares of BanPonce Common Stock and 10,000,000 shares of BanPonce Preferred Stock. The par value of BanPonce Common Stock is $6.00 per share. At BanPonce's annual meeting of shareholders to be held on April 25, 1997, BanPonce shareholders will vote on a proposal made by BanPonce's Board of Directors to increase the authorized number of shares of BanPonce Common Stock from 90,000,000 to 180,000,000.

BOARD OF DIRECTORS

         1. Classified Board of Directors. The Certificate of Incorporation of RCB provides that the Board of Directors shall consist of five members, or such number as shall be established in the By-laws of RCB. The By-laws provide that the Board of Directors of RCB shall be composed of thirteen directors, and that each director shall serve for a term of one year and until his successor has been elected and has been qualified.

         The Restated Certificate of Incorporation and By-laws of BanPonce establish a classified Board of Directors pursuant to which the Board of Directors is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected.

         The classification of directors has the effect of making it more difficult for shareholders to change the composition of the BanPonce Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the BanPonce Board. Such a delay may help ensure that the BanPonce Board, if confronted by a holder attempting to force a stock repurchase at a premium above market prices, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what they believe are the best interests of the shareholders.

         The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of BanPonce, even though such an attempt might be beneficial to the company and its shareholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provision is designed to discourage accumulations of large blocks of BanPonce's stock by purchasers whose objective is to have such stock repurchased by BanPonce at a premium, the classified board provision could tend to reduce the temporary fluctuations in the market price of BanPonce's stock that could be caused by accumulations of large blocks of such stock. Accordingly, shareholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

         2. Vacancies. The By-laws of RCB provide that any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors. A director so elected shall serve for the unexpired term of his predecessor.

         The By-laws of BanPonce provide that any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, will be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any director so elected shall hold office only until the next succeeding annual meeting of shareholders. At such annual meeting, such director will be elected and qualified in the class in which such director is assigned to hold office for the term or remainder of the term of such class. Directors will continue in office until others are chosen and qualified in their stead. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, so as to make all classes as nearly equal in number as possible. To the extent of any inequality within the limits of the foregoing, the class of directorships will be the class or classes then having the last date or the later dates for the expiration of its or their terms. No decrease in the number of directors shall shorten the term of any incumbent director.

         3. Removal for Cause. The By-laws of RCB provide that any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the issued and outstanding shares of RCB Common Stock at any general or special meeting called for that purpose.

         The Restated Certificate of Incorporation of BanPonce provides that any director may be removed from office as a director, but only for cause, by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock of BanPonce entitled to vote generally in the election of directors, voting together as a single class.

         4. Action in Lieu of Meeting and by Communications Equipment. The Banking Law does not expressly provide for the Board of Directors of RCB to take action without a meeting. The Puerto Rico GCL provides that actions that may be taken by the BanPonce Board of Directors can be taken without a meeting, if a consent in writing, setting forth the action so taken, is signed by all of the directors. In addition, the Puerto Rico GCL, in contrast to the Banking Law, permits that any action that may be taken at a meeting of directors can be undertaken by means of a telephone conference or similar communications equipment pursuant to which all persons participating in the meeting can hear each other at the same time.

         5. Board Committees. The Banking Law and the By-laws of RCB provide that the Board of Directors of RCB may, by resolution adopted by a majority of the full Board, from time to time appoint any number of committees composed of not less than 3 directors. The Puerto Rico GCL provides that the Board of Directors of a corporation (other than a bank) may, by resolution adopted by the full Board, appoint any number of committees composed of one or more directors. The By-laws of BanPonce provide that the Board of Directors of BanPonce may, by resolution adopted by the full Board, appoint any number of committees composed of two or more directors.

PREEMPTIVE RIGHTS

         Holders of shares of Common Stock of RCB are not entitled to preemptive rights with regard to additional issues of capital stock.

         The Restated Certificate of Incorporation of BanPonce provides that the common shareholders will have preference for the subscription for newly-issued shares of common stock of BanPonce on a pro rata basis unless the Board of Directors unanimously resolves otherwise, but the shareholders shall have no preference to subscribe therefor in the event of new issues of shares of stock which may be authorized pursuant to any Dividend Reinvestment and Stock Purchase Plan of BanPonce or which may be authorized in order to exchange such new shares of stock for property which the Board of Directors may consider convenient or necessary for BanPonce to acquire, nor shall the shareholders have any right of preference therefor in the event of new issues of stock in payment of services rendered to BanPonce, or of shares of stock to be issued for sale to officers or employees, on the basis of options, as an incentive either to commence or to continue rendering services for BanPonce.

ARBITRATION

         Neither the Certificate of Incorporation and By-laws of RCB nor the Restated Certificate of Incorporation and By-laws of BanPonce provide for arbitration.

PAYMENT OF DIVIDENDS

         The ability of RCB to pay dividends on its common stock is restricted by the Banking Law and by policies of the FDIC. BanPonce is not subject to these restrictions on its ability to pay dividends, but is limited by certain restrictions generally imposed on Puerto Rico corporations (i.e., dividends may be paid only out of the corporation's net assets in excess of its capital) and the policies of the Federal Reserve and any relevant contractual restrictions. Moreover, BanPonce's principal source of income consists of dividends, if any, from the Surviving Bank. The Surviving Bank will be subject to the restrictions on dividends imposed by the Banking Law, the Federal Reserve Act and policies of the Federal Reserve. See "REGULATION AND SUPERVISION".

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Banking Law, the Certificate of Incorporation and the By-laws of RCB do not contain any provision relating to indemnification of directors and officers of RCB.

         The Banking Law exempts directors of a bank from personal liability for their acts as directors of the bank, unless such acts were willful violations of the laws or statutes of the bank or were willful infractions of any lawful resolution adopted by the shareholders of the bank. Under the Puerto Rico GCL, pursuant to which BanPonce is formed, directors and officers of BanPonce are liable if they knowingly cause to be published or give out any written statement or report of the condition of BanPonce that is false in any material respect. The Restated Certificate of Incorporation of BanPonce requires BanPonce to indemnify any director, officer, employee or agent of BanPonce for liability and for the expenses incurred in defending against such liability arising from actions taken in respect of his position if such actions were taken in good faith in a manner that he reasonably believed to be in or not opposed to the best interests of BanPonce, or with respect to a criminal proceeding, if he had no reasonable cause to believe that his action was unlawful. Under certain circumstances, BanPonce may advance to such person amounts to cover the expenses of litigation.

QUALIFICATION OF DIRECTORS

         The Banking Law requires that each director of RCB must reside in Puerto Rico and be registered in RCB's shareholders registry books on the date of his election as the owner of shares of RCB Common Stock having an aggregate par value of not less than $1,000. Each director of RCB must, prior to his qualification for office, deliver to RCB the certificates of his qualifying shares and take an oath that he will properly and faithfully discharge his office and guard fulfillment of the Banking Law and other legislation applicable to RCB. Neither the Puerto Rico GCL nor the Restated Certificate of Incorporation of BanPonce imposes qualification requirements on directors of BanPonce.

SPECIAL MEETINGS OF THE SHAREHOLDERS

         Under RCB's By-laws, a special meeting of shareholders may be called for any purpose at any time by the Chairman of the Board or the President of RCB, or by the President of RCB at the written request of shareholders representing not less than one-fifth of the outstanding shares of Common Stock of RCB. The Banking Law does not expressly provide for shareholders to take action in lieu of a meeting. The Puerto Rico GCL and the Restated Certificate of Incorporation of BanPonce do not specify a procedure for calling a special meeting of shareholders. The By-laws of BanPonce, however, provide that a special meeting of shareholders may be called by the Board of Directors, Chairman of the Board of Directors or the President of BanPonce and provides for notice of such a meeting. The Puerto Rico GCL, in contrast to the Banking Law, does permit shareholders to take action in lieu of a meeting if all shareholders entitled to vote on the action consent in writing to the action.

SHAREHOLDER APPROVAL OF MERGERS AND APPRAISAL RIGHTS

         Under the Banking Law, the approval of the holders of three-fourths of RCB's capital stock is required for a merger or consolidation and the approval of two-thirds of the voting stock is required for a voluntary dissolution of RCB. Although under the Puerto Rico GCL, BanPonce can accomplish a merger or consolidation with approval of the holders of two-thirds of its outstanding stock or a transfer of all of its assets or a voluntary dissolution of BanPonce with the approval of two-thirds of the voting stock issued and outstanding, the Restated Certificate of Incorporation of BanPonce requires the approval of seventy-five percent (75%) of BanPonce's capital stock (both common and preferred voting as a class) for a merger, reorganization, consolidation, transfer of substantially all the assets of BanPonce or the voluntary dissolution of BanPonce. Under the Puerto Rico GCL, BanPonce shareholders who do not approve a merger or consolidation would be entitled to appraisal rights in such transactions.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

         Under the Banking Law, RCB may amend its Certificate of Incorporation if such amendment is approved by the votes of two-thirds of the entire capital stock of RCB and if such amendment is approved by the Commissioner of Financial Institutions and is filed with the Secretary of State of Puerto Rico. The By-laws of RCB may be amended under the Banking Law by a majority vote of the capital stock of RCB present at a general meeting of the shareholders of RCB if more than one-half of the capital stock is present at such meeting.

         Under the Restated Certificate of Incorporation of BanPonce, amendments to the Restated Certificate of Incorporation of BanPonce require the approval of not less than two-thirds of the total number of outstanding shares of capital stock (both common and preferred voting as a class) of BanPonce and, if such amendment concerns Article Tenth (which governs the approval of certain business combinations and voluntary dissolution), the approval of not less than seventy-five percent (75%) of the total number of outstanding shares of capital stock of BanPonce. An absolute majority of the Board of Directors has the power to adopt, amend or repeal the By-laws of BanPonce, provided that any By-laws adopted, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be adopted, by a majority of the shareholders of BanPonce.

INSPECTION OF BOOKS AND RECORDS BY SHAREHOLDERS

         The Banking Law does not contain any provision relating to the rights of the shareholders of a Puerto Rico bank to inspect the books and records of said bank. The Puerto Rico GCL provides that the shareholders of record of a Puerto Rico corporation have the right, upon written demand under oath stating the purpose thereof, during business hours to inspect for any proper purpose the corporation's stock ledger, list of shareholders, and the corporation's other books and records. The Puerto Rico GCL describes as a "proper purpose" a purpose reasonably related to a person's interest as a shareholder.

                   DESCRIPTION OF BANPONCE'S CAPITAL STOCK

         The authorized capital stock of BanPonce consists of 90,000,000 shares of Common Stock, par value $6.00 per share, and 10,000,000 shares of Preferred Stock. The Preferred Stock is issuable in one or more series, with such terms, and at such times and for such consideration as the Board of Directors of BanPonce determines. As of February 28, 1997, there were issued and outstanding 4,000,000 shares of 8.35% Series A Preferred Stock and 66,121,855 shares of Common Stock. The Common Stock is traded in the over-the-counter market on the Nasdaq National Market System. At BanPonce's annual meeting of shareholders to be held on April 25, 1997, BanPonce shareholders will vote on a proposal made by BanPonce's Board of Directors to increase the authorized number of shares of BanPonce Common Stock from 90,000,000 to 180,000,000.

         The following description summarizes the material provisions of the Common Stock. It does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of Puerto Rico of Puerto Rico, BanPonce's Restated Certificate of Incorporation (the "Certificate"), the Rights Agreement (defined below), the Certificate of Designation describing the Series A Participating Preferred Stock and the Dividend Reinvestment Plan (described below).

COMMON STOCK

         Subject to the rights of holders of any Preferred Stock outstanding, holders of Common Stock are entitled to receive ratably such dividends, if any, as the Board of Directors may in its discretion declare out of legally available funds.

         The holders of the Common Stock are entitled to one vote per share on all matters brought before the shareholders. The holders of the Common Stock do not have the right to cumulate their shares of Common Stock in the election of directors. The Certificate provides that the approval of a merger, reorganization, or consolidation of BanPonce or the sale of substantially all of the assets of BanPonce or the approval or voluntary dissolution of BanPonce requires the vote of the holders of 75% of the total number of outstanding shares of BanPonce.

         In the event of liquidation, holders of the Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any Preferred Stock hereafter issued by BanPonce.

         The Certificate provides that the members of the Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, one-third of the members of the Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed.

         The Certificate provides that a director, or the entire Board of Directors, may be removed by the shareholders only for cause. The Certificate and Bylaws of BanPonce also provide that the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Certificate of BanPonce described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of two-thirds of the total number of outstanding shares of BanPonce.

         Certain of the provisions contained in the Certificate have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to shareholder control. These provisions also may tend to discourage attempts by third parties to acquire BanPonce because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of BanPonce, thereby reducing the amount a shareholder might realize in, for example, a tender offer for the capital stock of BanPonce.

         Pursuant to the Certificate, holders of the Common Stock and only the Common Stock are entitled to preferential rights to purchase or subscribe for newly issued shares of Common Stock on a pro rata basis unless, in approving the issuance of Common Stock, or any transaction resulting in the issuance of any Common Stock of BanPonce, the Board of Directors of BanPonce unanimously resolves otherwise. The shareholders have no preference to subscribe therefor in the event of new issues of shares of stock which may be authorized pursuant to any dividend reinvestment and stock purchase plan of BanPonce or which may be authorized in order to exchange such new shares of stock for property which the Board of Directors may consider convenient or necessary for BanPonce to acquire, nor shall the shareholders have any right of preference therefor in the event of new issues of stock in payment of services rendered to BanPonce, or of shares of stock to be issued to officers or employees, on the basis of options, as an incentive either to commence or to continue rendering services for BanPonce. There are no redemption or call provisions applicable to shares of Common Stock.

         The outstanding shares of Common Stock are, and shares of Common Stock offered hereby upon their due issuance, delivery and the receipt of payment therefor will be fully paid and nonassessable.

         The Registrar and Transfer Agent for the Common Stock of BanPonce is Banco Popular de Puerto Rico.

SHAREHOLDER RIGHTS PLAN


         Pursuant to a Rights Agreement, dated as of August 11, 1988, as amended as of December 11, 1990 (the "Rights Agreement"), between BanPonce and
Chase Manhattan Bank, holders of shares of Common Stock outstanding at the close of business on August 31, 1988 received the right (the "Preferred
Rights") to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock of BanPonce ("Series A Participating Preferred Stock") on the terms set forth in the Rights Agreement. There is one Preferred Right attached to each share of Common Stock outstanding. In addition, as long as the Preferred Rights are attached to the Common Stock, one Preferred Right will be issued with each new share of Common Stock issued. At the time the Preferred Rights become exercisable, separate certificates will be issued and the Preferred Rights could begin to trade separately from the Common Stock. Preferred Rights become exercisable (i) on the close of business on the tenth business day after BanPonce or any person or group publicly announces that such person or group has acquired 15% or more of the shares of the Common Stock then outstanding, or (ii) on the close of business on the tenth business day after the commencement of a tender or exchange offer which, if consummated, would result in such person becoming the beneficial owner of 20% or more of the Common Stock. The Preferred Rights may be deemed to have an anti-takeover effect and generally may cause substantial dilution to a person or group that attempts to acquire BanPonce under circumstances not approved by BanPonce's Board of Directors.




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


DIVIDEND REINVESTMENT PLAN

         BanPonce maintains a dividend reinvestment plan providing for the purchase of additional shares of Common Stock by reinvestment of cash dividends paid on the outstanding capital stock and also by optional direct cash payments by shareholders. Dividends reinvested are applied to the purchase of shares of Common Stock at 95% of the market value at the time of purchase. Optional cash purchases may be made at 100% of the market value of the Common Stock at the time of purchase.

PREFERRED STOCK

         The Board of Directors of BanPonce is authorized to provide for the issuance of shares of BanPonce Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof to be adopted by the Board of Directors, except as otherwise provided in the Restated Certificate of Incorporation or any amendment thereto. The issuance of shares of BanPonce Preferred Stock could make it more difficult and more expensive for another person or entity to obtain control of BanPonce in a merger, tender offer, proxy fight or similar transaction. The ability of the Board of Directors to issue shares of BanPonce Preferred Stock in such a situation could have the effect of discouraging a potential acquiror and may have an adverse effect on shareholders wishing to participate in a merger, tender offer or proxy fight. BanPonce's management is not aware of any person or entity currently seeking control of BanPonce.

         The 8.35% Series A Preferred Stock entitle the holders thereof to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, cash dividends at the annual rate per share of 8.35% of the liquidation preference of $25 per share, or $0.173958 per share per month, accruing from the date of original issuance and payable monthly in arrears in United States dollars on the last day of each calendar month thereafter.

         Dividends on the 8.35% Series A Preferred Stock are non-cumulative. To the extent that funds are not legally available for the payment of such dividends for any monthly dividend period or that such dividends are not declared with respect to any monthly dividend period, then the holders of the 8.35% Series A Preferred St respect of such monthly dividend period. The Corporation may not pay dividends on or acquire shares of common stock of the Corporation or other class of stock of the Corporation ranking junior to the 8.35% Series A Preferred Stock unless all accrued and unpaid dividends on the 8.35% Series A Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date shall have been paid or are paid contemporaneously and the full monthly dividend on the 8.35% Series A Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment.

         The 8.35% Series A Preferred Stock is redeemable on and after June 30, 1998, at the option of the Corporation, in whole or in part from time to time. The redemption price per share is $26.25 from June 30, 1998 through June 29, 1999, $26.00 from June 30, 1999 through June 29, 2000, $25.75 from June 30, 2000 through June 29, 2001, $25.50 from June 30, 2001 through June 29, 2002 and $25.00 from June 30, 2002 and thereafter, plus accrued and unpaid dividends for the then current monthly dividend period to the date fixed for redemption. Under current regulations, the Corporation is not permitted to exercise any option to redeem shares of 8.35% Series A Preferred Stock without the prior approval of the Federal Reserve Board.

         The 8.35% Series A Preferred Stock is not convertible into or exchangeable for any other securities of the Corporation. Holders of shares of 8.35% Series A Preferred Stock have no right to require the Corporation to redeem or repurchase any such shares, and such shares are not subject to any sinking fund or similar obligation.



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


         In the event of the liquidation, dissolution or winding up of the Corporation, holders of the 8.35% Series A Preferred Stock will be entitled to receive a liquidation preference of $25 for each share, plus accrued and unpaid dividends for the then current monthly dividend period to the date of payment.


                          SUPERVISION AND REGULATION


GENERAL

         BanPonce is a bank holding company subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a bank holding company, BanPonce's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and BanPonce may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company in the United States, including a bank, without the prior approval of the Federal Reserve. In addition, bank holding companies are generally prohibited under the BHC Act from engaging in nonbanking activities, subject to certain exceptions.

         Banco Popular is considered a foreign bank for purposes of the International Banking Act of 1978, as amended (the "IBA"). Under the IBA, Banco Popular is not permitted to operate a branch or agency that is located outside of its "home state" except to the extent that a national bank with the same home state is permitted to do so as described under "-- Interstate Banking Legislation" below. Puerto Rico is not considered a state for purposes of these geographic limitations. Banco Popular has designated the state of New York as its home state. In addition, some states have laws prohibiting or restricting foreign banks from acquiring banks located in such states and treat Puerto Rico's banks and bank holding companies as foreign banks for such purposes.

         Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB are subject to supervision and examination by applicable federal and state banking agencies including, in the case of Banco Popular, the Federal Reserve and the Office of the Commissioner of Financial Institutions of Puerto Rico, in the case of Banco Popular (Illinois), the Federal Deposit Insurance Corporation (the "FDIC") and the Illinois Commissioner of Banks and Trust Companies, in the case of Banco Popular (California), the Office of the Comptroller of the Currency (the "OCC") and in the case of Banco Popular, FSB, the Office of Thrift Supervision (the "OTS") and the FDIC. Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of other investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

HOLDING COMPANY STRUCTURE

         Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB are subject to restrictions under federal law that limit the transfer of funds between them and BanPonce and its nonbanking subsidiaries, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB, respectively, to BanPonce or to any one nonbanking subsidiary, are limited in amount to 10% of the transferring institution's capital stock and surplus and, with respect to BanPonce and all of its nonbanking subsidiaries, to an aggregate of 20% of the transferring institution's capital stock and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.




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         Under Federal Reserve policy, a bank holding company, such as BanPonce, is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank.
In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary depository institution will be assumed by the bankruptcy trustee and entitled to a priority of payment. Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB are currently the only subsidiary depository institutions of BanPonce.

         Because BanPonce is a holding company, its right to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of depository institution subsidiaries) except to the extent that BanPonce may itself be a creditor with recognized claims against the subsidiary.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution (which term includes both banks and savings associations), the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB are currently the only controlled FDIC-insured depository institutions of BanPonce. In some circumstances (depending upon the amount of the loss or anticipated loss suffered by the FDIC), cross-guarantee liability may result in the ultimate failure or insolvency of one or more insured depository institutions in a holding company structure. Any obligation or liability owned by a subsidiary depository institution to its parent company is subordinated to the subsidiary bank's cross-guarantee liability with respect to commonly controlled insured depository institutions.

CAPITAL ADEQUACY

         Under the Federal Reserve's risk-based capital guidelines for bank holding companies and member banks, the minimum guidelines for the ratio of qualifying total capital ("Total capital") to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the Total capital is to be comprised of common equity, retained earnings, minority interests in unconsolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets discussed below ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves ("Tier 2 Capital").

         The Federal Reserve has adopted regulations that require most intangibles, including core deposit intangibles, to be deducted from Tier 1 Capital. The regulations, however, permit the inclusion of a limited amount of intangibles related to purchased mortgage servicing rights and purchased credit card relationships and include a "grandfather" provision permitting the continued inclusion of certain existing intangibles.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies and member banks. These guidelines provide for a minimum ratio of Tier 1 Capital to total assets, less goodwill and certain other intangible assets discussed below (the "leverage ratio") of 3% for bank holding companies and member banks that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies and member banks will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the



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


minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" and other indicia of capital strength in evaluating proposals for expansion or new activities.
The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 Capital, less all intangibles, to total assets, less all intangibles.

         Under the Federal Reserve's requirements, BanPonce's and Banco Popular's capital ratios at December 31, 1996 are set forth below:


                                                                          BanPonce              Banco Popular
                                                                          --------              -------------
Tier 1 Capital .......................................................    11.63%                       11.31%
Total Capital.........................................................    14.18%                       12.57%
Leverage ratio........................................................     6.71%                        6.65%



         Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB are subject to similar capital requirements adopted by the FDIC, the OCC and the OTS, respectively.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See "FDICIA" below.

         Bank regulators have in the past indicated their desire to raise capital requirements applicable to banking organizations beyond current levels. However, management is unable to predict whether and when high capital requirements would be imposed and, if so, at what levels or on what schedule.

FDICIA

         Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal banking regulators must take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA and regulations thereunder establish five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution is deemed well capitalized if it maintains a leverage ratio of at least 5%, a risk-based Tier I capital ratio of at least 6% and a risk-based Total capital ratio of at least 10% and is not subject to any written agreement or directive to meet a specific capital level. A depository institution is deemed adequately capitalized if it is not well capitalized but maintains a leverage ratio of at least 4% (or at least 3% if given the highest regulatory rating and not experiencing or anticipating significant growth), a risk-based Tier I capital ratio of at least 4% and a risk-based Total capital ratio of at least 8%. A depository institution is deemed undercapitalized if it fails to meet the standards for adequately capitalized institutions (unless it is deemed significantly or critically undercapitalized). An institution is deemed significantly undercapitalized if it has a leverage ratio of less than 3%, a risk-based Tier I capital ratio of less than 3% or a risk-based Total capital ratio of less than 6%. An institution is deemed critically undercapitalized if it has tangible equity equal to 2% or less of total assets. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories.

         At February 28, 1997, Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB were well capitalized. An institution's capital category, as determined by applying the prompt corrective action provisions of law, may not constitute an accurate representation of the overall financial condition or prospects of BanPonce or its banking subsidiaries, and should be considered in conjunction with other available information regarding BanPonce's financial condition and results of operations.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be


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

undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it were signigicantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions such as the banking and savings association subsidiaries of BanPonce, but they are not directly applicable to holding companies, such as BanPonce, which control such institutions. However, federal banking agencies have indicated that, in regulating holding companies, they may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to such provisions and regulations.

INTERSTATE BANKING LEGISLATION

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits bank holding companies, with Federal Reserve approval, to acquire banks located in states other than the holding company's home state without regard to whether the transaction is prohibited under state law. In addition, commencing June 1, 1997, national and state banks with different home states will be permitted to merge across state lines, with approval of the appropriate federal banking agency, unless the home state of a participating bank passes legislation prior to May 31, 1997 expressly prohibiting interstate mergers. States may "opt in" to permit interstate branching by merger prior to June 1, 1997, and to permit de novo interstate branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the state which has opted out, whether through an acquisition or de novo. A foreign bank, like Banco Popular, may branch interstate by merger or de novo to the same extent as domestic banks in the foreign bank's home state, which, in the case of Banco Popular, is New York.

         Various other legislation, including proposals to overhaul the bank regulatory system, expand bank and bank holding company powers and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. BanPonce cannot determine the ultimate effect that on, if enacted, or implementing regulations, would have upon their financial condition or results of operations.

DIVIDEND RESTRICTIONS

         The principal source of cash flow for BanPonce is dividends from Banco Popular. Various statutory provisions limit the amount of dividends Banco Popular can pay to BanPonce without regulatory approval. As a member bank subject to the regulation of the Federal Reserve, Banco Popular must obtain the approval of the Federal Reserve for any dividend if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve, for that year, combined with its retained net profits for the preceding two years. In addition, a member bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to


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


include the principal amount of loans that are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, a member bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand. A member bank may, however, net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts as so defined in excess of that amount. At December 31, 1996, Banco Popular could have declared a dividend of approximately $197.1 million without the approval of the Federal Reserve. Illinois law contains similar limitations on the amount of dividends that Banco Popular (Illinois) can pay and the National Bank Act contains similar limitations, on the amount of dividends that Banco Popular (California) can pay. In addition, OTS regulations limit the amount of capital distributions (whether by dividend or otherwise) that any savings association may make without prior OTS approval, based upon the savings, association's regulatory capital levels. These limitations are applicable to Banco Popular, FSB. Also, in connection with the acquisition by Banco Popular, FSB from the RTC of four New Jersey branches of the former Carteret Federal Savings Bank, the RTC provided Banco Popular, FSB and BanPonce interim financial assistance. Pursuant to the terms of such financing, evidenced by a promissory note (which matures on January 20, 2000 but is prepayable any time before then), Banco Popular, FSB may not, among other things, declare or pay any dividends on its outstanding capital stock (unless such dividends are used exclusively for payment of principal of or interest on such promissory note) or make any distributions of its assets in full of such promissory note.

         The payment of dividends by Banco Popular, Banco Popular (Illinois), Banco Popular (California) or Banco Popular, FSB may also be affected by other regulatory requirements and policies, such as the maintenance of adequate capital. If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice (that, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such depository institution cease and desist from such practice. The Federal Reserve has issued a policy stat insured banks and bank holding companies should generally pay dividends only out of current operating earnings. In addition, all insured depository institutions are subject to the capitalbased limitations required by FDICIA. See "FDICIA."

         See "Supervision and Regulation - Puerto Rico Regulation" for a description of certain restrictions on Banco Popular's ability to pay dividends under Puerto Rico law.

FDIC INSURANCE ASSESSMENTS

         Banco Popular, Banco Popular (Illinois), Banco Popular (California) and Banco Popular, FSB are subject to FDIC deposit insurance assessments.

         Pursuant to FDICIA, the FDIC has adopted a risk-based assessment system, under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. An institution's risk category is based partly upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of the following "supervisory subgroups": "A", "B" or "C". Group "A" institutions are financially sound institutions with only a few minor weaknesses; group "B" institutions are institutions that demonstrate weaknesses that, if not corrected, could result in significant deterioration; and group "C" institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

         The FDIC reduced the insurance premiums it charges on bank deposits insured by the Bank Insurance Fund ("BIF") to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("DIFA") was enacted and signed into law. DIFA repealed the statutory minimum premium, and currently premiums related to deposits assessed by both the BIF and the Savings Association Insurance Fund ("SAIF") are to be assessed at a rate of between 0 cents and 27 cents per $100.00 of deposits. DIFA also provides for a special one-time assessment imposed on deposits insured by the SAIF to recapitalize the SAIF to bring the SAIF up to statutory required levels. BanPonce accrued for the one-time assessment in the third quarter of 1996.

         DIFA also separates, effective January 1, 1997, the Financing Corporation ("FICO") assessment to service the interest on its bond obligations from the BIF and SAIF assessments. The amount assessed on individual institutions by the FICO will be in addition to the amount, if any, paid for deposit insurance according to the FDIC's risk-related assessment rate schedules. FICO assessment rates for the first semiannual period of 1997 were set at 1.30 basis points annually for BIF-assessable deposits and 6.48 basis points annually for SAIF-assessable deposits. (These rates may be adjusted quarterly to reflect changes in assessment bases for the BIF and the SAIF. By law, the FICO rate on BIF-assessable deposits must be one-fifth the rate on SAIF-assessable deposits until the insurance funds are merged or until January 1, 2000, whichever occurs first.) As of December 31, 1996, BanPonce had a BIF deposit assessment base of approximately $10.1 billion and a SAIF deposit assessment base of approximately $207 million.

BROKERED DEPOSITS

         FDIC regulations adopted under FDICIA govern the receipt of brokered deposits. Under these regulations, a bank cannot accept, roll over or renew brokered deposits (which term is defined also to include any deposit with an interest rate more than 75 basis points above prevailing rates) unless (i) it is well capitalized, or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that is adequately capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. BanPonce does not believe the brokered deposits regulation has had or will have a material effect on the funding or liquidity of Banco Popular, Banco Popular (Illinois), Banco Popular (California) or Banco Popular, FSB.

PUERTO RICO REGULATION

         As a commercial bank organized under the laws of Puerto Rico, Banco Popular is subject to supervision, examination and regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico (the "Office of the Commissioner"), pursuant to the Puerto Rico Banking Act of 1933, as amended (the "Banking Law").

         Section 27 of the Banking Law requires that at least ten percent (10%) of the yearly net income of a bank be credited annually to a reserve fund. This apportionment shall be done every year until the reserve fund shall be equal to ten percent (10%) of the total deposits or the total paid-in capital, whichever is greater. At the end of its most recent fiscal year, Banco Popular had an adequate reserve fund established.

         Section 27 of the Banking Law also provides that when the expenditures of a bank are greater than the receipts, the excess of the former over the latter shall be charged against the undistributed profits of the bank, and the balance, if any, shall be charged against the reserve fund, as a reduction thereof. If there is no reserve fund sufficient to cover such balance in whole or in part, the outstanding amount shall be charged against the capital account and no dividend shall be declared until said capital has been restored to its original amount and the reserve fund to 20% of the original capital.

         Section 16 of the Banking Law requires every bank to maintain a legal reserve which shall not be less than 20% of its demand liabilities, except government deposits (federal, state and municipal) which are secured by actual collateral. However, if a bank becomes a member of the Federal Reserve System, the 20% legal reserve shall not be effective and the reserve requirements demanded by the Federal Reserve System shall be applicable. However, pursuant to an order of the Federal Reserve dated November 24, 1982, the Bank has been exempted from such reserve requirements with respect to deposits payable in Puerto Rico. As to those deposits, the Section 16 reserve requirements are applicable.

         Section 17 of the Banking Law permits Banco Popular to make loans to any one person, firm, partnership or corporation, up to an aggregate amount of fifteen percent (15%) of the paid-in capital and reserve fund of Banco


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

Popular. As of December 31, 1996, the legal lending limit for Banco
Popular under this provision was approximately $90 million. If such loans are secured by collateral worth at least twenty-five percent (25%) more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of Banco Popular, plus its reserve fund. There are no restrictions under Section 17 on the amount of loans that are wholly secured by bonds, securities and other evidences of indebtedness of the Government of the United States or Puerto Rico, or by current debt bonds, not in default, of municipalities or instrumentalities of Puerto Rico.

         Section 14 of the Banking Law authorizes Banco Popular to conduct certain financials and related activities directly or through subsidiaries, including finance leasing of personal property, making and servicing mortgage loans and operating a small-loan company. Banco Popular engages in these activities through its wholly owned subsidiaries, Popular Leasing & Rental, Inc., Popular Mortgage, Inc., and Popular Consumer Services, Inc., respectively, all of which are organized and operate in Puerto Rico.

         The Finance Board, which is a part of the Office of the Commissioner, but also includes as its members the Secretary of the Treasury, the Secretary of Commerce, the Secretary of Consumer Affairs, the President of the Planning Board, and the President of the Government Development Bank for Puerto Rico, has the authority to regulate the maximum interest rates and finance charges that may be charged on loans to individuals and unincorporated businesses in Puerto Rico. The current regulations of the Finance Board provide that the applicable interest rate on loans to individuals and unincorporated businesses (including real estate development loans but excluding certain other personal and commercial loans secured by mortgages on real estate properties) is to be determined by free competition. The Finance Board also has authority to regulate the maximum finance charges on retail installment sales contracts, which are currently set at 21%, and for credit card purchases, which are currently set at 26%. There is no maximum rate set for installment sales contracts involving motor vehicles, commercial, agricultural and industrial equipment, commercial electric appliances and insurance premiums.


                  RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The Boards of Directors of BanPonce and Banco Popular have appointed the firm of Price Waterhouse, certified public accountants, as independent accountants for BanPonce and Banco Popular for the year 1997. Price Waterhouse has served as BanPonce and Banco Popular's independent accountants since 1991 and 1971, respectively.

         The Board of Directors of RCB has appointed the firm of Price Waterhouse, certified public accountants, as independent accountants for RCB for the year 1997. Price Waterhouse has served as RCB's independent accountants since 1971.

                                   EXPERTS

         The consolidated financial statements of BanPonce incorporated by reference to the 1995 Form 10-K, which have been audited by Price Waterhouse, independent accountants, to the extent and for the periods indicated in their report thereon, have been so incorporated in reliance on the report of Price Waterhouse, given on the authority of said firm as experts in accounting and auditing.


         The consolidated financial statements of RCB included in this Prospectus/Proxy Statement, which have been audited by Price Waterhouse, independent accountants, to the extent and for the periods indicated in their report thereon, have been so included in reliance on the report of Price Waterhouse, given on the authority of said firm as experts in accounting and auditing.

                      VALIDITY OF BANPONCE COMMON STOCK

         Brunilda Santos de Alvarez, Esq., Senior Vice President and Legal Counsel to BanPonce, has delivered her opinion to the effect that the BanPonce Common Stock to be issued in connection with the Merger, when issued as contemplated in the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.


                          PROPOSALS OF SHAREHOLDERS

         Neither the Banking Law nor RCB's charter or by-laws give RCB shareholders the right to require RCB to include any shareholder proposal in RCB's proxy statement.


               OTHER PROPOSALS TO BE ACTED UPON AT THE MEETING

ELECTION OF DIRECTORS

         The Board of Directors is nominating the following persons for election as directors of RCB for the period expiring on the 1998 Annual Meeting or until their successors have been elected and qualified:

Name                                                 Occupation
J. Adalberto Roig, Jr.                               President and Chief Executive Office
Julio Pietrantoni Blasini                            Executive Vice President of RCB
Francisco M. Sueiro                                  Vice President and General Manager
                                                     of Mendez Lumber and Trading Co.,
                                                     Inc.
Antonio Roig Ferre                                   Public relations executive of RCB
Jesus E. Amaral                                      Architect
Francisco J. Fernandez                               Orthodontist
Juan L. Balaguer                                     Doctor
Dinorah J. Colon, A.P.M.                             Consultant
Andres R. Nevares Gonzalez                           Attorney at law
Saturnino Pena Flores                                Executive Director of Ryder
                                                     Memorial Hospital
Agustin Cabrer, Jr.                                  President of Starlight Housing Development Group
Jose Targa Roig                                      President, Condado Travel Inc.

The nominees named above constitute the present Board of Directors of RCB.

The Board of Directors of RCB recommends that shareholders vote "FOR" the election of the nominees named above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of RCB has appointed Price Waterhouse as independent auditors of RCB for the year ending December 31, 1997, and has further directed that the selection of such auditors be submitted for ratification by the shareholders at the Meeting. RCB has been advised by Price Waterhouse that neither that firm nor any of its associates has any relationship with RCB other than the usual relationship that exists between independent certified public accountants and clients.

         The Board of Directors of RCB recommends that the shareholders vote "FOR" the ratification of Price Waterhouse as RCB's independent accountants.

APPROVAL OF THE EXECUTION OF INDEMNIFICATION AGREEMENTS ENTERED
INTO BETWEEN RCB AND ITS DIRECTORS

         On December 27, 1996, RCB entered into indemnification agreements (the "Indemnification Agreements") with its directors which provide in essence that RCB will indemnify its directors to the fullest extent permitted by law against certain expenses incurred by the directors in connection with any threatened, pending or contemplated action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of RCB, provided the director meets the applicable standard prescribed by law of good faith and loyalty to RCB. RCB determined to enter into these agreements with its directors in order to ensure that they acted in the best interests of all the RCB shareholders in connection with their consideration of the Merger Agreement, without fear of personal economic loss as long as they acted in accordance with such standard of good faith and loyalty. A copy of a form of Indemnification Agreement is attached to this Prospectus/Proxy Statement as Appendix E.

         The Board of Directors of RCB recommends that shareholders vote "FOR" the approval of the Indemnification Agreements mentioned above.

                                                                      Appendix A




                                                                  Conformed Copy








               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER



        DATED AS OF DECEMBER 30, 1996 AND AMENDED THROUGH MARCH 20, 1997



                                 BY AND AMONG

                            BANPONCE CORPORATION,

                         BANCO POPULAR DE PUERTO RICO

                                     AND

                             ROIG COMMERCIAL BANK

                               TABLE OF CONTENTS


                                                                                                                      Page
                                    ARTICLE 1

                                   THE MERGER

     1.1.     The Merger.............................................................................................. 1
     1.2.     Effect of the Merger on Outstanding Shares of RCB Common Stock.......................................... 2
     1.3.     Extraordinary Dividend.................................................................................. 7
     1.4.     Additional Audit........................................................................................ 7
     1.5.     Capital Stock of Banco Popular.......................................................................... 8
     1.6.     Additional Exchange Procedures.......................................................................... 8
     1.7.     Adjustment to Consideration for Tax Purposes............................................................ 9
     1.8.     Dissenting Shares....................................................................................... 9

                                    ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF BANPONCE

     2.1.     Organization and Qualification......................................................................... 10
     2.2.     Authority Relative to this Agreement; Non-Contravention................................................ 10
     2.3.     Validity of BanPonce Common Stock.......................................................................11
     2.4.     Capital Stock...........................................................................................11
     2.5.     Prospectus/Proxy Statement..............................................................................11
     2.6.     Litigation..............................................................................................11
     2.7.     Compliance with Laws....................................................................................11

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF RCB

     3.1.     Organization and Qualification..........................................................................12
     3.2.     Authority Relative to this Agreement; Non-Contravention.................................................12
     3.3.     Capitalization..........................................................................................12
     3.4.     Loans...................................................................................................13
     3.5.     Absence of Undisclosed Liabilities......................................................................13
     3.6.     Absence of Certain Developments.........................................................................14
     3.7.     Properties..............................................................................................14
     3.8.     Environmental Matters...................................................................................15
     3.9.     Tax Matters.............................................................................................16

     3.10.    Contracts and Commitments...............................................................................17
     3.11.    Litigation..............................................................................................17
     3.12.    No Brokers or Finders...................................................................................17
     3.13.    Employees; Labor Matters................................................................................18
     3.14.    Employee Benefit Plans..................................................................................18
     3.15.    Insurance...............................................................................................20
     3.16.    Interest of Certain Persons.............................................................................20
     3.17.    Compliance with Laws; Permits...........................................................................20
     3.18.    Administration of Fiduciary Accounts....................................................................20
     3.19.    Interest Rate Risk Management Instruments; Derivatives; Certain Other Securities........................21
     3.20.    Prospectus/Proxy Statement..............................................................................21
     3.21.    Noncompete Provisions...................................................................................21
     3.22.    Equity Ownership........................................................................................22

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF BANPONCE AND RCB

     4.1.     ........................................................................................................22
     4.2.     ........................................................................................................23

                                    ARTICLE 5

                             MATERIAL ADVERSE EFFECT

     5.1.     Material Adverse Effect.................................................................................24
     5.2.     Representations and Warranties..........................................................................24

                                    ARTICLE 6

                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1.     Conduct of Business of RCB..............................................................................25
     6.2.     Conduct of Business of BanPonce.........................................................................27

                                    ARTICLE 7

                       ADDITIONAL COVENANTS AND AGREEMENTS

     7.1.     Filings and Approvals...................................................................................28
     7.2.     Certain Credit Matters..................................................................................28

     7.3.     Monthly Financial Statements............................................................................28
     7.4.     Expenses................................................................................................28
     7.5.     No Negotiations, Etc. ..................................................................................28
     7.6.     Notification of Certain Matters.........................................................................29
     7.7.     Access to Information; Confidentiality..................................................................29
     7.8.     Filing of Tax Returns and Adjustments...................................................................30
     7.9.     Registration Statement..................................................................................31
     7.10.    Affiliate Letters.......................................................................................32
     7.11.    Establishment of Accruals...............................................................................32
     7.12.    Employee Benefit Plans..................................................................................32
     7.13.    Additional Directors....................................................................................33
     7.14.    Indemnification and Insurance...........................................................................33
     7.15.    Reports.................................................................................................35
     7.16.    Stockholder Approval....................................................................................35
     7.17.    Efforts to Consummate...................................................................................35
     7.18.    Taxation................................................................................................35
     7.19.    Arrangements with Respect to Certain Officers of RCB....................................................35
     7.20.    Request for Tax Ruling..................................................................................35

                                    ARTICLE 8

                                   CONDITIONS

     8.1.     Conditions to Obligations of Each Party.................................................................36
     8.2.     Additional Conditions to Obligation of RCB..............................................................37
     8.3.     Additional Conditions to Obligation of BanPonce
              and Banco Popular.......................................................................................37

                                    ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

     9.1.     Termination.............................................................................................39
     9.2.     Effect of Termination...................................................................................40
     9.3.     Termination Fee.........................................................................................40
     9.4.     Amendment...............................................................................................40
     9.5.     Waiver..................................................................................................41

                                   ARTICLE 10

                               GENERAL PROVISIONS

     10.1.    Public Statements.......................................................................................41
     10.2.    Notices.................................................................................................41
     10.3.    Interpretation..........................................................................................42
     10.4.    Severable...............................................................................................42
     10.5.    Miscellaneous...........................................................................................43
     10.6.    Survival of Representations, Warranties and Covenants...................................................43
     10.7.    Schedules...............................................................................................43

SIGNATURES............................................................................................................44

                             INDEX OF DEFINED TERMS

                                                                  Section in
                          Term                                   which Defined
                          ----                                   -------------
9/30 Balance Sheet .............................................    4.2(c)
9/30 Statements ................................................    4.2(c)
1933 Act .......................................................    2.2
1934 Act .......................................................    2.2
Acquisition Proposal ...........................................    7.5
Affiliate ......................................................    7.10
Agreement ......................................................    Preamble
Allowance ......................................................    4.1(d)
Asset Classification ...........................................    3.4(b)
Banco Popular ..................................................    Preamble
Banking Law ....................................................    1.1(a)
Bank Regulators ................................................    3.17
BanPonce .......................................................    Preamble
BanPonce Average Stock Price ...................................    1.2(a)(ii)
BanPonce Common Stock ..........................................    Recitals
BanPonce Preferred Stock .......................................    2.4
BanPonce Reports ...............................................    4.1(a)
Benefit Plans ..................................................    3.14(a)
Blue Sky Laws ..................................................    2.2
Business Day ...................................................    1.2(a)(ii)
Cash Election Shares ...........................................    1.2(b)
Cash Number ....................................................    1.2(a)(i)
Claim ..........................................................    7.14(a)
Commonwealth ...................................................    Preamble, 2.1
Commonwealth Authorities .......................................    4.1(a)
Consideration ..................................................    1.2(a)(i)(B)
Converted Cash Election Shares .................................    1.2(c)(A)(iii)
Converted Stock Election Shares ................................    1.2(c)(B)(ii)
Dissenting Shares ..............................................    1.8(i)
Effective Date .................................................    1.1(b)
Effective Time .................................................    1.1(b)
Election .......................................................    1.2(b)
Election Deadline ..............................................    1.2(d)
Election Form ..................................................    1.2(b)
Employees ......................................................    3.14(a)
Environmental Law ..............................................    3.8(e)

Equity Shortfall ...............................................    1.2(a)(i)
ERISA ..........................................................    3.14(a)
ERISA Affiliate ................................................    3.14(c)
Exchange Agent .................................................    1.2(b)
Exchange Ratio .................................................    1.2(a)(ii)
Excluded Shares ................................................    1.2(a)(i)
Extraordinary Dividend .........................................    1.2(a)(i)
FDIC ...........................................................    4.1(a)
FRB ............................................................    4.1(a)
GAAP ...........................................................    4.1(c)
Hazardous Material .............................................    3.8(e)
HSR Act ........................................................    2.2
Indemnified Liabilities ........................................    7.14(a)
Indemnified Parties ............................................    7.14(a)
Latest Balance Sheet ...........................................    3.7(a)
Liabilities ....................................................    3.5
Loan/Fiduciary Property ........................................    3.8(e)
Mailing Date ...................................................    1.2(d)
Material Adverse Effect ........................................    5.1
Meeting ........................................................    7.9(a)
Merger .........................................................    Recitals
No-Election Shares .............................................    1.2(b)
Old Certificates ...............................................    1.2(d)
Outstanding Shares .............................................    1.2(a)(i)
Participation Facility .........................................    3.8(e)
PCBs ...........................................................    3.8(e)
Pension Plan ...................................................    3.14(b)
Per Share Cash Consideration ...................................    1.2(a)(i)(B)
Per Share Cash Reduction .......................................    1.2(a)(i)
Per Share Stock Consideration ..................................    1.2(a)(i)(A)
Permissible Activities .........................................    3.21
Plans ..........................................................    3.14(b)
previously disclosed ...........................................    10.3
prior consultation .............................................    6.1
Prospectus/Proxy Statement .....................................    7.9(a)
Protected Election Shares ......................................    1.2(b)
Puerto Rico Code ...............................................    1.2(c)(E), 3.14(b)
Puerto Rico Tax Code ...........................................    3.14(b)
RCB ............................................................    Preamble
RCB Board ......................................................    3.2
RCB Common Stock ...............................................    Recitals
RCB Reports ....................................................    4.2(a)

RCB Statements .................................................    4.2(c)
Registration Statement .........................................    7.9(a)
Requisite Approvals ............................................    2.2
Rights .........................................................    3.3(a)
Ruling Request .................................................    7.20
SEC ............................................................    3.7(b)
Stock Election Shares ..........................................    1.2(b)
Stock Number ...................................................    1.2(a)(i)
Stock-Selected No-Election Shares ..............................    1.2(c)(A)(ii)
Surviving Bank .................................................    1.1(a)
Tax ............................................................    3.9
Voting Debt ....................................................    3.3(b)

         AGREEMENT AND PLAN OF MERGER, dated as of December 30, 1996 and amended through March 20, 1997 (this "Agreement"), by and among BanPonce Corporation ("BanPonce"), a corporation organized under the laws of the Commonwealth of Puerto Rico (the "Commonwealth"), Banco Popular de Puerto Rico ("Banco Popular"), a bank organized under the laws of the Commonwealth, and Roig Commercial Bank ("RCB"), a bank organized under the laws of the Commonwealth.

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of BanPonce, Banco Popular and RCB have determined that it is in the best interests of BanPonce, Banco Popular and RCB and their respective stockholders to combine their respective businesses through the merger (the "Merger") of RCB with and into Banco Popular, a wholly-owned subsidiary of BanPonce, on the terms and conditions set forth in this Agreement; and

         WHEREAS, as a result of the Merger, all the outstanding Common Stock, $10.00 par value, of RCB ("RCB Common Stock") will be converted into either (i) Common Stock, $6.00 par value, of BanPonce ("BanPonce Common Stock") or (ii) the right to receive cash, subject to the election and allocation procedures and the other terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, promises and obligations contained herein, the parties hereto agree as follows:


                                    ARTICLE 1

                                   THE MERGER

         1.1. The Merger.

         (a) At the Effective Time (as defined in Section 1.1(b)), RCB shall merge with and into Banco Popular, and the separate existence of RCB shall cease. Banco Popular shall be the surviving bank in the Merger (sometimes hereinafter referred to as the "Surviving Bank"), and the separate corporate existence of Banco Popular, with all its rights, privileges and franchises, shall continue unaffected by the Merger. The Merger shall be pursuant to and have the effects specified in the banking laws of the Commonwealth (the "Banking Law"). The Charter and Bylaws of Banco Popular, as in effect immediately prior to the Effective Date (as defined in Section 1.1(b)), shall be the Charter and the Bylaws of the Surviving Bank until further amended as provided therein. Subject to Section 7.13, the directors and officers of Banco Popular immediately prior to the Effective Date shall be the directors and officers of the Surviving Bank until their successors are elected and qualify.

         (b) Subject to Section 1.2(d), on a date selected by BanPonce, which shall be no later than the 30th day following the satisfaction or waiver of the conditions set forth in Article 8, the parties hereto shall cause this Agreement to be properly filed in the office of the Secretary of State of the Commonwealth in accordance with the Banking Law. The Merger shall become effective at the time (the "Effective Time") this Agreement is properly filed in accordance with the Banking Law. The date on which the Effective Time shall occur is herein referred to as the "Effective Date".

         1.2. Effect of the Merger on Outstanding Shares of RCB Common Stock. Subject to the terms and conditions of this Agreement, to effectuate, and automatically by virtue of, the Merger:

         (a) (i) At the Effective Time, each share of RCB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of RCB and shares held directly or indirectly by BanPonce, except shares ("Excluded Shares") held by BanPonce in a fiduciary capacity or in satisfaction of a debt previously contracted) ("Outstanding Shares") shall become and be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of this
Section 1.2(a), Sections 1.2(b) and (c), the other provisions of this Section 1.2, Section 1.3(b) and Section 1.7, either:

                  (A) a number of shares of BanPonce Common Stock equal to the sum of (x) one-half of the Exchange Ratio (as defined below) and (y) the ratio of $100 to the BanPonce Average Stock Price (as defined below) (the "Per Share Stock Consideration"), or

                  (B) cash equal to the sum of (x) $100 and (y) the product of
         (I) one-half of the Exchange Ratio and (II) the BanPonce Average Stock Price (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Consideration");

provided, that: if RCB declares an extraordinary dividend pursuant to Section
1.3 (the "Extraordinary Dividend") and/or if RCB's shareholders' equity (adjusted as provided in clause (ii)) is less than $66,100,000 (less the amount of the Extraordinary Dividend, if any) as of the close of business on the date that is 15 calendar days preceding the Effective Date (the amount, if any, by which RCB's shareholders' equity is less than $66,100,000 (less the amount of the Extraordinary Dividend, if any), the "Equity Shortfall"), the Per Share Stock Consideration and the Per Share Cash Consideration shall be reduced as follows:

                  (X) the Per Share Cash Consideration shall be reduced by an amount equal to (I) the sum of the Extraordinary Dividend (if any) and the Equity Shortfall (if any), divided by (II) the number of Outstanding Shares (the "Per Share Cash Reduction"); and

                  (Y) the Per Share Stock Consideration shall be reduced by an amount equal to the Per Share Cash Reduction divided by the BanPonce Average Stock Price;

provided, further that (subject to the proviso in Section 1.2(b)):

                  (X) 50% of the Outstanding Shares shall be converted into the right to receive the Per Share Cash Consideration (such number of shares of RCB Common Stock, the "Cash Number"); and

                  (Y) 50% of the Outstanding Shares shall be converted into the right to receive the Per Share Stock Consideration (such number of shares of RCB Common Stock, the "Stock Number");


                   (ii) The term "Exchange Ratio" means $200 divided by the BanPonce Average Stock Price provided that (x) if the BanPonce Average Stock Price exceeds $37.40, the Exchange Ratio shall be 5.348 and (y) if the BanPonce Average Stock Price is less than $30.60, the Exchange Ratio shall be 6.536. The term "BanPonce Average Stock Price" means the average of the last sale price for BanPonce Common Stock quoted on the Nasdaq National Market as reported in the Wall Street Journal (or, in the absence thereof, as reported in such other source upon which BanPonce and RCB shall agree) for each of the ten consecutive trading days on which BanPonce Common Stock is traded on the Nasdaq National Market ending on, and including, the trading day which is two Business Days prior to the Election Deadline (as defined in Section 1.2(d)). BanPonce shall promptly calculate and make public disclosure of the BanPonce Average Stock Price. The term "Business Day" shall mean any day on which depository institutions are generally open for business in the Commonwealth and the Nasdaq National Market is generally open for business. In computing RCB's shareholders' equity for purposes of the first proviso to clause (i) of this Section 1.2(a),
(v) RCB's shareholders' equity shall be defined as the sum of its common stock, surplus and undivided profits, but excluding any unrealized gain or loss on securities available for sale, (w) RCB's shareholders' equity shall reflect any adjustments required as a result of the Price Waterhouse audit referred to in
Section 1.4, (x) computations shall be made in accordance with GAAP as consistently applied, (y) any dividend declared between the month end preceding the Election Deadline and the Effective Date shall be deducted from RCB's shareholders' equity and (z) any reduction in RCB's shareholders' equity resulting from any reduction after the date hereof in the value of RCB's securities portfolio due to an increase in the general level of interest rates shall be excluded; provided, however, that, to the extent that gains are taken on the sale of securities in RCB's securities portfolio after the date hereof, RCB's shareholders' equity shall be reduced to reflect unrealized losses in its securities portfolio that exceed the amount of such unrealized losses as of the date hereof.


                  (iii) Notwithstanding any other provision hereof, if BanPonce effects a stock dividend, extraordinary dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, after the date hereof and before the Effective Time, the Exchange Ratio shall be appropriately adjusted.

                  (iv) At the Effective Time, each share of RCB Common Stock that, immediately prior to the Effective Time, is held as treasury stock of RCB or held directly or indirectly by BanPonce, other than Excluded Shares, shall by virtue of the Merger be cancelled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

         (b) Subject to the allocation procedures set forth in Section 1.2(c), each record holder of RCB Common Stock immediately prior to the Effective Time will be entitled (i) to elect to receive BanPonce Common Stock for all or some of the shares of RCB Common Stock ("Stock Election Shares") held by such record holder, (ii) to elect to receive cash for all or some of the shares of RCB Common Stock ("Cash Election Shares") held by such record holder or (iii) to indicate that such holder makes no such election for all or some of the shares of RCB Common Stock ("No-Election Shares") held by such record holder; provided, that each record holder's election to receive BanPonce Common Stock shall be honored by the Exchange Agent (as defined below) up to 50% of the RCB Common Stock owned by such record holder (such number of shares for which the election is so honored are referred to as "Protected Election Shares"). Protected Election Shares shall not be subject to the allocation procedures set forth in
Section 1.2(c); shall be deducted from the Stock Number for purposes of Section 1.2(c); and shall not be deemed Stock Election Shares for purposes of the calculation in Section 1.2(c). All such elections (each, an "Election") shall be made on a form designed for that purpose by BanPonce and reasonably acceptable to RCB (an "Election Form"). Any shares of RCB Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined in Section 1.2(d)), have properly submitted to the Exchange Agent a properly completed Election Form shall be deemed to be No-Election Shares. A record holder acting in different capacities shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") shall be Banco Popular.

         (c) Not later than the 10th day after the Election Deadline, BanPonce shall cause the Exchange Agent to effect the allocation among the holders of RCB Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger as follows:

                           (A) Number of Stock Elections Less Than Stock Number. Subject to clause (D) below, if the number of Stock Election Shares is less than the Stock Number, then

                                    (i) all Stock Election Shares shall be
                  converted into the right to receive the Per Share Stock Consideration,

                                    (ii) the Exchange Agent shall select (by
                  random selection or by lot) from among the No-Election Shares a sufficient number of No-Election Shares such that the sum of such number and the number of Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Stock-Selected No-Election Shares") shall be converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than the Stock Number, all No-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and thereby become Stock- Selected No-Election Shares,

                                    (iii) if the sum of Stock Election Shares
                  and No-Election Shares is less than the Stock Number, the Exchange Agent shall convert (by the method of pro rata conversion described below), a sufficient number of Cash Election Shares into Stock Election Shares ("Converted Cash Election Shares") such that the sum of Stock Election Shares, No-Election Shares and Converted Cash Election Shares equals as closely as practicable the Stock Number, and all Converted Cash Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and

                                    (iv) any No-Election Shares and the Cash
                  Election Shares that are not Stock-Selected No-Election Shares or Converted Cash Election Shares (as the case may be) shall be converted into the right to receive the Per Share Cash Consideration; or

                           (B) Number of Stock Elections Greater Than Stock
             Number. Subject to clause (D) below, if the number of Stock Election Shares is greater than the Stock Number, then

                                    (i) all Cash Election Shares and No-Election
                           Shares shall be converted into the right to receive the Per Share Cash Consideration,

                                    (ii) the Exchange Agent shall convert (by
                           the method of pro rata conversion described below) a sufficient number of Stock Election Shares into Cash Election Shares ("Converted Stock Election Shares") such that the remainder of Stock Election Shares (before such conversion) less Converted Stock Election Shares equals as closely as practicable the Stock Number, and all Converted Stock Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                                    (iii) the Stock Election Shares which are
                           not Converted Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration; or

                           (C) Stock Elections Equal to Stock Number. If the number of Stock Election Shares equals the Stock Number, then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares and No-Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

                           (D) Pro Rata Conversion. In the event the Exchange Agent is required pursuant to Section 1.2(c)(A)(iii) to convert Cash Election Shares into Stock Election Shares, the election by each holder of Cash Election Shares shall be converted on a pro rata basis into Cash Election Shares and Stock Election Shares, with the Stock Election Shares to be equal to the product of (x) the number of such holder's Cash Election Shares before such conversion and (y) the fraction in which the total number of Converted Cash Election Shares comprises the numerator and the total number of Cash Election Shares before such conversion comprises the denominator. In the event the Exchange Agent is required pursuant to Section 1.2(c)(B)(ii) to convert Stock Election Shares into Cash Election Shares, the election by each holder of Stock Election Shares shall be converted on a pro rata basis into Stock Election Shares and Cash Election Shares, with the Cash Election Shares to be equal to the product of (x) the number of such holder's Stock Election Shares before such conversion and (y) the fraction in which the total number of Converted Stock Election Shares comprises the numerator and the total number of Stock Election Shares before such conversion comprises the denominator.

                           (E) Notwithstanding the foregoing, a person who immediately prior to the Effective Time, owned (for purposes of the Puerto Rico Internal Revenue Code of 1994, as amended (the "Puerto Rico Code")) 1% or more of the outstanding shares of RCB Common Stock and who does not elect to receive Per Share Cash Consideration for all his shares, shall deliver a written agreement, in a form reasonably acceptable to BanPonce, containing customary representations to the effect that such holder has no present intention to sell, exchange or otherwise dispose of such shares of BanPonce Common Stock to be received in exchange for such shares of RCB Common Stock, and if such holder shall not deliver such a written agreement, in a form reasonably acceptable to BanPonce, at the election of BanPonce such person shall instead receive the Per Share Cash Consideration with respect to such shares, regardless of the election (or lack thereof) made by such person in its Election Form, and, if BanPonce exercises such election, the Cash Number shall be reduced by the number of shares of RCB Common Stock that were owned by such person immediately prior to the Effective Time.

         (d) Not later than the 25th business day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), BanPonce shall mail an Election Form and a letter of transmittal to each person that was a holder of record of RCB Common Stock immediately prior to the Mailing Date. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., Puerto Rico time, on the Effective Date (which will be not earlier than the 20th day after the Mailing Date) or such later date as may be agreed by BanPonce and RCB (the "Election Deadline") and accompanied by the certificates formerly representing all the shares of RCB Common Stock ("Old Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organiza tion). BanPonce shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of BanPonce (or of the Exchange Agent) shall be conclusive and binding. Neither BanPonce nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and BanPonce shall also make all computations contemplated by Sections 1.2 and 1.3 hereof.

         (e) No fractional interests in shares of BanPonce Common Stock, and no certificates representing such fractional interests, shall be issued upon the surrender for exchange of certificates representing RCB Common Stock. In lieu of any fractional share, BanPonce shall pay to each former holder of RCB Common Stock who otherwise would be entitled to receive a fractional interest in a share of BanPonce Common Stock an amount of cash (without interest) determined by multiplying (i) the last sale price per share of BanPonce Common Stock on the date of the Effective Time quoted on the Nasdaq National Market as reported in the Wall Street Journal multiplied by (ii) the fractional interest to which such holder would otherwise be entitled.

         (f) For purposes hereof, all calculations of the BanPonce Average Stock Price and the Exchange Ratio shall be rounded to the nearest one hundred thousandth.

         1.3. Extraordinary Dividend.

         (a) On or prior to the Effective Date, and subject to the terms of this
Section 1.3 and compliance with all laws, regulations and regulatory policies, RCB may declare and pay an extraordinary cash dividend not exceeding $20,000,000; provided, however, that RCB shall not pay an extraordinary cash dividend pursuant to this Section 1.3, unless RCB shall have received a ruling from the Puerto Rico Treasury Department to the effect that payment of such dividend in the amount proposed shall not disqualify the Merger as a "reorganization" within the meaning of Section 1112(g)(1) of the Puerto Rico Code.

         (b) If any extraordinary dividend is paid pursuant to Section 1.3(a), the Stock Number and the Cash Number shall be adjusted upward and downward, respectively, by the same amount to the extent necessary so that the sum of (i) the extraordinary dividend and (ii) the product of the Cash Number and the Per Share Cash Consideration (as determined pursuant to Section 1.2(a)(i)) is not greater than the product of (x) the Stock Number, (y) the BanPonce Average Stock Price and (z) the Per Share Stock Consideration (as determined pursuant to
Section 1.2(a)(i)).

         1.4. Additional Audit. Price Waterhouse shall conduct an audit in accordance with generally accepted auditing standards of the statement of condition of RCB as of the month end immediately preceding the Election Deadline that is at least 30 days prior to the Election Deadline.


         1.5. Capital Stock of Banco Popular. At and after the Effective Time, each share of Banco Popular common stock issued and outstanding immediately prior to the Effective Date shall remain an issued and outstanding share of common stock of the Surviving Bank and shall not be affected by the Merger.

         1.6. Additional Exchange Procedures.

         (a) An Affiliate (as defined in Section 7.10) shall not be entitled to receive any Consideration until such Affiliate shall have duly executed and delivered an appropriate agreement described in Section 7.10.

         (b) At and after the Effective Time, each Old Certificate, and each share of RCB Common Stock represented thereby, shall represent for all purposes only the right to receive Consideration as provided herein, and nothing else.

         (c) If any Consideration is to be issued to a person other than the registered holder of the shares of RCB Common Stock formerly represented by the Old Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Old Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such shares of RCB Common Stock or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) At and after the Effective Time, there shall be no further registration or transfers of shares of RCB Common Stock, and the stock ledgers of RCB shall be closed. After the Effective Time, Old Certificates presented to the Surviving Bank for transfer shall be cancelled and exchanged for the Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

         (e) After the first anniversary of the date of the Effective Time, any former holders of RCB Common Stock who have not delivered Old Certificates to the Exchange Agent in accordance with this Section 1.6 prior to that time shall thereafter look only to BanPonce for the Consideration in respect of any shares of RCB Common Stock formerly represented by such Old Certificates.

         (f) None of the Surviving Bank, BanPonce and the Exchange Agent shall be liable to any former holder of RCB Common Stock for any securities delivered or any cash paid to a public official pursuant to applicable escheat or abandoned property laws or for any securities or cash retained by any of them as permitted by any such law.

         (g) No dividends or other distributions with respect to Consideration shall be paid to the holder of any unsurrendered Old Certificates until such Old Certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name any Per Share Stock Consideration is registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time. No interest will be paid or accrued on the Per Share Cash Consideration or the cash paid in lieu of fractional shares.

         (h) In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Consideration as may be provided pursuant to this Agreement; provided, however, that BanPonce may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against BanPonce, Banco Popular, RCB, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         1.7. Adjustment to Consideration for Tax Purposes. If no Tax Ruling has been obtained and either Pietrantoni, Mendez & Alvarez or McConnell Valdes determines, in its sole discretion, that it is unable to deliver the opinion described in Sections 8.2(c) or 8.3(e) (as the case may be) by reason of the percentage of the Consideration that is not BanPonce Common Stock (as determined for Puerto Rican tax purposes), then BanPonce, at its sole discretion, may provide that the Stock Number shall be increased and the Cash Number decreased (in the same amount) to the minimum extent necessary to enable Pietrantoni, Mendez & Alvarez or McConnell Valdes, as the case may be, to deliver such opinion.

         1.8. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if holders of shares of RCB Common Stock are entitled to demand appraisal for their shares under the Banking Law, the following shall apply:

                  (i) Any shares of RCB Common Stock held by a holder who has demanded appraisal of his shares and as of the Effective Date has neither effectively withdrawn nor lost his right to such appraisal (the "Dissenting Shares") shall not be converted in the manner set forth in
         Section 1.2, but the holder thereof shall only be entitled to such rights as are granted by the Banking Law.

                  (ii) If after the Effective Date any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then 50% of such Dissenting Shares shall be converted into the Per Share Stock Consideration and 50% of such Dissenting Shares shall be converted into the Per Share Cash Consideration.


                                    ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF BANPONCE

         In addition to its representations and warranties in Article 4, and subject to Article 5, BanPonce hereby represents and warrants to RCB as follows:

         2.1. Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth (the "Commonwealth"), and each of it and Banco Popular has the requisite corporate power to carry on its business as now conducted. Each of it and Banco Popular is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a Material Adverse Effect (as defined in Section 5.1).

         2.2. Authority Relative to this Agreement; Non-Contravention. Each of BanPonce and Banco Popular has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement by each of BanPonce and Banco Popular and the consummation by each of the transactions contemplated hereby have been duly authorized by its Board of Directors, and no other corporate proceedings on its part are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by each of BanPonce and Banco Popular and constitutes a valid and binding obligation of each, enforceable in accordance with its terms. Each of BanPonce and Banco Popular is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or
(d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, except in the case of clauses (b) and (c) for any breach, violation, right of acceleration or termination or encumbrance which would not have a Material Adverse Effect. Other than the authorizations, consents or approvals and filings required under or in connection with the Bank Merger Act (12 U.S.C. ss. 1828(c)), the Banking Law, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act"), state and the Commonwealth securities or blue sky laws, and the rules and regulations thereunder ("Blue Sky Laws") and the filing of this Agreement in accordance with the Banking Law (collectively, the "Requisite Approvals"), no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on its part for the consummation by either BanPonce or Banco Popular of the transactions contemplated by this Agreement.

         2.3. Validity of BanPonce Common Stock. The shares of BanPonce Common Stock to be issued as Per Share Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         2.4. Capital Stock. The authorized capital stock of BanPonce consists of 90,000,000 shares of BanPonce Common Stock, par value $6.00 per share and 10,000,000 shares of preferred stock, no par value (the "BanPonce Preferred Stock"). As of September 30, 1996, (a) 66,088,506 shares of BanPonce Common Stock were issued and outstanding, and (b) 4,000,000 shares of Preferred Stock, no par value, were issued and outstanding. Except as set forth in Schedule 2.4, there are no Rights (as defined in Section 3.3) in respect of BanPonce Common Stock.

         2.5. Prospectus/Proxy Statement. At the time the Registration Statement (as defined in Section 7.9(a)) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 7.9(a)) is mailed to the stockholders of RCB with respect to the meeting of stockholders referred to in
Section 7.9(a) and at all times subsequent to such mailing up to and including the time of such meeting, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to it, the BanPonce Common Stock, this Agreement and the Merger, will (a) comply as to form in all material respects with applicable provisions of the 1933 Act and the 1934 Act and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         2.6. Litigation. Except as disclosed in the BanPonce Reports, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of BanPonce, threatened against BanPonce or any of its subsidiaries.

         2.7. Compliance with Laws. Each of BanPonce and its subsidiaries is in compliance with applicable laws and regulations of the Commonwealth and foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of BanPonce or any of its subsidiaries and to which BanPonce or any of its subsidiaries may be subject.


                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF RCB

         In addition to its representations and warranties set forth in Article 4, and subject to Article 5, RCB hereby represents and warrants to BanPonce and Banco Popular as follows:

         3.1. Organization and Qualification. RCB is a bank duly organized, validly existing and in good standing under the Banking Law and it has the requisite corporate power and authority to carry on its business as now conducted. The copies of the Charter and Bylaws of RCB which have been made available to BanPonce on or prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through such date. RCB is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so licensed or qualified.

         3.2. Authority Relative to this Agreement; Non-Contravention. RCB has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by RCB and the consummation by RCB of the transactions contemplated hereby have been duly authorized by the Board of Directors of RCB (the "RCB Board") and, except for approval of this Agreement and the Merger by the affirmative vote of the holders of 75% of the outstanding shares of RCB Common Stock, no other corporate proceedings on the part of RCB are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by RCB and constitutes a valid and binding obligation of RCB, enforceable in accordance with its terms. RCB is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any assets of RCB would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except in the case of clauses (b) and (c) for any breach, violation, right of acceleration or termination or encumbrance which would not have a Material Adverse Effect. Other than in connection with obtaining the Requisite Approvals, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of RCB for the consummation by RCB of the transactions contemplated by this Agreement.

         3.3. Capitalization.

         (a) The authorized, issued and outstanding capital stock of RCB as of the date hereof is as follows: of the 2,500,000 authorized shares of RCB Common Stock, 600,000 are outstanding. The issued and outstanding shares of capital stock of RCB are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no options, warrants, conversion privileges, preemptive rights or other rights, agreements, arrangements or commitments ("Rights") obligating RCB to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book or market value or any other attribute of any of the capital stock of RCB, or the earnings or other attributes of RCB.

         (b) No bonds, debentures, notes or other indebtedness of RCB having the right to vote on or approve any of the transactions contemplated hereby ("Voting Debt") are issued or outstanding.

         3.4.     Loans.

         (a) The documentation relating to the loans made by RCB and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, are adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

         (b) Schedule 3.4(b) sets forth a list, which is true, correct and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of RCB that have been criticized or classified as of November 30, 1996 by RCB, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified or criticized as of the date hereof by any representative of any governmental entity as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by RCB prior to the date hereof. Except as set forth on Schedule 3.4, as of November 30, 1996, there are no loans, leases, other extensions of credit or commitments to extend credit by RCB that have been or, to RCB's knowledge, should have been classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification.

         (c) As of November 30, 1996, there are no agreements or commitments binding RCB to extend credit to any borrower or affiliated borrowers of $250,000 or more, except as set forth on Schedule 3.4(c).

         3.5. Absence of Undisclosed Liabilities. All the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted), including Taxes (as defined in Section 3.9) (collectively, "Liabilities"), required to be reflected or reserved against in the balance sheets in the RCB Reports (as hereinafter defined), or in the notes thereto, in accordance with generally accepted accounting principles have been so reflected. RCB has no such Liabilities, except: (a) as reflected in the RCB Reports, (b) Liabilities which have arisen in the ordinary course of business after the date of the most recent RCB balance sheet provided to BanPonce, provided that such Liabilities are included in the next following RCB balance sheet provided to BanPonce, and (c) as otherwise set forth on Schedule 3.5.

         3.6. Absence of Certain Developments. Except as set forth on Schedule 3.6, RCB has not agreed, promised or committed to take any action that, if taken or agreed, promised or committed to after the date hereof, would violate or conflict with Section 6.1 hereof.

         3.7. Properties.

         (a) Except as disclosed in the RCB Reports (as defined in Section 4.1) filed prior to the date hereof, RCB owns good and marketable title to all the real property and all of the personal property, fixtures, furniture and equipment reflected on the Latest Balance Sheet (as defined below) or acquired since the date thereof (other than real property reflected on the Latest Balance Sheet as REO), free and clear of all liens, pledges, security, interests, encumbrances or charges of any kind, except for (i) mortgages on real property set forth on Schedule 3.7(a), (ii) encumbrances which do not materially affect the aggregate value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (iii) liens for current taxes and special assessments not yet due and payable, (iv) leasehold estates with respect to multi-tenant buildings owned by RCB, which leases are identified on Schedule 3.7(a), (v) property disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (vi) utility easements and (vii) the interest of the lessor in properties leased by RCB. The term "Latest Balance Sheet" shall mean the latest balance sheet in the most recent RCB Report provided by RCB to BanPonce.

         (b) Schedule 3.7(b) correctly sets forth a brief description, including the term, of each lease for real or personal property to which RCB is a party as lessee with respect to (i) each individual lease which involves a remaining aggregate balance of lease payments payable of more than $50,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $300,000, (ii) each lease which would be a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the Securities and

Exchange Commission (the "SEC") or (iii) each lease which was not entered into in the ordinary course of business. RCB has delivered or made available to BanPonce complete and accurate copies of each of the leases identified on Schedules 3.7(a) and 3.7(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to BanPonce. The leases identified on Schedules 3.7(a) and 3.7(b) are in full force and effect. With respect to the leases described on
Schedule 3.7(b), RCB is not in default and, to the best knowledge of RCB, no circumstances exist which could result in such a default under any of such leases.

         (c) Except as set forth in Schedule 3.7(c), all the buildings, fixtures, furniture and equipment necessary for the conduct of the business of RCB are usable in the ordinary course of business. RCB owns, or leases under leases that are in full force and effect, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

         3.8. Environmental Matters. Except as set forth on Schedule 3.8:

         (a) To the best knowledge of RCB based on currently available information, each of RCB, the Participation Facilities and the Loan/Fiduciary Properties (each as hereinafter defined) are, and have been, in material compliance with all applicable laws, rules, regulations, standards and requirements of all Environmental Laws (as hereinafter defined).

         (b) To the best knowledge of RCB based on currently available information, there is no suit, claim, action, proceeding, investigation or notice pending or threatened (or past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any such suit, claim, action, proceeding, investigation or notice), before any governmental entity or other forum in which RCB, any Participation Facility or any Loan/Fiduciary Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice RCB, Participation Facility or Loan/Fiduciary Property has or may have retained or assumed either contractually or by operation of law), has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by RCB, any Participation Facility or any Loan/Fiduciary Property.

         (c) To the best knowledge of RCB based on currently available information, during the period of (i) RCB's ownership or operation of any of its current properties, (ii) RCB's participation, if any, in the management of any Participation Facility, or (iii) RCB's holding of a security or other interest in a Loan/Fiduciary Property, there has been no release of or contamination by Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property. To the best knowledge of RCB based on currently available information, prior to the period of (x) RCB's ownership or operation of any of its respective currently or formerly owned or leased properties, (y) RCB's participation in the management of any Participation Facility, or (z) RCB's holding of a security or other interest in a Loan/Fiduciary Property, there was no release of or contamination by Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

         (d) To the best knowledge of RCB, no part of any property currently owned or leased by RCB, any Participation Facility or any Loan/Fiduciary Property has been or is scheduled for investigation or monitoring pursuant to any Environmental Law.

         (e) The following definitions apply for purposes of this Section 3.9:
(i) "Environmental Law" means any Commonwealth, federal, state, local or foreign law, regulation, agency authority, order, decree, judgment or judicial opinion or any agreement with any governmental entity, presently in effect or hereinafter adopted relating to (A) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Material or (B) the preservation, restoration or protection of the environment, natural resources or human health; (ii) "Loan/Fiduciary Property" means any property owned or controlled by RCB or in which RCB holds a security or other interest, and, where required by the context, said term means the owner or operator of such property; (iii) "Participation Facility" means any facility in which RCB participates in the management and, where required by the context, said term means the owner or operator of such property; and (iv) "Hazardous Material" means materials which are: (A) listed, classified or regulated pursuant to any Environmental Law, (B) petroleum, any petroleum products or by-products, asbestos containing material, polychlorinated biphenyls ("PCBs"), radioactive materials or radon gas, or (C) any other matter to which exposure is prohibited, limited or regulated by any governmental entity or Environmental Law.

         3.9. Tax Matters. RCB has filed or will file all material Tax (as hereinafter defined) returns (including information returns) or reports required to be filed (taking into account permissible extensions) by them on or prior to the Effective Date, and have paid (or have accrued or will accrue, prior to the Effective Date, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued taxes payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the Latest Balance Sheet are sufficient for the payment of all unpaid Taxes of RCB accrued for or applicable to all periods ended on or prior to the date of the Latest Balance Sheet or which may subsequently be determined to be owing with respect to any such period. Except as disclosed on Schedule 3.9, RCB has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. RCB has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date shall have been paid by or on behalf of RCB or shall be reflected on the books of RCB as an accrued

Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheet. No Tax returns of RCB have been audited by any governmental authority other than as disclosed on Schedule 3.9; and, except as set forth on Schedule 3.9, there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of RCB. RCB has not reached an agreement under Section 6006 of the Puerto Rico Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim has been made, or could be made, against RCB with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which RCB was at any time a member. For purposes of this Agreement, the term "Tax" shall mean any Commonwealth, U.S. federal, state, local or foreign income, gross receipts, deposit, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding (including withholding on payments for services rendered), social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of, the foregoing.

         3.10. Contracts and Commitments.

         (a) Except as set forth on Schedule 3.10 and Schedule 3.14, RCB (i) is not a party to any collective bargaining agreement or contract with any labor union, (ii) is not a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (iii) is not a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date, (iv) is not a party to any (A) contract or group of related contracts with the same person for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, (B) other contract which would be a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) other agreement which was not entered into in the ordinary course of business and which is not disclosed on Schedules 3.7(a) or 3.7(b), and (v) does not have any commitments for capital expenditures in excess of $50,000.

         (b) Except as disclosed on Schedule 3.10, (i) RCB has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on Schedule 3.10, and RCB is not in receipt of any claim of default under any contract or commitment set forth on Schedule 3.10 and (ii) RCB does not have any present expectation or intention of not fully performing any obligation pursuant to any contract or commitment set forth on Schedule 3.10.

         3.11. Litigation. Except as set forth on Schedule 3.11 or in the RCB Reports filed prior to the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of RCB, threatened against RCB, at law or in equity, or before or by any Commonwealth, federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have or would reasonably be expected to have a Material Adverse Effect.

         3.12. No Brokers or Finders. Except as disclosed on Schedule 3.12 (as to both identity and amount), there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of RCB.

         3.13. Employees; Labor Matters.

         (a) RCB has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes, including social security taxes imposed upon any of the Benefit Plans (as defined below).

         (b) RCB is not a party to, and is not bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is RCB the subject of any material proceeding asserting that RCB has committed an unfair labor practice or seeking to compel RCB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or work slowdown involving RCB pending or, to the knowledge of RCB's executive officers, threatened, nor are RCB's executive officers aware of any activity involving RCB's employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

         3.14. Employee Benefit Plans.

         (a) All benefit plans, contracts or arrangements covering current employees or former employees of RCB (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and plans of deferred compensation (the "Benefit Plans"), are listed in Schedule 3.14(a). True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto or a description in the case of any Benefit Plan not reduced to writing have been provided or made available to BanPonce.

         (b) Except as disclosed on Schedule 3.14 (as provided to BanPonce on the date hereof) all employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 165(a) of the Puerto Rico Income Tax Act of 1954 or Section 165(a) of the Puerto Rico Code, both statutes as amended (both statutes, collectively, the "Puerto Rico Tax Code"), has received a favorable determination letter from the Puerto Rico Treasury Department, and RCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or threatened litigation relating to the Plans. Except as disclosed on Schedule 3.14 (as provided to BanPonce on the date hereof), RCB has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject RCB to a tax or penalty imposed pursuant to the Puerto Rico Tax Code or Section 502(i) of ERISA in an amount which would be material or could result in the revocation of the tax exemption of any Pension Plan's trust under the Puerto Rico Tax Code.

         (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by RCB with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single- employer plan of any entity which is considered one employer with RCB under Section 4001 of ERISA (an "ERISA Affiliate"). RCB has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (d) Except as disclosed on Schedule 3.14(d) all contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the RCB financial statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

         (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of RCB under each Benefit Plan which is a multiemployer plan to which RCB or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

         (f) RCB does not have any obligations for retiree health and life benefits under any Benefit Plan, except as set forth on Schedule 3.14. Except as disclosed in Schedule 3.14 (as provided to BanPonce on the date hereof), RCB may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

         (g) Except as disclosed in Schedule 3.14 (as provided to BanPonce on the date hereof), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, whether under a Plan or any other arrangement or agreement, be a factor in causing payments to be made by BanPonce, Banco Popular or RCB that are not deductible (in whole or in part) under the Puerto Rico Tax Code or (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of RCB under any Plan or otherwise from RCB, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         3.15. Insurance. Schedule 3.15 hereto lists each insurance policy maintained by RCB with respect to its properties and assets. RCB hereby covenants that it shall deliver or make available to BanPonce complete and accurate copies of each of such insurance policies within ten business days of the date hereof.

         3.16. Interest of Certain Persons. Except as disclosed in RCB's Proxy Statement for its 1996 Annual Meeting of Shareholders or as set forth on
Schedule 3.16, there are no loans from RCB to any officer or director of RCB or any of their affiliates and no officer or director of RCB has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of RCB.

         3.17. Compliance with Laws; Permits. RCB has complied in all material respects with all applicable laws and regulations of the Commonwealth, foreign, federal, state and local governments and all agencies thereof which affect or relate to the business and operations or any owned or leased properties of RCB or to which RCB may be subject (including, without limitation, to the extent applicable, the Occupational Safety and Health Act of 1970, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act, the Banking Law, the Community Reinvestment Act of 1977, the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act and the Federal Reserve Act, each as amended); and no claims have been filed by any such governments or agencies against RCB alleging such a material violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. RCB holds all of the permits, licenses, certificates and other authorizations of the Commonwealth, foreign, federal, state and local governmental agencies required for the conduct of its business. Except as disclosed in Schedule 3.17, RCB is not subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, the Commonwealth or federal governmental authorities charged with the supervision or regulation of banks or engaged in the insurance of bank deposits (collectively, the "Bank Regulators"), nor has RCB been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking. RCB is not subject to Section 32 of the Federal Deposit Insurance Act.

         3.18. Administration of Fiduciary Accounts. RCB has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Commonwealth, state and federal law and regulation and common law. None of RCB or any director, officer or employee of RCB has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

         3.19. Interest Rate Risk Management Instruments; Derivatives; Certain Other Securities.

         (a) Schedule 3.19 sets forth a true, correct and complete list of all interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which RCB is a party or to which any of its properties or assets may be subject. Schedule 3.19A sets forth a true, correct and complete list of all securities owned by RCB that are generally known as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives".

         (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and other derivatives to which RCB is a party or to which any of its properties or assets may be subject were entered into in the ordinary course of business and, to RCB's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Bank Regulators and with counterparties believed to be financially responsible at the time and are in full force and effect. RCB has duly performed in all material respects all of its obligations thereunder.

         3.20. Prospectus/Proxy Statement. At the time the Prospectus/Proxy Statement is mailed to the stockholders of RCB and at all times subsequent to such mailing up to and including the Effective Time, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to RCB and its stockholders, RCB Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply as to form in all material respects with applicable provisions of the 1933 Act and the 1934 Act and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         3.21. Noncompete Provisions. Except as set forth on Schedule 3.21, RCB is not are subject to, or obligated under, any agreement, arrangement or understanding that restricts its ability to engage in any and all activities permissible for banks under applicable laws and regulations ("Permissible Activities"). None of the agreements, arrangements or understandings set forth on Schedule 3.21, nor any other agreement, arrangement or understanding, would materially limit or restrict the ability of BanPonce or its subsidiaries (including Banco Popular after the Merger) to engage in any and all Permissible Activities upon consummation of the transactions contemplated hereby.

         3.22. Equity Ownership. RCB does not own any stock, partnership interest, joint venture interest or any other equity or similar security issued by any other corporation, organization or entity other than in a bona fide fiduciary capacity.


                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF BANPONCE AND RCB

         4.1. Subject to Article 5, BanPonce hereby represents and warrants to
RCB:

         (a) With respect to periods since December 31, 1992, each of it and its subsidiaries has timely filed all reports and statements, and any amendments required to be made with respect thereto, that it was required to file with the banking and other regulatory authorities of the Commonwealth (the "Commonwealth Authorities"), the SEC, the Board of Governors of the Federal Reserve System (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC") or any other applicable federal or state banking, insurance, securities, or other regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date hereof), each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date hereof) in all material respects with all applicable statutes, rules and regulations. Such reports, statements and amendments filed by BanPonce with the SEC are hereinafter referred to as the "BanPonce Reports."

         (b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date hereof), each of the BanPonce Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the BanPonce Reports filed, used or circulated after the date hereof, will comply) in all material respects with the applicable laws and did not (or in the case of BanPonce

Reports filed, used or circulated after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (c) Each of its consolidated balance sheets included in or incorporated by reference into the BanPonce Reports, including the related notes and schedules, fairly presents (or, in the case of the BanPonce Reports filed, used or circulated after the date hereof, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into the BanPonce Reports, including any related notes and schedules, fairly presents (or, in the case of the BanPonce Reports filed, used or circulated after the date hereof, will fairly present) in all material respects the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries at the dates and for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein ("GAAP").

         (d) The allowance for loan and lease losses (the "Allowance") shown in its consolidated balance sheet dated September 30, 1996 was, and the Allowance shown in the BanPonce Reports filed, used or circulated after the date hereof will be, in each case as of the date thereof, adequate to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio.

         (e) Since September 30, 1996, there has been no change, event, occurrence or development in the businesses conducted by it that has had or would reasonably be expected to have a Material Adverse Effect.

         4.2. Subject to Article 5, RCB hereby represents and warrants to BanPonce and Banco Popular:

         (a) With respect to periods since December 31, 1992, it has timely filed all reports and statements, and any amendments required to be made with respect thereto, that it was required to file with Commonwealth Authorities, the FDIC or any other applicable federal or state banking, insurance, securities, or other regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date hereof), each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date hereof) in all material respects with all applicable statutes, rules and regulations. Such reports, statements and amendments, together with RCB's Annual Report for 1995, previously delivered to BanPonce, are referred to herein as the "RCB Reports".

         (b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date hereof), each of the RCB Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the RCB Reports filed, used or circulated after the date hereof, will comply) in all material respects with the applicable laws and did not (or in the case of the RCB Reports filed, used or circulated after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (c) Its balance sheets as of September 30, 1996, including the related notes and schedules (the "9/30 Balance Sheet"), fairly presents (or, in the case of RCB Reports filed, used or circulated after the date hereof, will fairly present) its financial position as of the date of such balance sheet and each of the statements of income, cash flows and stockholders' equity for the period then ended (collectively, the "9/30 Statements"), including any related notes and schedules, fairly presents (or, in the case of financial statements delivered pursuant to Section 7.3 or otherwise (together with the 9/30 Statements, the "RCB Statements") filed, used or circulated after the date hereof, will fairly present) its results of operations, retained earnings and cash flows, as the case may be, at the dates and for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount), in each case in accordance with GAAP.

         (d) The Allowance shown in its consolidated balance sheet dated September 30, 1996 was, and the Allowance shown in the RCB Statements filed, used or circulated after the date hereof will be, in each case as of the date thereof, adequate to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio.

         (e) Since September 30, 1996, there has been no change, event, occurrence or development in the businesses directly or indirectly conducted by it that has had or would reasonably be expected to have a Material Adverse Effect.


                                    ARTICLE 5

                             MATERIAL ADVERSE EFFECT

         5.1. Material Adverse Effect. The term "Material Adverse Effect" means any fact, condition, circumstance or event, the effect of which, individually or when taken together with all other facts, conditions, circumstances or events (regardless of whether such facts, conditions, circumstances, or events are described in more than one paragraph of Article 2, 3 or 4 hereof or otherwise),
(i) is materially adverse to the business, financial condition, results of operations or prospects of such party and its respective subsidiaries taken as a whole, (ii) significantly and adversely affects the ability of either party to consummate the transactions contemplated hereby or to perform its material obligations hereunder, or (iii) enables any person to prevent the consummation of the transactions contemplated hereby. Notwithstanding the above, no change in the value of the investment portfolio of RCB caused by an increase in the general level of interest rates or payments made pursuant to the terms of the severance agreements referred to in
Section 7.19 due to death or incapacitation shall be deemed to be or to cause a Material Adverse Effect.

         5.2. Representations and Warranties. No representation or warranty of BanPonce or RCB contained in Article 2, 3 or 4 (other than the first four sentences of Sections 2.2 and 3.2, Section 2.4, Section 3.3, Section 4.1 (other than paragraph (d)) and Section 4.2 (other than paragraph (d)), each of which shall be true and correct except for inaccuracies which are de minimis in amount or effect) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, condition, circumstance or event if such fact, circumstance or event (and/or the absence thereof), individually or taken together with all other such facts, conditions, circumstances or events (and/or the absence thereof), would not, or is not reasonably likely to, have a Material Adverse Effect.


                                    ARTICLE 6

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1. Conduct of Business of RCB. From the date of this Agreement to the Effective Date, unless BanPonce shall otherwise agree in writing or as otherwise expressly permitted by other provisions of this Agreement, including this
Section 6.1:

                  (a) The business of RCB will be conducted only in, and RCB shall not take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and past practices;

                  (b) RCB will not, directly or indirectly, (i) amend or propose to amend its Charter or Bylaws; (ii) issue or sell any of its equity securities, Voting Debt, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business; (iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of RCB or other securities of RCB; (iv) split, combine or reclassify any outstanding shares of capital stock of RCB, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of RCB, except (A) an extraordinary cash dividend permitted by Section 1.3 and (B)(i) if the Effective Date is on or before June 30, 1997, immediately prior to the Effective Date RCB may pay a cash dividend on each share of RCB Common Stock equal to the product of $1.625 and the ratio of the number of days between December 31, 1996 and the Effective Date over 182 and (ii) if the Effective Date is after June 30, 1997 and on or before December 31, 1997, on June 30, 1997 RCB may pay a cash dividend of $1.625 on each share of RCB Common Stock and, immediately prior to the Effective Date, RCB may pay a cash dividend on each share of RCB Common Stock equal to the product of $1.625 and the ratio of the number of days between June 30, 1997 and the Effective Date over 183; provided that, such amounts shall not exceed 30% of RCB's net income during the applicable period; (v) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business, but in no event will RCB enter into any long-term borrowings with a term greater than one year, without prior consultation with BanPonce; (vi) discharge or satisfy any material lien or encumbrance on the properties or assets of RCB or pay any material liability, except in the ordinary course of business;
         (vii) sell, assign, transfer, mortgage, pledge or subject to or permit to be subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $50,000, except (x) in the ordinary course of business, (y) liens and encumbrances for current property taxes not yet due and payable and (z) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby; (viii) cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business; (ix) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets or deposits thereof, or assets or deposits, except in satisfaction of a debt previously contracted in good faith; (x) other than as set forth on Schedule 3.10, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this
         Section 6.1(b);

                  (c) RCB will not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with a title of Vice President or above, other than bonuses, increases, promotions or new hires in the ordinary course and in a manner consistent with past practices;

                  (d) Except as provided in Section 7.12, RCB will not adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law and RCB will not grant any stock options or restricted stock or similar equity awards;

                  (e) RCB will use reasonable efforts to cause its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the cancelled, terminated or lapsed policies are in full force and effect;

                  (f) RCB will not enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is set forth on Schedule 3.11 or to which RCB becomes a party after the date of this Agreement, without prior consultation with BanPonce;

                  (g) RCB will use all reasonable efforts to preserve intact in all material respects the business organization as a whole and the goodwill of RCB and to keep available the services of its officers and employees as a group and preserve intact material agreements, and RCB will confer on a regular and frequent basis with representatives of BanPonce, as reasonably requested by BanPonce, to report on operational matters and the general status of ongoing operations;

                  (h) RCB will not take any action with respect to investment securities held or controlled by it inconsistent with past practices, alter its investment portfolio duration or practices as heretofore in effect or, without prior consultation with BanPonce, take any action that (i) would be inconsistent with its past practices with respect to purchasing or holding interest rate risk management instruments, derivatives or other securities described in Section 3.19(a) or (ii) would have or could reasonably be expected to have a material effect on RCB's asset/liability or interest sensitivity position;

                  (i) RCB will not make any agreements or commitments binding it to extend credit to any one borrower or affiliated borrowers in excess of $250,000; provided, that RCB may renew (but not increase) existing extensions of credit;

                  (j) With respect to properties leased by RCB, RCB will not renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with BanPonce; and

                  (k) RCB will not agree or commit to do any of the foregoing.

The term "prior consultation" means, with respect to any action, advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

         6.2. Conduct of Business of BanPonce. From the date of this Agreement to the Effective Date, unless RCB shall otherwise agree in writing, or as otherwise expressly permitted by other provisions of this Agreement, BanPonce shall take no action which would materially and adversely affect the ability of BanPonce or RCB (i) to obtain the Requisite Approvals for the transactions contemplated hereby or (ii) to perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger.


                                    ARTICLE 7

                       ADDITIONAL COVENANTS AND AGREEMENTS

         7.1. Filings and Approvals. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all applications, registration statements or other documents required to obtain regulatory approvals and consents from the FRB and Commonwealth Authorities, filings under the HSR Act and any other applicable regulatory authorities and provide copies of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings.

         7.2. Certain Credit Matters. RCB will furnish to BanPonce a complete and accurate list (on a consolidated basis) as of the end of each calendar month ending after the date hereof, not later than the 30th day after the end of each such calendar month, of (a) all periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all REO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit.

         7.3. Monthly Financial Statements. RCB shall furnish BanPonce with RCB's balance sheets as of the end of each calendar month ending after the date hereof and the related statements of income, not later than the 30th day after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the latest RCB Statements prior to the date hereof and on a consistent basis during the periods involved and shall fairly present the financial positions of RCB as of the dates thereof and the results of operations of RCB for the periods then ended (prepared in accordance with GAAP (except for the absence of footnotes)).

         7.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         7.5. No Negotiations, Etc. RCB will not, and will cause its officers, directors, employees, representatives, agents and affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage the submission of any proposal, offer, tender offer or exchange offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, RCB or other similar transaction or business combination involving RCB (any of the foregoing, an "Acquisition Proposal"), or, unless RCB shall have determined, after receipt of a written opinion of counsel to RCB (a copy of which opinion shall be delivered to BanPonce), that under the laws of the Commonwealth the Board of Directors of RCB has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than BanPonce and its representatives to have any access to the facilities of, or furnish to any person other than BanPonce and its representatives any non-public information with respect to, RCB in connection with or in furtherance of any of the foregoing. RCB shall promptly notify BanPonce if any Acquisition Proposal, or any inquiry from or contact with any person with respect thereto, is made, and shall keep BanPonce informed on a timely basis as to the status of such Acquisition Proposal, inquiry or contact.

         7.6. Notification of Certain Matters. Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure, discovery or information would result in or would reasonably be expected to result in any representation or warranty on its part contained in this Agreement to be untrue or inaccurate when made, at the Effective Date or at any time prior to the Effective Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         7.7. Access to Information; Confidentiality.

         (a) RCB shall permit BanPonce full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy, unless RCB has a reasonable objection to BanPonce's making copies) to BanPonce and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of BanPonce all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of RCB, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets, business activities or prospects in which BanPonce may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of RCB; provided, however, that the foregoing rights granted to BanPonce shall, whether or not and regardless of the extent to which such rights may be exercised, in no way affect the nature or scope of the representations, warranties and covenants of RCB set forth herein.

         (b) BanPonce shall permit reasonable access to its properties and shall disclose and make available (together with the right to copy, unless BanPonce has a reasonable objection to RCB's making copies) to RCB and to its representatives BanPonce's financial books and records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, and filings with any regulatory authority for the purpose of assisting RCB in confirming the accuracy of the representations and warranties of BanPonce contained herein; provided, however, that the foregoing rights granted to RCB shall, whether or not and regardless of the extent to which such rights may be exercised, in no way affect the nature or scope of the representations, warranties and covenants of BanPonce set forth herein.

         (c) All information furnished by RCB or BanPonce pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall, at the option of the party that furnished the information, return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. In the event that this Agreement shall terminate, neither party shall disclose, except as required by law or pursuant to the request of an administrative agency or other regulatory body, the basis or reason for such termination, without the consent of the other party. The obligation to keep such information confidential shall not apply to
(i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law or governmental or regulatory authority.

         7.8. Filing of Tax Returns and Adjustments.

         (a) RCB will file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that RCB shall not file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with BanPonce; provided, further, that RCB shall not make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of BanPonce. RCB will provide BanPonce with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of RCB (including returns of all Plans) at least seven days before filing such return or election and shall reasonably cooperate with any request by BanPonce in connection therewith.

         (b) BanPonce, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of RCB due after the Effective Date. After the Effective Date, BanPonce, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of RCB for all Tax periods.

         7.9. Registration Statement.

         (a) For the purposes (i) of holding the meeting of the stockholders of RCB to approve this Agreement and the Merger (the "Meeting") and (ii) of registering with the SEC and with applicable Commonwealth Authorities and state securities authorities the BanPonce Common Stock to be issued as consideration in connection with the Merger, the parties hereto will cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus and information or proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act, applicable Commonwealth and state securities laws and the rules and regulations thereunder (such prospectus and information or proxy statement, together with any and all amendments or supplements (including any supplement relating to the election and allocation procedures set forth in Article 1) thereto being herein referred to as the "Prospectus/Proxy Statement").

         (b) BanPonce will furnish RCB with such information concerning BanPonce and the BanPonce Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to BanPonce and the BanPonce Subsidiaries, to be prepared in accordance with Section 7.9(a). BanPonce agrees promptly to advise RCB if at any time prior to the Meeting any information provided by BanPonce in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

         (c) RCB will furnish BanPonce with such information concerning RCB as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to RCB, to be prepared in accordance with Section 7.9(a). RCB authorizes BanPonce to utilize in the Registration Statement the information concerning RCB so provided to BanPonce. RCB agrees promptly to advise BanPonce if at any time prior to the Meeting any information provided by RCB in the Prospectus/

Proxy Statement becomes incorrect or incomplete in any material respect, and to provide BanPonce with the information needed to correct such inaccuracy or omission.

         (d) BanPonce will promptly file the Registration Statement with the SEC and applicable Commonwealth and state securities agencies. BanPonce shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable Commonwealth and state securities laws at the earliest practicable date. RCB shall have the right to review and comment on the form of proxy statement included in the Registration Statement. BanPonce will advise RCB promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and BanPonce shall furnish RCB with copies of all such documents.

         (e) BanPonce will deliver to RCB letters relating to the Registration Statement from Price Waterhouse & Co., BanPonce's independent auditors, one dated a date within two business days before the date on which the Registration Statement shall become effective and the other dated a date within two business days before the Effective Date, each addressed to RCB, in form and substance reasonably satisfactory to RCB and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (f) RCB will deliver to BanPonce letters relating to the Registration Statement from Price Waterhouse & Co., RCB's independent auditors, one dated a date within two business days before the date on which the Registration Statement shall become effective and the other dated a date within two business days before the Effective Date, each addressed to BanPonce, in form and substance reasonably satisfactory to BanPonce and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         7.10. Affiliate Letters. RCB will use all reasonable efforts to obtain and deliver to BanPonce as promptly as practicable after the Meeting, and in no event later than the tenth day prior to the Effective Date, a signed agreement substantially in the form of Exhibit A hereto from each stockholder of RCB who may reasonably be deemed an "affiliate" of RCB within the meaning of such term as used in Rule 145 under the 1933 Act (each, an "Affiliate"). BanPonce may place appropriate legends on the certificates representing BanPonce Common Stock issued to Affiliates as Consideration.

         7.11. Establishment of Accruals. If requested by BanPonce prior to the business day immediately prior to the Effective Date, RCB will, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to conform RCB's accounting and credit loss reserve practices and methods to those of BanPonce and reflect BanPonce's plans with respect to the conduct of RCB's business following the Merger and to provide for the costs and expenses relating to the consummation by RCB of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no accrual or reserve made by RCB pursuant to this
Section 7.11 or any other effect on RCB resulting from RCB's compliance with this Section 7.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

         7.12. Employee Benefit Plans. As soon as administratively practicable after the Effective Date, BanPonce shall take all reasonable action so that employees of RCB shall be generally eligible to participate in the pension, medical, life insurance, severance, vacation, sick pay and similar plans of Banco Popular on substantially the same terms and conditions as employees of Banco Popular, and until such time, the applicable plans of RCB shall remain in effect; provided, however, that for a period of two years from the Effective Date employees of RCB will receive benefits under plans of RCB or Banco Popular that in the aggregate are no less favorable than the benefits currently provided to the employees of RCB. For the purpose of determining eligibility to participate in such plans of Banco Popular, and the vesting of benefits under such plans, but not for benefit accrual purposes, Banco Popular shall cause such plans to give effect to years of service with RCB, as if they were with Banco Popular.

               Prior to the Effective Time, RCB shall terminate the RCB Supplementary Plan described in Schedule 3.14 and the RCB Discontinued Plan described in Schedule 3.14 by taking the following actions: (i) distributing the assets of the RCB Supplementary Plan (other than those funding the medical plans in which the beneficiaries of such plan participate) to its beneficiaries by using such assets either to make lump-sum payments to the beneficiaries or to purchase annuities or similar instruments on their behalf; and (ii) purchasing annuities or similar instruments for the benefit of the beneficiaries of the RCB Discontinued Plan. In addition, RCB shall purchase annuities or similar instruments for the benefit of beneficiaries receiving benefits under the RCB Early Retirement Plan.

               As soon as administratively practicable after the Effective
Time, Banco Popular shall cause the assets of the RCB Profit Sharing Plan to be transferred to the corresponding plan of Banco Popular in which the employees of RCB shall participate. RCB will provide that all unvested benefits under the RCB Profit Sharing Plan shall be vested upon or prior to the Merger.

               This Section 7.12 is an agreement solely between RCB, BanPonce and Banco Popular. Nothing in this Agreement, whether express or implied, confers upon any employee of RCB, or any other person, any rights or remedies.

         7.13. Additional Directors. Following the Merger, Mr. J. Adalberto Roig, Jr. shall become a director of BanPonce and Banco Popular and Chairman of the Investment Committee of Banco Popular.

         7.14. Indemnification and Insurance.

         (a) From and after the Effective Date, BanPonce will indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of RCB (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BanPonce, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of RCB if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the full extent permitted with respect to officers, directors and employees of BanPonce under applicable Commonwealth law as of the date hereof or as amended prior to the Effective Date and under RCB's Charter and Bylaws as in effect on the date hereof (and BanPonce shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted with respect to officers, directors and employees of BanPonce under such law and under such Charter or Bylaws, upon receipt of any undertaking required by such Charter, Bylaws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 7.14(a), upon learning of any Claim, shall notify BanPonce (but the failure so to notify BanPonce shall not relieve it from any liability which BanPonce may have under this Section 7.14(a) except to the extent such failure prejudices BanPonce) and shall deliver to BanPonce any undertaking required by such Charter, Bylaws or applicable law. The obligations of BanPonce described in this Section 7.14(a) shall continue in full force and effect, without any amendment thereto, for a period of five years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

         (b) From and after the Effective Date, the directors, officers and employees of RCB who become directors, officers or employees of BanPonce or any of its subsidiaries, except for the indemnification rights set forth in Section 7.14(a), will have indemnification rights only with respect to events occurring after the Effective Date and only to the extent that other directors, officers and employees of BanPonce are entitled to indemnification for similar events under the provisions of the Charter or similar governing documents of BanPonce and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

         (c) The obligations of BanPonce provided under Sections 7.14(a) and 7.14(b) will be binding on all respective successors of BanPonce.

         (d) For a period of three years after the Effective Date, BanPonce will use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of RCB with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Date of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by RCB; provided, however, that the annual premiums for such coverage will not exceed 150% of the annual premiums currently paid by RCB for such coverage; provided, further, that officers and directors of RCB may be required to make application and provide customary representations and warranties to BanPonce's insurance carrier for the purpose of obtaining such insurance.

         (e) The provisions of this Section 7.14 are for the benefit of, and shall be enforceable by, the Indemnified Parties, including without limitation all current and former directors, officers and employees of RCB.

         7.15. Reports. RCB will provide to BanPonce copies of all quarterly financial reports filed by it with the FDIC, and BanPonce will provide to RCB copies of all Forms 10-K, 10-Q, and 8-K filed with the SEC by it, between the date hereof and the Effective Date, within five days after the date such reports are so filed.

         7.16. Stockholder Approval. RCB will call the Meeting as promptly as practicable after the date hereof. The RCB Board will recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval, unless the RCB Board determines, after receipt of a written opinion of counsel to RCB (a copy of which shall be delivered to BanPonce), that recommending such approval or using its best efforts to obtain such shareholder approval would result in a breach of its fiduciary duties established under the laws of the Commonwealth.

         7.17. Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of BanPonce and RCB agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby.

         7.18. Taxation. Subject to Section 7.5, neither BanPonce nor RCB shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 1112(g)(1) of the Puerto Rico Code.

         7.19. Arrangements with Respect to Certain Officers of RCB. Prior to the Effective Time, BanPonce shall offer to enter into arrangements with the officers of RCB identified on Schedule 7.19 hereof pursuant to which (i) such officers shall be employed by Banco Popular as consultants with salaries consistent with such employees' current salaries as set forth on Schedule 7.19, pro rated for the number of months of service as consultants, for the purpose of assisting with the integration of the business of RCB following the Effective Date for such period of time as BanPonce deems necessary or advisable up to a period of six months and (ii) such officers shall be entitled to the one time severance payment in the respective amounts set forth on Schedule 7.19 as set forth in Schedule 7.19.

         7.20. Request for Tax Ruling. RCB and BanPonce agree that they will jointly prepare and file with the Puerto Rico Department of Treasury a request for a ruling (the "Ruling Request") to the effect that the Merger will be treated for Puerto Rican income tax purposes as a reorganization within the meaning of Section 1112(g)(1) of the Puerto Rico Code, and that each of BanPonce, Banco Popular and RCB will be a party to that reorganization within the meaning of Section 1112(g)(3) of the Puerto Rico Code, including jointly preparing and submitting all subsequent correspondence submitted in connection therewith. Representatives of each of RCB and BanPonce shall be present at any meetings with representatives of the Department of Treasury at which the Ruling Request is to be discussed.


                                    ARTICLE 8

                                   CONDITIONS

         8.1. Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

                  (a) Regulatory Approvals. Regulatory approvals for the consummation of the transactions contemplated hereby shall have been obtained from the Commonwealth Authorities, the FRB and each other governmental authority from which approval is required, and all statutory and regulatory waiting periods shall have expired. None of such approvals shall contain any condition or restriction that would so materially and adversely impact the economic or business benefits to BanPonce of the transactions contemplated by this Agreement that, had such condition or requirement been known, BanPonce would not, in its reasonable judgment, have entered into this Agreement.

                  (b) No Injunction. No injunction or other order entered by a Commonwealth or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit the consummation of the transactions contemplated hereby.

                  (c) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit the consummation of the transactions contemplated hereby.

                  (d) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of BanPonce Common Stock in the Merger pursuant to this Agreement is required to be registered under any Commonwealth or state Blue Sky laws, the Registration Statement shall not be subject to a stop order of a securities commission in any relevant jurisdiction.

                  (e) Stockholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of 75% of the outstanding shares of RCB Common Stock, being the portion of RCB capital stock required for such approval under the provisions of RCB's Charter and Bylaws and the laws of the Commonwealth.

         8.2. Additional Conditions to Obligation of RCB. The obligation of RCB to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

                  (a) Representations and Compliance. The representations and warranties of BanPonce set forth in Articles 2 and 4 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as if made at and as of the Effective Date, subject to Article 5; and BanPonce shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                  (b) Officers' Certificate. BanPonce shall have furnished to RCB a certificate of the Chief Executive Officer and Chief Financial Officer of BanPonce, dated as of the Effective Date, to the effect set forth in Section 8.2(a).

                  (c) Tax Ruling or Opinion. RCB shall have received either (i) a ruling from the Puerto Rico Treasury Department or (ii) the opinion of McConnell Valdes, dated the Effective Date, to the effect that the Merger will be treated for Puerto Rican income tax purposes as a reorganization within the meaning of Section 1112(g)(1) of the Puerto Rico Code, and that each of BanPonce, Banco Popular and RCB will be a party to that reorganization within the meaning of Section 1112(g)(3) of the Puerto Rico Code.

                  (d) Opinion of Counsel to BanPonce. RCB shall have received an opinion letter, dated as of the Effective Date, addressed to RCB from counsel to BanPonce, in customary form and subject to customary qualifications, as to the matters set forth in Section 2.3.

         8.3. Additional Conditions to Obligation of BanPonce and Banco Popular. The obligation of BanPonce and Banco Popular to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the following conditions:

                  (a) Representations and Compliance. The representations and warranties of RCB set forth in Articles 3 and 4 of this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as if made at and as of the Effective Date, subject to
         Article 5; and RCB shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

                  (b) Officers' Certificate. RCB shall have furnished to BanPonce a certificate of the Chief Executive Officer and Chief Financial Officer of RCB, dated as of the Effective Date, to the effect set forth in Section 8.3(a).

                  (c) Secretary's Certificates. RCB shall have furnished to BanPonce (i) copies of the text of the resolutions by which the corporate action on the part of RCB necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) certificates, dated as of the Effective Date, executed on behalf of RCB by its corporate secretary or one of its assistant corporate secretaries, certifying to BanPonce that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate, dated as of the Effective Date, executed on behalf of RCB by its corporate secretary or one of its assistant corporate secretaries, certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

                  (d) Opinion of Counsel to RCB. BanPonce shall have received an opinion letter, dated as of the Effective Date, addressed to BanPonce from McConnell Valdes, counsel to RCB, in customary form and subject to customary qualifications, to the effect that:

                           (i) RCB is a corporation duly incorporated, validly
                  existing and in good standing under the laws of the Commonwealth.

                           (ii) RCB has the requisite corporate and other power
                  and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted. RCB is licensed or qualified to do business in Puerto Rico which, given the nature of its business and its ownership of property, is the only jurisdiction where RCB is required to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect.

                           (iii) The execution and delivery of this Agreement by
                  RCB and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under the respective Charter or Bylaws of RCB or, to such counsel's knowledge, (A) any material agreement, arrangement or understanding to which RCB is a party, (B) any material license, franchise or permit or (C) any law, regulation, order, judgment or decree.

                           (iv) The authorized capital of RCB consists of
                  2,500,000 shares of RCB Common Stock, 600,000 of which are outstanding; all of the issued and outstanding shares of the capital stock of RCB are duly authorized.

                           (v) RCB has the corporate power to consummate the
                  transactions on its part contemplated by this Agreement. RCB has duly taken all requisite corporate action to authorize this Agreement and this Agreement has been duly executed and delivered by RCB and constitutes the valid and binding obligation of RCB enforceable in accordance with its terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

                  (e) Tax Ruling or Opinion. BanPonce shall have received either
         (i) a ruling from the Puerto Rico Treasury Department or (ii) the opinion of Pietrantoni, Mendez & Alvarez, dated the Effective Date, to the effect that the Merger will be treated for Puerto Rican income tax purposes as a reorganization within the meaning of Section 1112(g)(1) of the Puerto Rico Code, and that each of BanPonce, Banco Popular and RCB will be a party to that reorganization within the meaning of
         Section 1112(g)(3) of the Puerto Rico Code.


                                    ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

         9.1. Termination. This Agreement may be terminated prior to the Effective Date:

                  (a) by mutual consent of BanPonce and RCB;

                  (b) by either BanPonce or RCB, if this Agreement and the Merger are not duly approved by the stockholders of RCB at the meeting of stockholders (or any adjournment thereof) duly called and held for such purpose;

                  (c) by either BanPonce or RCB, if the Effective Date is not on or before December 31, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

                  (d) by BanPonce, (i) if RCB participates in negotiations with, provides nonpublic information to, or enters into any agreement with another party regarding an Acquisition Proposal, or (ii) if the RCB Board fails to recommend to shareholders of RCB approval (or withdraws its recommendation of approval) of the Merger, or (iii) if the RCB Board modifies its recommendation of approval of the Merger in a way adverse to the interests of BanPonce, or (iv) if there shall have occurred any breach of either Section 7.5 or Section 7.16;

                  (e) by BanPonce, if there shall have occurred any breach of any representation, warranty, covenant or agreement of RCB contained herein that would result in the failure to satisfy the closing condition set forth in Section 8.3(a) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to RCB of such breach; or

                  (f) by RCB, if there shall have occurred any breach of any representation, warranty, covenant or agreement of BanPonce contained herein that would result in the failure to satisfy the closing condition set forth in Section 8.2(a) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to BanPonce of such breach.

         Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

         9.2. Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability or obligation of any party to the other party to this Agreement, except (a) as provided in Sections 9.3 and 10.6 and (b) that termination shall not relieve any party from liability for any breach of this Agreement.

         9.3. Termination Fee. (a) RCB hereby agrees to pay to BanPonce, and BanPonce shall be entitled to payment of, a fee of $6,000,000 if, by reason of
(x) any action by RCB described in clause (i) of Section 9.1(d), (y) a failure to recommend by the RCB Board described in clause (ii) of Section 9.1(d) or (z) a modification by the RCB Board described in clause (iii) of Section 9.1(d), BanPonce would have the right to terminate this Agreement pursuant to clause
(i),

(ii) or (iii) of Section 9.1(d) at a time when RCB would not be entitled to terminate this Agreement pursuant to Section 9.1(f).

              (b) If RCB terminates this Agreement pursuant to Section 9.1(c) and the regulatory approvals referred to in Section 8.1(a) have not then been obtained, or there is in place an injunction referred to in Section 8.1(b), BanPonce hereby agrees to pay to RCB, and RCB shall be entitled to, a payment of a fee of $3,000,000, provided that such failure to obtain regulatory approvals or the injunction is not due in substantial part to a breach by RCB of a covenant or representation in this Agreement, and that at the time BanPonce would not be entitled to terminate this Agreement pursuant to Section 9.1(e) and provided further that if RCB seeks to receive a fee pursuant to this
Section 9.3(b), it shall not be entitled to terminate this Agreement prior to June 30, 1998 if a denial or refusal to deliver a regulatory approval or the imposition of an injunction is being appealed in good faith prior to such date by BanPonce.

         9.4. Amendment. This Agreement may be amended, but only by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, BanPonce shall (A) be entitled to revise the structure of the Merger and related transactions; provided that each of the transactions comprising such revised structure shall
(i) not subject any of the stockholders of RCB to adverse tax consequences or reduce the amount of consideration to be received by any such stockholders and
(ii) not result in any material delay of the consummation of the transactions contemplated hereby. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         9.5. Waiver. At any time prior to the Effective Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1. Public Statements. Neither RCB nor BanPonce shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either BanPonce or RCB may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by law. To the extent practicable, each of BanPonce and RCB will consult with the other with respect to any such public announcement or statement.

         10.2. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

         if to BanPonce or Banco Popular:

                  Banco Popular de Puerto Rico
                  P.O. Box 362708
                  San Juan, Puerto Rico 00936-2708
                  Attention: Brunilda Santos de Alvarez
                  Telecopy: (787) 756-0277

         with a copy to:
                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention: Donald J. Toumey
                  Telecopy: (212) 558-3588

         if to RCB:

                  Roig Commercial Bank
                  P.O. Box 457
                  Humacao, Puerto Rico
                  Attention: J. Adalberto Roig, Jr.
                  Telecopy: (787) 850-5555

         with a copy to:

                  McConnell Valdes
                  270 Munoz Rivera Avenue
                  Hato Rey, Puerto Rico 00918
                  Attention: Julio Pietrantoni
                  Telecopy: (787) 759-8282

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; on the fifth business day after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if telecopied; and the next day after being delivered to an overnight delivery service.

         10.3. Interpretation. When a reference is made in this Agreement to "previously disclosed", it means disclosed in writing to the other party hereto, which writing refers to the relevant Section of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein", "hereinafter", "hereof", "hereto", "hereby" and "hereunder", and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

         10.4. Severable. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

         10.5. Miscellaneous. This Agreement (a) is not intended to, and shall not, confer upon any person other than each party hereto any rights or remedies hereunder, except as provided in Section 7.14(e); (b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth applicable to agreements made and wholly to be performed in the Commonwealth; and (c) shall not be assigned by operation of law or otherwise (and any purported assignment shall be null and void). This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         10.6. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants (other than Sections 1.2, 1.6, 7.12, 7.13, 7.14, 7.18 and 7.19) of the parties set forth herein shall not survive the consummation of the Merger. In addition, if this Agreement is terminated pursuant to Section 9.1, the covenants contained in Sections 7.4 and 7.7(c) shall survive such termination.

         10.7. Schedules. The Schedules referred to in this Agreement shall be delivered as of the date hereof under cover of a letter from the Chief Executive Officer or Chief Financial Officer of BanPonce or RCB (as the case may be). Notwithstanding anything to the contrary contained herein, any Schedule referenced in this Agreement shall be deemed to be have been delivered as of the date hereof if (a) it is delivered or amended within ten business days of the date hereof and (b) any matter or item contained in the Schedule or amendment to the Schedule not disclosed to

BanPonce prior to or on the date hereof does not either alone or in combination with all other matters and items in the Schedule, result in any representation, without giving effect to the Schedule or amendment to the Schedule, being materially incorrect.

         IN WITNESS WHEREOF, BanPonce, Banco Popular and RCB have caused this Agreement to be executed on the date first written above by their respective officers.

                  BANPONCE CORPORATION


                  By /s/ Richard L. Carrion
                    ------------------------------------------------------------
                                    Name: Richard L. Carrion
                                    Title: President and Chief Executive Officer

                  BANCO POPULAR DE PUERTO RICO


                  By /s/ Richard L. Carrion
                    ------------------------------------------------------------
                                    Name: Richard L. Carrion
                                    Title: President and Chief Executive Officer

                  ROIG COMMERCIAL BANK


                  By /s/ J. Adalberto Roig, Jr.
                    ------------------------------------------------------------
                                    Name: J. Adalberto Roig, Jr.
                                    Title: President

                                                                       EXHIBIT A




                                                              ____________ , 199




BanPonce Corporation
209 Munoz Rivera Avenue, 3rd Floor
Hato Rey, Puerto Rico 00918
Attention: Legal Department

Ladies and Gentlemen:


         1. I have been advised that I might be considered to be an "affiliate", as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Roig Commercial Bank, a Commonwealth bank ("RCB").

         2. Pursuant to an Agreement and Plan of Merger, dated as of December 29, 1996 (the "Agreement"), by and among BanPonce Corporation, a Commonwealth corporation ("BanPonce"), Banco Popular de Puerto Rico, a Commonwealth bank ("Banco Popular") and RCB, it is contemplated that RCB will merge with and into Banco Popular (the "Merger") and that, among other things, all of the outstanding common stock, par value $10.00 per share, of RCB ("RCB Common Stock") will be converted into common stock, par value $6.00 per share, of BanPonce ("BanPonce Common Stock") or cash as set forth in the Agreement. In connection with the Merger, I may receive BanPonce Common Stock upon distribution of the BanPonce Common Stock to the holders of RCB Common Stock.

         3. I will not offer to sell, transfer or otherwise dispose of any of the shares of BanPonce Common Stock distributed to me pursuant to the Merger (the "Stock"), except (i) in compliance with the applicable provisions of Rule 145, (ii) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (iii) in an offering registered under the Securities Act.

         4. I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

                           "The shares represented by this certificate were
                  issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by BanPonce Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

         BanPonce's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

         5. It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legend set forth in paragraph 4 above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and
(g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of BanPonce and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder) and BanPonce has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of BanPonce and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), or (v) BanPonce shall have received a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to BanPonce, to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

         6. I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for RCB.


                                    Sincerely,




                           -----------------------------------------------------

                           Name



Agreed and accepted this ____
day of ___________, 199_, by



BanPonce Corporation



By
  ------------------------------------
   Its
      --------------------------------

                                                                      Appendix B








                                                   March 26, 1997



Board of Directors
Roig Commercial Bank
Calle Carreras Esquina Georgetti
Humacao, Puerto Rico 00661-0457

Members of the Board:

We understand that Roig Commercial Bank, Humacao, Puerto Rico ("RCB") and BanPonce Corporation, San Juan, Puerto Rico ("BanPonce") entered into an Agreement and Plan of Merger (the "Agreement"), which provides, among other things, for the merger (the "Merger") of RCB with and into Banco Popular de Puerto Rico ("Banco Popular"), a wholly-owned subsidiary of BanPonce.

Pursuant to the Agreement at the Effective Time (as defined in the "Agreement"), each share of RCB Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held as treasury stock of RCB and shares held directly or indirectly by BanPonce, except shares held by BanPonce in a fiduciary capacity or in satisfaction of debt previously contracted, shall be converted into the right to receive, at the election of each holder thereof, subject to the election and allocation procedures as set forth in the Agreement, either: (a) a number of shares of BanPonce Common Stock ("Stock") equal to the sum of (x) one-half of the Exchange Ratio and (y) the ratio of $100 to the BanPonce Average Stock Price (as defined in the "Agreement"), or (b) cash ("Cash") equal to the Sum of (x) $100 and (y) the product of (i) one-half of the Exchange Ratio and (ii) the BanPonce Average Stock Price. The Exchange Ratio (as defined in the Agreement) equals $200 divided by the BanPonce Average Stock Price, provided that (x) if the BanPonce Average Stock Price exceeds $37.40, the Exchange Ratio shall be 5.348 and (y) if the BanPonce Average Stock Price is less than $30.60, the Exchange Ratio shall be 6.536. Holders of RCB shares will be permitted to elect to receive either Cash, Stock or a combination thereof. The BanPonce Average Stock Price is calculated as the average of the last sales price for each of the ten consecutive trading days ending on and including the trading day which is two Business Days prior to the election Deadline. Such elections will be subject to pro-ration as necessary to ensure that 50% of the RCB shares are converted into BanPonce Common Stock.

Board of Directors
Roig Commercial Bank

March 26, 1997

Page 2


You have requested our opinion, as an independent financial advisor, as to whether the consideration to be received by RCB's Common Shareholders is fair from a financial point of view to the holders of RCB's Common Stock as of the date hereof.

Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") is regularly engaged in the business of the valuation of financial institutions and their securities in connection with mergers and acquisitions, estate tax, corporate, ESOP and other purposes.

In connection with our opinion, we have: (i) reviewed a copy of the Agreement and exhibits thereto; (ii) a draft of the Prospectus/Proxy Statement; (iii) reviewed certain publicly available financial statements including audited financial statements as of December 31, 1996 and 1995, and unaudited interim financial statements as filed with the Securities Exchange Commission and the Federal Deposit Insurance Corporation for BanPonce and RCB, respectively; (iv) reviewed certain unaudited internal financial statements and other financial and operating data concerning RCB; (v) analyzed certain financial projections of RCB prepared by the management of RCB; (vi) discussed the past and current operations and financial condition and the prospects with senior executives of RCB; (vii) compared BanPonce and RCB from a financial point of view with certain other companies which we deemed to be relevant; (viii) compared the trading prices and activity of RCB's and BanPonce's common stock with that of other publicly traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (x) reviewed the market prices and historical trading activity of BanPonce; and (xi) performed such other analyses and examinations as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the information, analysis and other information reviewed by us and discussed with us, for the purposes of this opinion. We have not made an independent evaluation or appraisal of the assets or liabilities of RCB or BanPonce, nor have we been furnished with any such appraisals. In addition, we have not assessed the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate adequate to cover such losses. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of RCB as to the future financial performance of RCB, and we have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to BanPonce, we relied solely upon publicly available data and we conducted discussions with BanPonce's management regarding BanPonce's financial condition, performance and prospects. We have also assumed that there has been no material

Board of Directors
Roig Commercial Bank

March 26, 1997

Page 3


change in BanPonce or RCB's assets, financial condition, results of operations or business prospects since the date of the last financial statements made available to us.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

In addition, Alex Sheshunoff Management Services previously provided professional services to RCB including earnings assessments, product profitability analysis, management change analysis, profit improvement analysis, trust analysis and educational programs.

Our opinion is limited to the fairness, from a financial point of view, to the holders of RCB's Common Stock of the consideration to be received by RCB's shareholders and does not address RCB's underlying business decision to undertake the Merger. Moreover, it is understood that this letter is for the information of the Board of Directors of RCB and the opinion expressed herein, does not constitute a recommendation to RCB shareholders as to how they should vote at the shareholders' meeting in connection with the Agreement. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by RCB's shareholders is fair from a financial point of view to the holders of such shares.

                                        Very truly yours,



                                        ALEX SHESHUNOFF & CO.
                                        INVESTMENT BANKING

                                                                      Appendix C

                        Section 15(d) of the Banking Law


         If any stockholder not voting in favor of said merger or consolidation agreement records his opposition to such merger or consolidation at the time of the meeting, or within twenty days thereafter, and demands payment of his shares, and if such merger or consolidation is carried out, in such case said stockholder may, within sixty days after the merger or consolidation, upon written ten-day notice on said corporation, petition the Superior Court to appoint three appraisers to estimate and determine the value of his shares, and the court shall make such appointment. It shall also designate the date and place where the appraisers shall first meet, and shall give them such instructions as to such procedure to be followed as the court may deem pertinent. The court shall also specify the date and manner in which the value of said shares shall be paid to the aforesaid stockholder. The appraisers shall meet on the date and at the place designated, and after taking oath, shall proceed to perform the duties imposed on them by the court and to estimate and determine the value of the aforesaid shares. They shall deliver a copy of their report to the corporation and another to the stockholder, if he demands it. All expenses incurred in determining the value of said shares shall be for account of the corporation. When the corporation has paid the value of the aforesaid shares, as the same may have been fixed by the appraisers, said shares shall be canceled and the stockholder shall cease to be a stockholder of the corporation or to have any interest therein, and the corporation may dispose of such shares of stock for its own benefit. In case of emergency, when necessary for a better protection of the interests of the depositors and of the bank, if the merger or consolidation is approved by the votes of the stockholders of three-fourths of the shares, such merger or consolidation agreement having been submitted to the consideration of the Secretary of the Treasury and thereby approved, the stockholders who may not have agreed to said merger shall in all respects be subject to, and be bound by, such merger or consolidation. The Secretary of the Treasury shall, in these cases, certify that the merger was made on account of an emergency, and that, in his opinion, the same will be beneficial to the public interest. Should the Secretary of the Treasury disapprove the merger or consolidation agreement made by reasons of emergency, he shall, within the term of ninety days, serve notice of his determination by registered mail on the banks interested in the agreement. The finding of the Secretary disapproving a merger or consolidation agreement made for reasons of emergency shall be conclusive and not reviewable.

                                                                      Appendix D


                              ROIG COMMERCIAL BANK

                         REPORT AND FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

[Price Waterhouse Logo]


                        REPORT OF INDEPENDENT ACCOUNTANTS

January 31, 1997

To the Board of Directors and
Stockholders of
Roig Commercial Bank


In our opinion, the accompanying statement of condition and the related statements of income, of changes in capital, and of cash flows present fairly, in all material respects, the financial position of Roig Commercial Bank at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 10 Expires Dec. 1, 1998
Stamp 1392159 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report.

                              ROIG COMMERCIAL BANK

                             STATEMENT OF CONDITION

                                                                                             December 31,
                                                                                             ------------
                                                                                      1996                1995
                                                                                      ----                ----
                                                    ASSETS
Cash and due from banks                                                         $ 18,652,734        $ 18,282,700
                                                                                ------------        ------------

Money market investments:
  Securities purchased under agreements to resell                                 31,700,000           9,300,000
  Time deposits with other banks                                                   1,510,000             910,000
                                                                                ------------        ------------

                                                                                  33,210,000          10,210,000
                                                                                ------------        ------------

Investment securities available-for-sale, at market value:
  U.S. Treasury securities                                                       120,192,969         152,947,659
  Obligations of U.S. Government agencies and instrumentalities                  121,790,761          76,150,517
  Other securities                                                                14,090,942          14,353,290
                                                                                ------------        ------------

                                                                                 256,074,672         243,451,466
                                                                                ------------        ------------

Investment securities held-to-maturity, at amortized cost:
  U.S. Treasury securities                                                        40,003,271          40,006,390
  Obligations of U.S. Government and political subdivisions                      142,875,816         144,475,665
  Obligations of Puerto Rico Government agencies and instrumentalities             8,919,672           9,702,188
  Mortgage-backed securities                                                       1,206,661           1,483,035
  Other securities                                                                 7,525,610          13,912,297
                                                                                ------------        ------------

                                                                                 200,531,030         209,579,575
                                                                                ------------        ------------

Investment in Federal Home Loan Bank stock, at redemption value                    2,470,400                -
                                                                                ------------        ------------

Loans                                                                            393,322,796         340,535,810
  Less:
  -----
     Unearned income                                                              38,465,667          33,955,115
     Allowance for loan losses                                                     5,742,153           5,202,839
                                                                                ------------        ------------

                                                                                 349,114,976         301,377,856
                                                                                ------------        ------------
Bank premises and equipment                                                       12,033,057          11,298,991
Customers' liability on letters of credit  and guarantee                             133,396           4,133,021
Accrued interest receivable                                                        6,687,448           7,574,433
Other assets                                                                       9,535,645           8,613,611
                                                                                ------------        ------------
                                                                                $888,443,358        $814,521,653
                                                                                ============        ============

                                           LIABILITIES AND CAPITAL
                                           -----------------------
Liabilities:
  Deposits                                                                      $656,291,063        $642,359,615
  Securities sold under agreements to repurchase                                  47,850,000           8,000,000
  Notes payable                                                                  109,000,000          89,000,000
  Letters of credit and guarantee outstanding                                        133,396           4,133,021
  Accrued interest payable                                                         3,348,914           3,477,657
  Other accrued expenses                                                           3,976,965           1,854,455
  Dividends payable                                                                1,350,000           1,200,000
                                                                                ------------        ------------

                                                                                 821,950,338         750,024,748
                                                                                ------------        ------------

Commitments and Contingencies (Notes 2 and 19)
                                                                                ------------        ------------

Capital:
  Common stock, authorized 2,500,000 shares, issued
   and outstanding 600,000 shares                                                  6,000,000           6,000,000
  Surplus                                                                         40,000,000          35,000,000
  Undivided profits                                                               20,123,216          20,190,777
  Net unrealized gain on securities available for sale                               369,804           3,306,128
                                                                                ------------        ------------
                                                                                  66,493,020          64,496,905
                                                                                ------------        ------------
                                                                                $888,443,358        $814,521,653
                                                                                ============        ============



         The accompanying notes are an integral part of this statement.

                              ROIG COMMERCIAL BANK

                               STATEMENT OF INCOME

                                                                Year ended December 31,
                                                                -----------------------
                                                          1996            1995           1994
                                                          ----            ----           ----
Interest income:
  Interest and fees on loans                          $36,384,930     $33,731,567    $30,264,368
  Interest on money market investments                  1,733,689       1,313,103      1,525,631
  Interest on U.S. Treasury securities                 10,606,587      12,665,115     12,169,089
  Interest on obligations of U.S. Government
   agencies and instrumentalities                      15,640,727      12,210,803      8,918,253
  Interest on obligations of Puerto Rico
   Government and political subdivisions                  702,005         745,198        538,396
  Interest on trading securities                           61,200         151,294        135,156
  Interest on other securities                          1,832,555       1,941,011      2,129,963
                                                      -----------     -----------    -----------

                                                       66,961,693      62,758,091     55,680,856

Less - Interest expense:
----
    Deposits                                           25,132,047      26,153,327     21,420,371
    Securities sold under agreements to repurchase      2,666,447       1,086,588        384,123
    Notes payable                                       4,876,599       3,768,913      2,343,562
                                                      -----------     -----------    -----------

                                                       32,675,093      31,008,828     24,148,056
                                                      -----------     -----------    -----------

Net interest income                                    34,286,600      31,749,263     31,532,800

Provision for loan losses                               3,180,000       1,006,000      1,437,306
                                                      -----------     -----------    -----------

Net interest income after provision for
 loan losses                                           31,106,600      30,743,263     30,095,494

Service charges on deposit accounts                     4,066,248       3,116,318      2,203,898
Gain on sale of securities available-for-sale             553,509       1,129,353        836,237
Trading account profit (loss)                             152,950         453,553        (23,856)
Other operating income                                  1,820,192       1,113,423      1,279,040
                                                      -----------     -----------    -----------

                                                       37,699,499      36,555,910     34,390,813
                                                      -----------     -----------    -----------

Operating expenses:
    Personnel costs:
       Salaries                                        10,257,961      10,227,029      9,144,379
       Payroll taxes                                      930,032         963,581        861,980
       Other employee benefits                          5,456,458       2,577,490      2,383,153
    Net occupancy expenses                              2,876,494       2,804,797      2,538,555
    Equipment rentals and other expenses                2,421,123       2,445,027      2,241,772
    Taxes other than on income                          1,155,943       1,120,710      1,070,699
    FDIC insurance                                          2,000         731,246      1,392,237
    Professional fees                                   1,537,847       1,323,806        741,614
    Advertising and promotion                           1,413,003       1,331,109      1,134,207
    Communication                                       1,212,134       1,145,853      1,063,780
    Other operating expenses                            4,106,423       4,184,307      4,203,496
                                                      -----------     -----------    -----------

                                                       31,369,418      28,854,955     26,775,872
                                                      -----------     -----------    -----------

Income before income tax                                6,330,081       7,700,955      7,614,941
Income tax (benefit) provision                           (702,358)        425,987        359,023
                                                      -----------     -----------    -----------

Net income                                            $ 7,032,439     $ 7,274,968    $ 7,255,918
                                                      ===========     ===========    ===========

Net income per share of common stock                  $     11.72     $     12.12    $     12.09
                                                      ===========     ===========    ===========


         The accompanying notes are an integral part of this statement.

                              ROIG COMMERCIAL BANK

                         STATEMENT OF CHANGES IN CAPITAL

                                                                    Year ended December 31,
                                                                    -----------------------

                                                              1996              1995               1994
                                                              ----              ----               ----
Common stock - Balance at beginning
 and end of year                                          $ 6,000,000       $ 6,000,000        $ 6,000,000
                                                          -----------       -----------        -----------

Surplus:
   Balance at beginning of year                            35,000,000        30,000,000         27,000,000
   Transfer from undivided profits                          5,000,000         5,000,000          3,000,000
                                                          -----------       -----------        -----------

   Balance at end of year                                  40,000,000        35,000,000         30,000,000
                                                          -----------       -----------        -----------

Undivided profits:
   Balance at beginning of year                            20,190,777        19,865,809         17,469,891
   Net income                                               7,032,439         7,274,968          7,255,918
   Cash dividends - $3.50 per share
    (1995 -  $3.25 and 1994 - $3.10)                       (2,100,000)       (1,950,000)        (1,860,000)
   Transfer to surplus                                     (5,000,000)       (5,000,000)        (3,000,000)
                                                          -----------       -----------        -----------

   Balance at end of year                                  20,123,216        20,190,777         19,865,809
                                                          -----------       -----------        -----------

Net unrealized gain (loss) on securities
  available-for-sale:
   Balance at beginning of year                             3,306,128        (4,199,419)         5,775,082
   Net change during the year,
    net of taxes                                           (2,936,324)        7,505,547         (9,974,501)
                                                          -----------       -----------        -----------

   Balance at end of year                                     369,804         3,306,128         (4,199,419)
                                                          -----------       -----------        -----------

     Total capital                                        $66,493,020       $64,496,905        $51,666,390
                                                          ===========       ===========        ===========



         The accompanying notes are an integral part of this statement.

                              ROIG COMMERCIAL BANK
                             STATEMENT OF CASH FLOWS

                                                                           Year ended December 31,
                                                                           -----------------------
                                                                   1996             1995             1994
                                                                   ----             ----             ----
 Cash flows from operating activities:
   Net income                                                $   7,032,439    $   7,274,968    $   7,255,918
                                                             -------------    -------------    -------------
   Adjustments to reconcile net income
    to net cash provided by operating activities:
     Depreciation and amortization                               2,059,309        2,165,798        1,949,102
     Provision for loan losses                                   3,180,000        1,006,000        1,437,306
     (Benefit) provision for deferred income taxes                (672,655)         136,047         (208,025)
     Gain on sale of securities available for sale                (553,509)      (1,129,353)        (836,237)
     Amortization of deferred loan fees and costs                 (195,844)        (184,952)        (409,250)
     Amortization of premiums and discounts
      on securities                                                437,978          459,766          639,902
     Decrease (increase) in interest receivable                    886,985         (276,684)      (2,254,226)
     Decrease  in other assets                                     729,397          992,420        1,580,580
     Increase in other liabilities                               1,993,767        1,696,906          376,164
                                                             -------------    -------------    -------------

         Total adjustments                                       7,865,428        4,865,948        2,275,316
                                                             -------------    -------------    -------------

         Net cash provided by operating activities              14,897,867       12,140,916        9,531,234
                                                             -------------    -------------    -------------

 Cash flows from investing activities:
   Net (increase) decrease in money market investments         (23,000,000)      (1,410,000)      23,250,000
   Proceeds from sales of investment securities available-
    for-sale                                                   118,590,705      111,350,419       25,037,032
   Proceeds from maturity and redemption of
    investment securities available-for-sale                    95,365,993       10,000,000             -
   Purchase of investment securities available-for-sale       (229,296,351)     (46,834,531)            -
   Proceeds from maturity and redemption of
    investment securities held-to-maturity                     152,423,408      138,687,087      186,514,732
   Purchase of investment securities held-to-maturity         (144,457,985)    (239,018,789)    (233,225,807)
   Purchase of FHLB stock                                       (2,470,400)
   Net increase in loans                                       (50,721,276)     (19,936,500)     (25,085,285)
   Acquisition of bank premises and equipment                   (2,793,375)      (2,612,466)      (1,540,230)
   Cash received for liabilities assumed over assets
    acquired in acquisition of branches                               -                -          17,845,494
                                                             -------------    -------------    -------------

         Net cash used in investing activities                 (86,359,281)     (49,774,780)      (7,204,064)
                                                             -------------    -------------    -------------

 Cash flows from financing activities:
   Net increase (decrease)  in demand and savings deposits      24,488,050      (12,788,283)       3,635,218
   Net (decrease) increase in time deposits                    (10,556,602)      31,289,304      (25,631,436)
   Increase in notes payable                                    20,000,000       29,000,000       16,000,000
   Increase (decrease)  in securities sold under
    agreements to repurchase                                    39,850,000      (10,926,250)      10,926,250
   Dividends paid                                               (1,950,000)      (1,950,000)      (1,860,000)
                                                             -------------    -------------    -------------

         Net cash provided by financing activities              71,831,448       34,624,771        3,070,032
                                                             -------------    -------------    -------------

 Net increase (decrease) in cash and due from banks                370,034       (3,009,093)       5,397,202

 Cash and due from banks at beginning of year                   18,282,700       21,291,793       15,894,591
                                                             -------------    -------------    -------------

 Cash and due from banks at end of year                      $  18,652,734    $  18,282,700    $  21,291,793
                                                             =============    =============    =============



         The accompanying notes are an integral part of this statement.

                             ROIG COMMERCIAL BANK

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The accounting and reporting policies of Roig Commercial Bank conform to generally accepted accounting principles (GAAP). The following is a description of the more significant of these policies.

Investment securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified in three categories and accounted for as follows:

    - Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

    - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

    - Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as a separate component of shareholders' equity.

Investments in securities that have no readily determinable fair value, such as stock of the Federal Home Loan Bank, is carried at the lower of amortized cost or realizable value.

Premiums and discounts are amortized as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses on securities classified as either available-for-sale or held-to-maturity are reported in earnings for the period. When computing realized gains or losses, the cost of securities is determined on the specific identification method.

There were no trading securities at December 31, 1996, 1995, and 1994. The Bank is not engaged in transactions with off-balance sheet derivatives.

Securities purchased or sold under agreements to resell or repurchase

Resale and repurchase agreements are treated as financing transactions and are carried at the amounts at which the securities will be settled as specified in the respective agreements. It is the Bank's policy to take control of securities purchased under resale agreements.

Loans

Loans are stated at the principal amount outstanding, less unearned interest, deferred origination fees and costs, and the allowance for loan losses. Unearned interest on installment loans is recognized as income using a method that approximates the interest method. Interest on demand commercial loans is recorded monthly based on the interest rate of each loan.

The Bank's general policy is to discontinue recording interest on loans when they are three months in arrears on payment of interest or principal. These non-accrued interests are recognized as income only in the period collected and no additional accruals are made until interest and principal are collected on a current basis. Loan origination fees and costs are deferred and amortized as an adjustment to the yield.

Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" as amended be SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." This Statement requires a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as practical method at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. This Statement is applicable to all loans, except large groups of smaller - balance, homogeneous loans that are collectively evaluated for impairment, leases and loans that are evaluated at fair value or at the lower of cost or fair value. The implementation of this statement had no significant effect on the Bank's financial statements.

Allowance for loan losses

Management believes that the allowance for loan losses is adequate. The provision for loan losses charged to current operations is based on an evaluation of the risk characteristics of individual loans considering such factors as collateral, re-payment history and financial condition of the borrower and on the evaluation of the loan portfolio as a whole considering loss experience, economic conditions and other pertinent factors. Loan losses are charged and recoveries are credited to the allowance for loan losses.

Bank premises and equipment

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line basis over the estimated useful lives of each type of asset, or the term of the lease, whichever is shorter. When assets are disposed of, the cost of the asset and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period.

Maintenance and repair costs which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized.

Effective January 1, 1996, the Bank adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed." As required by this Statement, long-lived assets and certain identifiable intangibles held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate of the future cash flows expected to result from the use of the asset and its eventual disposition is made. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized based on the present value of such cash flows. The implementation of this Statement had no significant effect on the Bank's financial statements.

Employees' retirement plans

The Bank has a profit sharing plan covering all of its regular employees. In addition, the Bank has a supplemental retirement plan which provides additional compensation to those employees who will not be able to accumulate sufficient benefits under the profit sharing plan before retirement. The costs of these plans are charged to current operations under the accrual method.

Other real estate owned

Other real estate owned is composed of properties that have been repossessed by the Bank. These properties are recorded at fair value at the time of repossession and are subsequently carried at the lower of this new basis or fair value less estimated cost of disposal.

Income tax

The Bank uses an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements or tax returns.
In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are considered. All significant income and expense items are recognized in the same period for financial reporting and tax purposes.

Earnings per share

Earnings per share have been computed on the basis of the weighted average number of common shares outstanding during each year.

Accounting for transfers and servicing of financial assets and extinguishment of liabilities

In June 1996, the Financial Accounting Standards Board (FASB) issued its SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement establishes new consistent criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing.

SFAS No. 125 was issued to be effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. In December 1996, the FASB issued SFAS No. 127 to postpone the effective date of certain of the requirements of SFAS No. 125 to December 31, 1997. Management believes that the adoption of this Statement will not have a significant impact on the Bank's financial position and results of operations.

Statement of cash flows

For purposes of the statement of cash flows, cash and due from banks are considered cash equivalents.

Disclosures about fair value of financial instruments

Most of the Bank's assets, liabilities and off-balance sheet products are considered financial instruments. For certain financial instruments, principally loans and deposits, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as present valuing estimated cash flows using discount rates reflecting current interest rates for instruments of similar maturity and risk characteristics. However, the determination of estimated future cash flows is inherently subjective and imprecise, especially with respect to non-accrual assets. In addition, prepayment assumptions are incorporated into the valuation techniques for certain financial instruments. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on the derived or estimated fair values.

The estimated fair value disclosed in the notes to the financial statements are indicative of the interest rate environment as of December 31, 1996 and 1995 and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair value presented does not attempt to estimate the value of the Bank's fee generating business and anticipated future business activities, that is, they do not represent the Bank's value as a going concern.

The estimated fair values determined and the carrying values at December 31, 1996 and 1995 are set forth in Note 24. The methodologies used to estimate fair value follow:

SHORT-TERM FINANCIAL INSTRUMENTS - Valued at their carrying amounts reflected in the statement of condition as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization. These instruments include the following:

   Financial assets                                 Financial liabilities

Cash and due from banks                         Letters of credit and guarantee
Securities purchased                                outstanding
 under resale agreements                        Accrued interest payable
Customers' liability under
 letters of credit and
 guarantee
 Accrued interest receivable


INVESTMENT SECURITIES - Financial instruments that are primarily traded in secondary markets, which include investments securities, were valued using either market prices or dealer quotes where available or quoted market prices of financial instruments with similar characteristics, except for the investment in Federal Home Loan Bank (FHLB) stock which is valued at its redemption value.

Financial instruments that are not generally traded were fair valued, for the most part, by present valuing estimated future cash flows using appropriate discount rates. Loans and interest-bearing deposits were also valued using this methodology.

DEPOSITS AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS - The fair value of deposits with no defined maturities, such as non-interest-bearing deposits, money market and savings accounts, is reported as the amounts payable on demand. Interest-bearing time deposits were fair valued using rates effective at December 31, 1996 and 1995, respectively, representing the Bank's cost of raising funds of similar remaining maturities.

For securities sold under agreements to repurchase, notes payable and deposit liabilities with fixed stated maturities, fair values were estimated using a discounted cash flow model also based on rates representing the Bank's cost of raising funds or similar remaining maturities.

LOANS - Loans were segregated by categories and were valued using discounted cash flow methodologies at discount rates commensurate with the interest rate and credit risks involved for each loan category. For floating rate loans, contractual spreads earned were compared to market spreads in estimating future cash flows. For commercial real estate loans, estimated future cash flow was discounted using rates similar to those used for the performing commercial loans plus incremental spreads to account for liquidity and future uncertainty surrounding the commercial real estate market.

In determining the fair value of loans, estimated future receipts of both principal and interest were considered. In contrast, in determining the adequacy of the allowance for possible credit losses for historical cost financial statements, only expected principal losses on an undiscounted basis are considered. Although inherently subjective, the estimated future cash flows for non-accrual loans was determined by applying expected default rates, net of recoveries, based on past experience.

Reclassifications

Certain amounts in the 1995 and 1994 the financial statements have been reclassified to conform with the 1996 presentation.

                              ROIG COMMERCIAL BANK

                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - ACCOUNTING POLICIES:

The accounting policies followed by Roig Commercial Bank are disclosed in the preceding summary of significant accounting policies.

Nature of Operations

The Bank operates twenty-five branches exclusively within Puerto Rico. Its primary source of revenue is providing loans to customers, who are predominantly small and middle-market businesses, and individuals.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - MERGER AGREEMENT:

On December 30, 1996, the Bank signed a merger agreement with BanPonce Corporation, the holding company of Banco Popular de Puerto Rico. This transaction is subject to the approval of the Bank's shareholders and of the federal and local regulatory agencies and is expected to be completed during the second quarter of 1997. On the effective date of the merger, the Bank will merge with and into Banco Popular, and its separate existence will terminate. The merger agreement also provides for a contingent fee, related to services performed by a consultant firm, which will be based on the final price of the sale transaction, but is expected to be approximately $500,000.

NOTE 3 - CASH AND DUE FROM BANKS:

The Bank is required to maintain reserve balances with certain correspondents banks and to comply with regulatory requirements. The amount of those reserve balances was approximately $942,000 at December 31, 1996.

NOTE 4- SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

The Bank purchases securities under agreements to resell (reverse repos) which could be sold, loaned, or otherwise disposed of to other parties in the normal course of the operations. The Bank has agreed to resell to the counterparty substantially identical securities at the maturity of the agreement. The agreements outstanding at December 31, 1996 mature in January 1997.

The following table summarizes certain information on securities purchased under agreements to resell as of December 31:

                                                         1996           1995
                                                         ----           ----
Balance outstanding                                  $31,700,000    $ 9,300,000
                                                     ===========    ===========

Weighted average interest rate at year-end                  6.08%          6.00%
                                                     ===========    ===========

Average balance during the year                      $32,545,576    $18,596,145
                                                     ===========    ===========

Weighted average interest rate for the period               5.20%          5.95%
                                                     ===========    ===========

Maximum aggregate balance at any month-end           $66,800,000    $43,400,000
                                                     ===========    ===========


NOTE 5 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost, unrealized gains and losses and the estimated market value of investment securities available-for-sale, carried at market value, and related scheduled maturities, (for 1994 only the carrying value is presented), are as follows:

                                                              December 31, 1996
                               --------------------------------------------------------------------------------
                               Weighted average   Amortized        Unrealized      Unrealized          Market
                                     yield           cost             gains          losses            value
                                     -----           ----             -----          ------            -----
U.S. Treasury securities:
  Within one year                     6.12%       $55,115,934       $   87,191           -         $ 55,203,125
  After 1 to 5 years                  6.01%        64,992,924          444,227      $(447,307)       64,989,844
                                                 ------------       ----------      ---------      ------------

                                                  120,108,858          531,418       (447,307)      120,192,969
                                                 ------------       ----------      ---------      ------------

Obligations of U.S. Government
 agencies and  instrumentalities:
  Within one year                     5.23%        49,945,025             -           (15,025)       49,930,000
  After 1 to 5 years                  6.72%        59,981,253              160       (122,710)       59,858,703
  After 5 to 10 years                 7.12%        12,084,833           30,869       (113,644)       12,002,058
                                                 ------------       ----------      ---------      ------------

                                                  122,011,111           31,029       (251,379)      121,790,761
                                                 ------------       ----------      ---------      ------------

Other securities:
  After 1 to 5 years                  7.87%         1,118,535             -           (13,730)        1,104,805
  After 10 years                      8.25%        12,343,097          670,570        (27,530)       12,986,137
                                                 ------------       ----------      ---------      ------------

                                                   13,461,632          670,570        (41,260)       14,090,942
                                                 ------------       ----------      ---------      ------------

    Total                                        $255,581,601       $1,233,017      $(739,946)     $256,074,672
                                                 ============       ==========      =========      ============

                                                          December 31, 1995                         December 31, 1994
                                   ---------------------------------------------------------------  -----------------
                                     Amortized      Unrealized          Unrealized       Market           Market
                                        cost           gains              losses         value            value
                                        ----           -----              ------         -----            -----
U.S. Treasury securities:
  Within one year                  $  15,021,053   $     150,041             --      $  15,171,094    $  19,962,500
  After 1 to 5 years                 135,440,117       2,336,448             --        137,776,565      139,875,001
                                   -------------   -------------         --------    -------------    -------------
                                     150,461,170       2,486,489             --        152,947,659      159,837,501
                                   -------------   -------------         --------    -------------    -------------

Obligations of U.S. Government
 agencies and instrumentalities:
  Within one year                      9,930,744            --           $ (6,658)       9,924,087
  After 1 to 5 years                  14,966,540         325,180             --         15,291,720             --
  After 5 to 10 years                 40,170,799         695,161             --         40,865,960
  After 10 years                      10,000,000          68,750             --         10,068,750
                                   -------------   -------------         --------    -------------    -------------

                                      75,068,084       1,089,091           (6,658)      76,150,517
                                   -------------   -------------         --------    -------------    -------------

Other securities:
  After 1 to 5 years                   2,658,214            --            (24,940)       2,633,274        5,502,495
  After 10 years                      10,855,826         864,190             --         11,720,016       10,507,527
                                   -------------   -------------         --------    -------------    -------------
                                      13,514,040         864,190          (24,940)      14,353,290       16,010,022
                                   -------------   -------------         --------    -------------    -------------
                                   $ 239,043,294   $   4,439,770         $(31,598)   $ 243,451,466    $ 175,847,523
                                   =============   =============         ========    =============    =============

Other securities consist of mortgage-backed securities of which $10,735,543 (1995 - $9,885,407) were guaranteed by instrumentalities of the U.S. Government.

Proceeds from sales of investment securities available-for-sale during 1996 and 1995 were $118,590,705 and $111,350,419, respectively. Gross realized gains and losses during the year were $553,609 (1995 - $1,152,821) and $100 (1995 -
$23,468), respectively.

The Bank's capital at December 31, 1996 and 1995 includes unrealized holding gains on securities available-for-sale of $369,804, and $3,306,128, net of deferred taxes, respectively. As permitted by the FASB Special Report, "A Guide for the Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", the Bank reclassified approximately $91,000,000 from securities held-to-maturity to available-for-sale in December 1995.

Interest income on securities of the U.S. Treasury, and other U.S. Government agencies and instrumentalities and of the Government of Puerto Rico and instrumentalities thereof, is exempt from Puerto Rico income taxes. Interest income on mortgage-backed securities and collateralized mortgage obligations, which are guaranteed by U.S. Government agencies, is also tax-exempt.

NOTE 6 - INVESTMENT SECURITIES HELD-TO-MATURITY:

The amortized cost, unrealized gains and losses, and the estimated market value of investment securities held-to-maturity, which are carried at amortized cost, and related scheduled maturities (for 1994 only the carrying value is presented), are as follows:

                                                                      December 31, 1996
                                     --------------------------------------------------------------------------------
                                     Weighted average   Amortized         Unrealized     Unrealized         Market
                                           yield          cost               gains         losses            value
                                           -----          ----               -----         ------            -----
U.S. Treasury securities:
  After 1 to 5 years                       4.97%      $ 40,003,271             --        $  (611,083)   $  39,392,188
                                                      ------------         --------      -----------    -------------

Obligations of U.S. Government
 agencies and instrumentalities:
  After 1 to 5 years                       5.72%        11,232,926                          (254,665)      10,978,261
  After 5  to 10 years                     6.31%       121,642,890           41,069       (1,560,033)     120,123,926
  After 10 years                           8.01%        10,000,000            9,450                        10,009,450
                                                      ------------         --------      -----------    -------------

                                                       142,875,816           50,519       (1,814,698)     141,111,637
                                                      ------------         --------      -----------    -------------

Obligations of Puerto Rico Government
 and political subdivisions:
  After 1 to 5 years                       7.85%         1,999,603           87,217             --          2,086,820
  After 5 to 10 years                      8.72%         4,865,099           62,073         (225,317)       4,701,855
  After 10 years                           8.70%         2,054,970          231,050             --          2,286,020
                                                      ------------         --------      -----------    -------------

                                                         8,919,672          380,340         (225,317)       9,074,695
                                                      ------------         --------      -----------    -------------
Mortgage-backed securities:
  After 1 to 5 years                       8.30%         1,206,661           32,440             --          1,239,101
                                                      ------------         --------      -----------    -------------

Other securities:
  After 1 to 5 years                       5.88%         7,525,610             --           (262,156)       7,263,454
                                                      ------------         --------      -----------    -------------

                                                      $200,531,030         $463,299      $(2,913,254)   $ 198,081,075
                                                      ============         ========      ===========    =============

                                                                  December 31, 1995                     December 31, 1994
                                         -------------------------------------------------------------- -----------------
                                          Amortized         Unrealized     Unrealized        Market          Amortized
                                             cost              gains         losses           value             cost
                                         ------------        --------      -----------     ------------    ------------
U.S. Treasury securities
  After 1 to 5 years                     $ 40,006,390        $   --        $  (303,264)    $ 39,703,126    $ 65,074,279
                                         ------------        --------      -----------     ------------    ------------

Obligations of U.S. Government
 agencies and instrumentalities:
  Within one year                          42,309,799          35,994          (21,713)      42,324,080      20,298,831
  After 1 to 5 years                       77,368,133         290,711         (558,086)      77,100,758      58,906,665
  After 5 to 10 years                      20,762,725          52,455         (287,336)      20,527,844      65,148,739
  After 10 years                            4,035,008            --            (92,183)       3,942,825       8,040,072
                                         ------------        --------      -----------     ------------    ------------

                                          144,475,665         379,160         (959,318)     143,895,507     152,394,307
                                         ------------        --------      -----------     ------------    ------------

Obligations of Puerto Rico Government
 and political subdivisions:
  After 1 to 5 years                        1,999,336         110,338             --          2,109,674       1,999,071
  After 5 to 10 years                       5,643,091          79,875         (207,457)       5,515,509       5,448,875
  After 10 years                            2,059,761         324,371             --          2,384,132       2,064,539
                                         ------------        --------      -----------     ------------    ------------

                                            9,702,188         514,584         (207,457)      10,009,315       9,482,485
                                         ------------        --------      -----------     ------------    ------------

Mortgage-backed securities:
  After 1 to 5 years                        1,483,035          49,192             --          1,532,227       1,801,590
                                         ------------        --------      -----------     ------------    ------------

Other securities:
  After 1 to 5 years                       13,912,297            --           (377,931)      13,534,366      13,986,356
                                         ------------        --------      -----------     ------------    ------------

       Total                             $209,579,575        $942,936      $(1,847,970)    $208,674,541    $242,739,017
                                         ============        ========      ===========     ============    ============

Other securities consist of collateralized mortgage obligations and mortgage-backed securities. The mortgage-backed securities and the assets underlying the collateralized mortgage obligations are guaranteed by U.S. Government agencies.

There were no sales of securities held-to-maturity during 1996, 1995 and 1994.

NOTE 7 - PLEDGED ASSETS:

Investment securities and mortgage loans totaling approximately $71 million are pledged to secure public and trust deposits and securities sold under repurchase agreements. The Bank has also pledged investment securities and time deposits totaling approximately $91 million to guarantee letters of credit with other banks.

NOTE 8 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

The composition of the loan portfolio at December 31 is as follows:

                                                 1996               1995
                                                 ----               ----
Commercial and agricultural:
 Real estate collateral                      $125,984,585      $107,155,313
 Other                                         41,040,757        36,381,198
Home improvements                              38,083,547        33,131,076
Individuals for household, credit card
 and other consumer expenditures               97,130,239        73,944,117
Motor vehicles                                 19,094,163        25,290,413
Mortgage loans                                 59,177,409        55,034,270
Real estate (construction)                        869,383           794,384
Student loans                                     105,837            71,961
All others                                     11,836,876         8,733,078
                                             ------------      ------------

                                              393,322,796       340,535,810

 Less:
 ----
    Unearned income                            38,465,667        33,955,115
    Allowance for loan losses                   5,742,153         5,202,839
                                             ------------      ------------

                                             $349,114,976      $301,377,856
                                             ============      ============

The changes in the allowance for loan losses at December 31 are as follows:

                                                      1996               1995              1994
                                                      ----               ----              ----
Balance at beginning of year                      $5,202,839         $5,893,519        $5,038,187
Recoveries                                           814,557            896,293         1,113,574
Provision for loan losses                          3,180,000          1,006,000         1,437,306
Provision for losses on loans acquired                                                    325,000
Loans charged-off                                 (3,455,243)        (2,592,973)       (2,020,548)
                                                  ----------         ----------        ----------

Balance at end of year                            $5,742,153         $5,202,839        $5,893,519
                                                  ==========         ==========        ==========

Mortgage loans for approximately $1,512,000 (1995 - $1,771,000) are insured by the Federal Housing Administration (FHA), the Veterans Administration or Banco de la Vivienda de Puerto Rico.

At December 31, 1996, the Bank had approximately $10,278,000 (1995 - $9,075,000;
1994 - $4,267,000) in loans for which the accrual of interest income had been discontinued. If these loans had been accruing interest, the additional interest income would have been approximately $1,378,000 (1995- $958,000; 1994 - $482,000).

As of December 31, 1996, the recorded investment in loans that are considered to be impaired amounted to $5,352,000 (1995 - $4,038,000) which have a related allowance for loan losses of $867,000 (1995 - $1,071,000). Average impaired loans for the year ended December 31, 1996 were $4,695,000 (1995 - $3,958,000).
The Bank recognized interest income of $225,000 (1995 - $84,000) on impaired loans during the year. Impaired loans were measured based on the fair value of the collateral.

NOTE 9 - BANK PREMISES AND EQUIPMENT:

Bank premises and equipment consist of:

                                      Useful life
                                        (years)           1996                1995
                                        -------           ----                ----
Buildings                                    30       $ 6,306,463         $ 6,306,463
Equipment                                3 - 15        12,603,998          10,954,677
Leasehold improvements                   5 - 10         3,992,878           3,537,725
                                                      -----------         -----------
                                                       22,903,339          20,798,865

Less - Accumulated depreciation
 and amortization                                      13,586,591          11,813,404
                                                      -----------         -----------
                                                        9,316,748           8,985,461

Land                                                    2,170,971           2,170,971
Construction in progress                                  545,338             142,559
                                                      -----------         -----------

                                                      $12,033,057         $11,298,991
                                                      ===========         ===========

Depreciation and amortization for the year was approximately $2,059,000 (1995 - $2,166,000; 1994 - $1,949,000), of which $714,000 (1995 - $725,000; 1994 -
$613,000), was charged to occupancy expenses and $1,345,000 (1995 - $1,441,000;
1994 - $1,336,000), was charged to rental and other equipment expenses.

NOTE 10 - OTHER ASSETS:

The composition of other assets at December 31 is as follows:

                                             1996                    1995
                                             ----                    ----
Other real estate owned                   $1,806,862              $2,663,582
Prepaid expenses                             917,704               1,489,806
Deferred tax asset                         2,149,304                 497,873
Prepaid income taxes                         662,261                 662,261
Other                                      3,999,514               3,300,089
                                          ----------              ----------

                                          $9,535,645              $8,613,611
                                          ==========              ==========

NOTE 11 - DEPOSITS:

The composition of deposits at December 31 is as follows:

                                              1996                    1995
                                              ----                    ----
Non-interest bearing                     $ 72,370,383            $ 58,194,789
Savings and other interest bearing        319,972,919             309,660,463
Time                                      263,947,761             274,504,363
                                         ------------            ------------

                                         $656,291,063            $642,359,615
                                         ============            ============

The Bank has time deposits amounting to approximately $141,055,000 (1995 - $161,382,000) in denominations of $100,000 or higher.

The average deposits and weighted average interest rates for each year were as follows (amounts in thousands):

                                                            1996                            1995
                                                            ----                            ----
                                                  Average         Average           Average      Average
                                                   amount          rate              amount        rate
                                                   ------          ----              ------        ----
Non-interest bearing                           $ 62,260,415           -          $ 56,764,904        -
Saving and other interest bearing               316,353,049        3.39%          313,852,199      3.57%
Time                                            271,252,766        5.31%          271,150,055      5.51%
                                               ------------                      ------------

                                               $649,866,230                      $641,767,158
                                               ============                      ============

The breakdown of maturities of time deposits at December 31, 1996 is approximately as follows:

         Three months or less                          $131,990,000
         Over three to twelve months                     60,020,000
         Over one through five years                     42,226,000
         Over five years                                 29,712,000
                                                       ------------

                                                       $263,948,000
                                                       ============

NOTE 12 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:

Securities sold under repurchase agreements are generally delivered to the counterparties who arranged the transactions. The counterparties may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of the operations, and has agreed to resell to the Bank substantially identical securities at the maturity of the agreement. The agreements amounting to $27,850,000 and $20,000,000 are due in 1997 and 2001, respectively.

The following table summarizes certain information on securities sold under agreements to repurchase as of December 31:

                                                         1996           1995
                                                         ----           ----
Balance outstanding                                  $47,850,000    $ 8,000,000
                                                     ===========    ===========

Weighted average interest rate at year-end               5.21%          4.88%
                                                     ===========    ===========

Average balance during the year                      $55,076,639    $20,165,271
                                                     ===========    ===========

Weighted average interest rate  for the period           4.84%          5.39%
                                                     ===========    ===========

Maximum aggregate balance at any month-end           $81,220,000    $33,036,500
                                                     ===========    ===========

NOTE 13 - NOTES PAYABLE:

Notes payable outstanding at December 31:

                                                           1996               1995
                                                           ----               ----
Notes payable placed with 936 companies,
bearing interest rates from 85% to 94% of
the three-month LIBID ranging (LIBID rate at
December 31, 1996 was 5.37%). Guaranteed by
FHLB Bonds with a market value of
$44,130,895. Notes amounting to $10,000,000,
$10,000,000 and $20,000,000 are due in 1997,
2000 and 2001, respectively.                           $ 40,000,000       $20,000,000

Note payable placed with a 936 company
bearing interest at fixed rate of 5.50%.
Guaranteed by FHLB Bonds with a market value
of $5,482,235. Due in 2000.                               5,000,000

Notes payable placed with 936 companies,
bearing interest at fixed rates between
4.33% and 6.29%. Guaranteed by U.S. Treasury
securities with a market value of
$71,870,057. Notes amounting to $29,000,000,
$16,000,000 and $19,000,000 are due in 1998,
1999 and 2000, respectively.                             64,000,000        69,000,000
                                                       ------------       -----------

                                                       $109,000,000       $89,000,000
                                                       ============       ===========

NOTE 14 - INTEREST EXPENSE:

Interest expense consisted of:

                                1996          1995          1994
                                ----          ----          ----
Deposits:
 Savings and other          $10,721,678   $11,209,547   $10,755,957
 Time                        14,410,369    14,943,780    10,664,414
Securities sold under
 agreements to repurchase     2,666,447     1,086,588       384,123
 Notes payable                4,876,599     3,768,913     2,343,562
                            -----------   -----------   -----------

                            $32,675,093   $31,008,828   $24,148,056
                            ===========   ===========   ===========

NOTE 15 - INCOME TAXES:

A substantial portion of the Bank's income arises from securities which are exempt from Puerto Rico income tax. The income tax law requires that interest and other expenses be allocated to exempt interest income. An adjustment was made for these items in the determination of taxable income which resulted in a substantial reduction of its income tax liability. The law also imposes an alternative minimum tax (AMT) of 22% on regular taxable income after adjustments for certain items provided for by the law. The income tax liability will be the greater of the tax computed under the regular tax system or the AMT system. An AMT credit may be claimed in future years for taxes paid on an AMT basis in excess of the regular tax basis. AMT credits have no expiration date.

The Puerto Rico Internal Revenue Code ("Code") enacted in 1994 reduced the maximum corporate income tax rate from 42% to 39% for calendar year 1996 and thereafter. The Code also repealed the reserve method for determining the deduction for loan losses and requires recapture of the existing allowance over a four year period. This provision, effective in 1996, will increase taxable income by approximately $1,300,000 ratably over four years. However, management does not expect the impact on cash flow to be significant in the near term because of the availability of AMT credits.

The income tax (benefit) provision is composed of:

                                  1996           1995          1994
                                  ----           ----          ----
         Current               $ (29,703)      $289,940      $567,048
         Deferred               (672,655)       136,047      (208,025)
                               ---------       --------      --------

                               $(702,358)      $425,987      $359,023
                               =========       ========      ========

The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory rate were as follows:

                                          1996                          1995                         1994
                                          ----                          ----                         ----
                                              % of pre-tax                  % of pre-tax                 % of pre-tax
                                   Amount         Income         Amount         Income       Amount          Income
                                   ------         ------         ------         ------       ------          ------
Computed income tax at
 statutory rate                  $2,468,731          39%       $3,234,401          42%     $3,198,275           42%
Benefits of net tax exempt
 interest income                 (2,878,648)        (46)       (2,483,752)        (32)     (2,634,814)         (35)
Benefits of capital gain rate       (77,491)         (1)         (191,990)         (2)       (161,760)          (2)
Others                             (214,950)         (3)         (132,672)         (2)        (42,678)          --
                                 ----------         ---        ----------         ---      ----------          ---

Income tax (benefit)
 provision                       $ (702,358)        (11)%      $  425,987           6%     $  359,023            5%
                                 ==========         ===        ==========         ===      ==========          ===

The components of the deferred tax asset are as follows:

                                                            1996                   1995
                                                            ----                   ----
AMT credits                                              $1,029,390             $1,118,051
Temporary differences, related mainly to:
   Deferred compensation                                    811,079                660,630
   Deferred loan origination fees and costs                (285,507)              (178,766)
   Allowance for loan losses                                717,608

Unrealized gain on securities
 available-for-sale                                        (123,266)            (1,102,042)
                                                         ----------             ----------

                                                         $2,149,304             $  497,873
                                                         ==========             ==========

The (benefit) provision for income tax was the result of the following:

                                                     1996            1995           1994
                                                     ----            ----           ----
AMT credits available to carryforward             $  88,661        $617,911       $208,025

Temporary differences related to:
   Deferred compensation                           (150,429)       (660,630)          -
   Deferred loan origination fees and cost          106,721         178,786
   Allowance for loan losses                       (717,608)
                                                  ---------        --------       --------

                                                  $(672,655)       $136,047       $208,025
                                                  =========        ========       ========

Management believes that the deferred tax asset will be fully realized in future years, and accordingly, a valuation allowance has not been provided.

NOTE 16 - CAPITAL:

Common stock consists of 2,500,000 shares authorized of $10 par value per share of which 600,000 shares were issued and outstanding at December 31, 1996 and 1995. The weighted average number of shares outstanding during each year used in the computation of earnings per share was 600,000.

The Banking Law of the Commonwealth of Puerto Rico provides that no dividends may be paid if the surplus is less than 20% of the Bank's capital. Moreover, a minimum of 10% of the current earnings must be transferred to the surplus account as long as it is less than 10% of total Bank deposits. The Bank has complied with these provisions and, therefore, there are no restrictions on undivided profits.

NOTE 17 - REGULATORY MATTERS:

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from FDIC examiners categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk- based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's regulatory capital position at December 31, 1996 and 1995 is presented in the table. To determine regulatory capital, approximately $1,775,000 related to intangible assets was deducted from capital and $5,405,000 related to the allowance for loan losses was added for purposes of the total capital ratio only.

                                                                                               To be well
                                                                                            Capitalized under
                                                                     For Capital            Prompt Corrective
                                            Actual                 Adequacy purposes        Action Provisions
                                            ------                 -----------------        -----------------
                                      Amount       Ratio         Amount          Ratio      Amount       Ratio
                                      ------       -----         ------          -----      ------       -----
As of December 31, 1996:
------------------------
   Total Capital (to Risk
    Weighted Assets)                 $69,753       16.14%       $34,565          8.00%     $43,206       10.00%
   Tier I Capital (to Risk
    Weighted Assets)                  64,348       14.89%        17,282          4.00%      25,924        6.00%
   Tier I Capital (to Average
    Assets)                           64,348        7.61%        33,804          4.00%      44,757        5.00%

As of December 31, 1995:
------------------------
   Total Capital (to Risk
    Weighted Assets)                 $66,018       17.33%       $30,482          8.00%      $31,102      10.00%
   Tier I Capital (to Risk
    Weighted Assets)                  63,396       16.64%        15,241          4.00%       22,861       6.00%
   Tier I Capital (to Average
    Assets)                           63,396        7.94%        31,953          4.00%       39,941       5.00%

NOTE 18 - RELATED PARTY TRANSACTIONS:

The Bank paid approximately $50,000 annually to a related party for the rental of one of its branch facilities.

The Bank also grants loans to its directors, officers and to certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

     Balance at December 31, 1995                       $4,736,000
     New loans                                             614,000
     Payments                                             (486,000)
                                                        ----------

     Balance at December 31, 1996                       $4,864,000
                                                        ==========

NOTE 19 - COMMITMENTS AND CONTINGENCIES:

At December 31, 1996, the Bank was obligated under a number of non-cancelable leases for buildings used for banking purposes requiring minimum rentals as follows:

         Year                                             Minimum rentals
         ----                                             ---------------
         1997                                               $  998,215
         1998                                                  859,113
         1999                                                  589,807
         2000                                                  404,843
         2001 and thereafter                                    55,712
                                                            ----------

                                                            $2,907,690
                                                            ==========

Total rent expense for the year was approximately $1,286,000 (1995 - $1,223,000; 1994 - $1,230,000).

The Bank is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Bank's financial position or results of operations.

NOTE 20 - UNUSED LINE OF CREDIT:

The Bank maintains an unsecured stand-by line of credit with another bank. At December 31, 1996 and 1995, the Bank's total unused line of credit amounted to approximately $10,000,000. In addition, as of December 31, 1996, the Bank has an available line of credit with the FHLB in the amount of $25,000,000. No fees are paid for these credit facilities.

NOTE 21 - EMPLOYEE BENEFITS:

The Bank made contributions to a profit-sharing plan covering substantially all of its regular employees amounting to $626,000, $710,000 and $600,000 in 1996, 1995 and 1994, respectively.

In addition to the profit-sharing plan, the Bank maintains a deferred compensation plan for certain employees which at retirement age would not have accumulated sufficient benefits under the profit-sharing plan. Deferred compensation expense related to this plan amounted to $310,000, $310,000 and $300,000 in 1996, 1995 and 1994, respectively.

During the year the Bank offered a voluntary early-out program under which approximately one hundred and ten employees retired. The total retirement and severance expense related to these employees amounted to approximately $2,984,000.

NOTE 22 - SUPPLEMENTAL CASH FLOW INFORMATION:

The required supplemental cash flow information is as follows:

                               1996               1995               1994
                               ----               ----               ----
Cash paid for:
   Interest                 $32,803,836        $29,793,847         $23,434,944
   Income tax                    -                  -                  900,000

NOTE 23 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

In the normal course of business, the Bank uses various off-balance sheet financial instruments to satisfy the financing needs of its costumers. These financial instruments include loan commitments, letters of credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit in excess of the amount recognized in the statement of condition. The contract or notional amounts of these instruments, which are not included in the statement of condition, are an indicator of the Bank's activities in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The total amounts of financial instruments whose contract amounts represent potential credit risk at December 31 are as follows:

                                                 1996                    1995
                                                 ----                    ----
Commitments to extend credit:
 Lines of credit                             $13,712,000             $22,848,000
 Credit cards                                 22,281,000              21,806,000
 Standby letters of credit                       133,000               4,133,000

Contractual commitments to extend credit are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Since many of the loan commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. To extend credit, the Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and investment securities, among others.

In general, letters of credit are short-term commitments used to finance commercial contracts such as for the shipment of goods. Standby letters of credit are also issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Management believes that it is not practical to estimate the fair value of these commitments.

The Bank did not hold or issue off-balance sheet derivative financial instruments during the years ended December 31, 1996, 1995 and 1994.

NOTE 24 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

A summary table of estimated fair values and carrying values of financial instruments at December 31, follows:

                                                   1996                                     1995
                                     --------------------------------        --------------------------------
                                       Estimated           Carrying            Estimated           Carrying
                                      Fair Value             Value            Fair Value             Value
                                      ----------             -----            ----------             -----
Assets:
   Money market investments          $ 33,210,000        $ 33,210,000        $ 10,210,000       $ 10,210,000
   Investment securities              456,626,150         459,076,102         452,126,007        453,031,041
   Loans - net                        392,200,544         349,114,976         336,346,000        301,377,856
   Accrued interest receivable          6,687,448           6,687,448           7,574,433          7,574,433

Liabilities:
   Deposits                           658,577,666         656,291,063        $644,724,000       $642,359,615
   Securities sold under
    agreements to repurchase           47,716,358          47,850,000           8,002,000          8,000,000
   Notes payable                      107,735,730         109,000,000          89,940,000         89,000,000
   Accrued interest payable             3,348,914           3,348,914           3,477,657          3,477,657

NOTE 25 - CONCENTRATION OF CREDIT RISK:

A geographic concentration exists within the Bank's loan portfolio since substantially all of the Bank's business is with customers located in Puerto Rico. As of December 31, 1996, the Bank had no significant concentration of credit risk to individual customers or industries and no significant exposure of highly leverage transactions in their loan portfolio . The collateral held on the Bank's loans varies, but usually includes chattel and real estate mortgages. The concentration of credit by type of loan is set forth on Note 8.

The carrying value of investments that exceed 10% of shareholder's equity, other than securities of U.S. Government, is as follows:

                                     Book          Percentage of         Market            Percentage of
                                     Value     shareholder's equity       Value        shareholder's equity
                                     -----     --------------------       -----        --------------------
Puerto Rico Government
 and political subdivisions       $8,919,672            13%            $9,074,695                14%

NOTE 26 - BRANCH ACQUISITION:

On August 4, 1994, the Bank acquired four retail branches from Banco Central Hispano, in Puerto Rico. In the transaction, the Bank assumed liabilities for approximately $36 million (mainly deposits) and acquired assets for approximately $18 million (mainly loans). As a result of the transaction, the Bank received $18 million in cash for the excess of the liabilities over the assets acquired. This transaction did not have a significant impact on the results of operations for the year ended December 31, 1994.

                                                                      Appendix E

                            INDEMNIFICATION AGREEMENT

         INDEMNIFICATION AGREEMENT dated December 27, 1996 between Roig Commercial Bank (hereinafter referred to as the "Bank"), a commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico, and the person identified on the signature page below, in his capacity as director of the Bank (hereinafter referred to as the "Director").

         WHEREAS, the Director is a member of the Board of Directors of the Bank, and in that capacity is performing a valuable service for the Bank;

         WHEREAS, the Banking Law of the Commonwealth of Puerto Rico (hereinafter referred to as the "Banking Law"), as amended, provides that banks shall have all the general and incidental powers conferred upon corporations organized under the laws of the Commonwealth of Puerto Rico;

         WHEREAS, the General Corporation Law of the Commonwealth of Puerto Rico (hereinafter referred to as the "General Corporation Law"), as amended, specifically provides that contractual agreements may be entered into between a corporation and the members of its board of directors with the purpose of providing indemnification to the directors;

         WHEREAS, the Bank wishes to hold harmless and indemnify the Director to the full extent permitted by the provisions of the General Corporation Law, or by any amendment of it or other statutory provisions authorizing or permitting such indemnification which is adopted after the date of this Agreement;

         NOW THEREFORE, in consideration of the Director's continued service as a Director of the Bank, the parties agree as follows:

1. Indemnification of Director.

         a) The Bank shall indemnify the Director against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Bank) by reason of the fact that he is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Bank, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Director did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Bank, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         b) The Bank shall indemnify the Director against expenses (including attorneys' fees) actually and reasonably incurred by the Director in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Bank to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Bank. No indemnification shall be made in respect of any claim, issue or matter as to which the Director shall have been adjudged to be liable to the Bank unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Director is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

         c) To the extent that the Director has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         d) Any indemnification under subsections (a) and (b) hereof, unless ordered by a court, shall be made by the Bank only as authorized in the specific case upon determination that indemnification of the Director is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) hereof. Such determination shall be made (i) by the board of directors, by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (ii) if there are no such directors, or if such directors so direct, by an independent legal counsel in a written opinion; or (iii) by the stockholders.

         e) Expenses incurred by the Director in defending a civil or criminal action, suit or proceeding may be paid by the Bank in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Bank.

         f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall not be deemed exclusive of any other rights to which the Director may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

2. Limitations on Indemnification. No indemnification pursuant to Section 1 hereof shall be paid by the Bank (i) in respect of the amount of such losses for which the Director is actually indemnified pursuant to any directors' and officers' liability insurance purchased and maintained by the Bank; or (ii) if a final decision by a court of law having jurisdiction in the matter determines that such indemnification is not lawful.

3. Continuation of Indemnification. All agreements and obligations of the Bank contained herein shall continue during the period the Director is a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue thereafter so long as the Director is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Director was a director of the Bank or was serving in any other capacity referred to herein.

4. Notification and Defense of Claim. Promptly after receipt by the Director of notice of the commencement of any action, suit or proceeding, the Director shall notify the Bank of such commencement, but the omission to notify the Bank shall not relieve it from any liability or obligation which it may have to the Director under this Agreement.

5. Repayment of Expenses. The Director agrees that he shall reimburse the Bank for all expenses paid by the Bank in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, against the Director in the event and only to the extent that it shall be ultimately judicially determined that the Director is not entitled to be indemnified by the Bank for such expenses under applicable law.

6. Enforcement. In the event the Director is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Bank shall reimburse the Director for all of his reasonable fees and expenses in bringing and pursuing such action.

7. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

8. Governing Law, Binding Effect. Amendment and Termination.

         a) This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Puerto Rico.

         b) This Agreement shall be binding on the Director and on the Bank, its successors and assigns, and shall inure to the benefit of the Director, his heirs, successors, executors, administrators, estate and personal representatives, and to the benefit of the Bank, its successors and assigns.

         c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

                                        ROIG COMMERCIAL BANK


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        DIRECTOR:


                                        ----------------------------------------